      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.


                    PRELIMINARY COPY DATED DECEMBER 17, 1997


                             INFORMATION STATEMENT

HUSSMANN INTERNATIONAL, INC.                                               MIDAS GROUP, INC.
COMMON STOCK                                                                    COMMON STOCK

    This Information Statement is being furnished to shareholders of Whitman Corporation ("Whitman") in connection with the distribution (the "Distribution") by Whitman to its shareholders of all of the outstanding shares of common stock of Hussmann International, Inc. ("Hussmann") and all of the outstanding shares of common stock of Midas Group, Inc. ("Midas"). Hussmann and Midas are sometimes individually referred to as a "Company" and collectively as the "Companies." The shares of common stock of the Companies to be distributed in the Distribution are sometimes referred to as the "Distributed Shares."

    Each Company is a newly-formed, wholly-owned subsidiary of Whitman. Prior to the Distribution, Whitman will contribute all of the outstanding shares of common stock of Hussmann Corporation and Midas International Corporation to Hussmann and Midas, respectively. Hussmann Corporation and Midas International Corporation will be the principal operating subsidiaries of Hussmann and Midas, respectively.


    Whitman expects that the Distribution will be made in book-entry form on or about January 30, 1998 (the "Distribution Date"), to holders of record of common stock, without par value, of Whitman ("Whitman Common Stock"), at the close of business on January 16, 1998 (the "Record Date"), on the basis of one share of common stock of Hussmann ("Hussmann Common Stock") for every two shares of Whitman Common Stock held and one share of common stock of Midas ("Midas Common Stock") for every six shares of Whitman Common Stock held. Fractional interests in Distributed Shares will also be distributed to Whitman shareholders in book-entry form. However, cash will be paid in lieu of a fractional interest in a Distributed Share to any holder who requests a certificate for Distributed Shares or who would be entitled to less than one whole share of common stock of either Company. NO CONSIDERATION WILL BE PAYABLE BY WHITMAN SHAREHOLDERS FOR THE DISTRIBUTED SHARES, NOR WILL THEY BE REQUIRED TO SURRENDER OR EXCHANGE SHARES OF WHITMAN COMMON STOCK OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE THE DISTRIBUTED SHARES. Each Distributed Share will be accompanied by one Preferred Stock Purchase Right ("Right") of the Company to which such Distributed Share relates.


    There is currently no public market for the common stock of either Company, although it is expected that a "when-issued" trading market may develop on or about the Record Date. The common stock of each Company has been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Hussmann Common Stock will trade under the symbol "HSM" and Midas Common Stock will trade under the symbol "MDS."

    IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 7.

                             ---------------------

             NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH
              THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

           THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.


         The date of this Information Statement is December [ ], 1997.

                               TABLE OF CONTENTS


Available Information..................................................................          1
Summary................................................................................          2
  The Distribution.....................................................................          2
  Hussmann.............................................................................          4
  Midas................................................................................          5
Risk Factors...........................................................................          7
  No Recent Operating History as Independent Companies.................................          7
  Risks Relating to Hussmann Restructuring and Midas Initiatives.......................          7
  No Prior Market for the Common Stock of Either Company...............................          7
  Limited Relevance of Historical Combined Financial Information.......................          8
  Possibility of Substantial Sales of Common Stock of Either Company...................          8
  Certain Antitakeover Effects.........................................................          8
  Effects on Whitman Common Stock......................................................          8
  Certain Federal Income Tax Considerations............................................          9
Introduction...........................................................................          9
The Distribution.......................................................................          9
  Background and Reasons for the Distribution..........................................          9
  Manner of Effecting the Distribution.................................................         10
  Whitman Dividend Reinvestment Plan...................................................         11
  Listing and Trading of the Common Stock of the Companies.............................         11
  Certain Federal Income Tax Consequences of the Distribution..........................         11
  Conditions; Termination..............................................................         12
  Opinions of Financial Advisor........................................................         13
Principal Shareholders of Each Company.................................................         13
Arrangements Between Whitman and the Companies Relating to the Distribution............         14
  Distribution and Indemnity Agreements................................................         14
  Tax Sharing Agreements...............................................................         15
Description of Capital Stock of the Companies..........................................         16
  Authorized Capital Stock.............................................................         16
  Common Stock.........................................................................         17
  Preferred Stock......................................................................         17
  Rights Agreements....................................................................         17
Certain Antitakeover Effects of Certain Charter and By-Law Provisions,
 the Rights and Delaware Law...........................................................         19
  Certificate of Incorporation and By-Laws.............................................         19
  The Rights...........................................................................         23
  Delaware Law.........................................................................         23
Liability and Indemnification of Directors and Officers................................         24
  Indemnification of Directors and Officers............................................         24
  Additional Information...............................................................         25

ANNEX A--INFORMATION ABOUT WHITMAN
Principal Business to Be Retained by Whitman...........................................        A-1
Pre-Distribution Payments to Whitman...................................................        A-1
Post-Distribution Dividend Policy......................................................        A-1

ANNEX B--INFORMATION ABOUT HUSSMANN
Business...............................................................................        B-1
  Overview.............................................................................        B-1
  Market Overview......................................................................        B-1
  Strategy.............................................................................        B-2
  Products.............................................................................        B-2
  Product Development and Proprietary Information......................................        B-4
  Manufacturing Operations.............................................................        B-4
  Sales and Marketing..................................................................        B-5
  Competition..........................................................................        B-5
  Customers............................................................................        B-6
  Backlog and Seasonality..............................................................        B-6
  Regulatory Compliance and Legal Proceedings..........................................        B-6
  Employees............................................................................        B-6
Properties.............................................................................        B-7
Financing..............................................................................        B-7
Post-Distribution Dividend Policy......................................................        B-8
Hussmann International Pro Forma Combined Financial Information........................        B-9
Hussmann International Summary of Operations...........................................       B-14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations............................................................................       B-15
  Introduction.........................................................................       B-15
  Results of Operations--Nine Months Ended September 30, 1997 Compared to Nine Months
    Ended Septembere 30, 1996..........................................................       B-16
  Results of Operations--1996 Compared to 1995.........................................       B-17
  Results of Operations--1995 Compared to 1994.........................................       B-18
  Liquidity, Financial Condition and Capital Resources.................................       B-19
  Future Change in Accounting Standard.................................................       B-21
Management.............................................................................       B-22
  Directors............................................................................       B-22
  Committees of the Board of Directors.................................................       B-22
  Compensation of Directors............................................................       B-23
  Executive Officers...................................................................       B-24
  Ownership of Hussmann Common Stock by Management.....................................       B-25
  Compensation of Executive Officers...................................................       B-26
1999 Annual Meeting of Shareholders....................................................       B-29
Hussmann International Historical Financial Information................................       B-30

ANNEX C--INFORMATION ABOUT MIDAS
Business...............................................................................        C-1
  Overview.............................................................................        C-1
  Market Overview......................................................................        C-1
  Strategy.............................................................................        C-2
  Franchises and the Midas System......................................................        C-2
  Proprietary Information..............................................................        C-4
  Manufacturing and Resale Operations..................................................        C-4
  Competition..........................................................................        C-4
  Customers............................................................................        C-5
  Seasonality..........................................................................        C-5
  Regulatory Compliance and Legal Proceedings..........................................        C-5
  Employees............................................................................        C-5
Properties.............................................................................        C-6
Financing..............................................................................        C-6
Post-Distribution Dividend Policy......................................................        C-6
Midas Group Pro Forma Combined Financial Information...................................        C-7
Midas Group Summary of Operations......................................................       C-12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations............................................................................       C-13
  Introduction.........................................................................       C-13
  Fiscal Reporting Periods.............................................................       C-15
  Results of Operations--Nine Months Ended September 1997 Compared to Nine Months Ended
    September 1996.....................................................................       C-15
  Results of Operations--1996 Compared to 1995.........................................       C-18
  Results of Operations--1995 Compared to 1994.........................................       C-21
  Liquidity, Financial Condition and Capital Resources.................................       C-23
  Future Change in Accounting Standard.................................................       C-25
Management.............................................................................       C-26
  Directors............................................................................       C-26
  Committees of the Board of Directors.................................................       C-26
  Compensation of Directors............................................................       C-27
  Executive Officers...................................................................       C-28
  Ownership of Midas Common Stock by Management........................................       C-29
  Compensation of Executive Officers...................................................       C-30
1999 Annual Meeting of Shareholders....................................................       C-33
Midas Group Historical Financial Information...........................................       C-34

                             AVAILABLE INFORMATION

    Hussmann has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form 10 (the "Hussmann Registration Statement") under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"), with respect to the Hussmann Common Stock and associated Rights described herein. Midas has filed with the SEC a Registration Statement on Form 10 (the "Midas Registration Statement" and together with the Hussmann Registration Statement, the "Registration Statements") under the Exchange Act with respect to the Midas Common Stock and associated Rights described herein. This Information Statement does not contain all of the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statements, exhibits and schedules. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the applicable Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these documents may be obtained from the SEC upon payment of the charges prescribed by the SEC and from the SEC's Web site located at http://www.sec.gov.

    Following the Distribution, each Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the SEC. Each Company will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its shareholders in connection with its annual meetings of shareholders. Each Company will also file with the NYSE copies of such reports, proxy statements and other information which then can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    NO PERSON IS AUTHORIZED BY WHITMAN OR EITHER COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                            ------------------------

    AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE CLEARLY REQUIRES: "HUSSMANN" REFERS TO HUSSMANN INTERNATIONAL, INC. AND ITS CONSOLIDATED SUBSIDIARIES IMMEDIATELY FOLLOWING THE DISTRIBUTION, INCLUDING, WITHOUT LIMITATION, HUSSMANN CORPORATION, AND "MIDAS" REFERS TO MIDAS GROUP, INC. AND ITS CONSOLIDATED SUBSIDIARIES IMMEDIATELY FOLLOWING THE DISTRIBUTION, INCLUDING, WITHOUT LIMITATION, MIDAS INTERNATIONAL CORPORATION.

                            ------------------------

    THE FOLLOWING TRADEMARKS ARE MENTIONED IN THIS INFORMATION STATEMENT:
HUSSMANN, PROTOCOL AND IMPACT, WHICH ARE REGISTERED TRADEMARKS OF HUSSMANN CORPORATION, AND MIDAS, HUTH AND IPC, WHICH ARE REGISTERED TRADEMARKS OF MIDAS INTERNATIONAL CORPORATION. THE NAMES OF CERTAIN OTHER ENTITIES ARE MENTIONED IN THIS INFORMATION STATEMENT AND ARE THE TRADEMARKS OR TRADE NAMES OF SUCH ENTITIES.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS INFORMATION STATEMENT (INCLUDING THE ANNEXES HERETO).

                                THE DISTRIBUTION


Distributing Company..............  Whitman Corporation, a Delaware corporation

Distributed Shares................  Based on the number of shares of Whitman Common Stock outstanding on December 16, 1997, Whitman expects to
                                    distribute in the Distribution approximately 50.7 million
                                    shares of Hussmann Common Stock, together with the
                                    associated Rights, and approximately 16.9 million shares
                                    of Midas Common Stock, together with the associated
                                    Rights. See "The Distribution--Manner of Effecting the
                                    Distribution."

Distribution Ratios...............  One share of Hussmann Common Stock, together with the associated Right, for every two shares of Whitman Common
                                    Stock held and one share of Midas Common Stock, together
                                    with the associated Right, for every six shares of Whitman
                                    Common Stock held. See "The Distribution--Manner of
                                    Effecting the Distribution."

Fractional Share Interests........  Fractional interests in Distributed Shares will be distributed to Whitman shareholders in book-entry form.
                                    However, cash will be paid in lieu of a fractional
                                    interest in a Distributed Share to any holder who requests a certificate for Distributed Shares or who would be
                                    entitled to less than one whole share of common stock of
                                    either Company. See "The Distribution--Manner of Effecting the Distribution."

Federal Income Tax Consequences...  Whitman has received a ruling from the Internal Revenue
                                    Service to the effect that, for Federal income tax
                                    purposes, no gain or loss will be recognized by holders of
                                    Whitman Common Stock upon receipt of Distributed Shares in the Distribution, except with respect to cash received in
                                    lieu of fractional interests in Distributed Shares. See
                                    "The Distribution--Certain Federal Income Tax Consequences
                                    of the Distribution."

Trading Market....................  There is currently no public market for the common stock of either Company, although it is expected that a
                                    "when-issued" trading market may develop on or about the
                                    Record Date. The common stock of each Company has been
                                    approved for listing on the NYSE, subject to official
                                    notice of issuance. Hussmann Common Stock will trade under the symbol "HSM" and Midas Common Stock will trade under
                                    the symbol "MDS." See "The Distribution--Listing and
                                    Trading of the Common Stock of the Companies."

Record Date.......................  January 16, 1998

Distribution Date.................  Commencing on or about January 30, 1998, the Distribution
                                    Date, the Distribution Agent will commence mailing
                                    book-entry account statements reflecting ownership of the
                                    Distributed Shares to holders of Whitman Common Stock on
                                    the Record Date. No consideration will be payable by
                                    Whitman shareholders for the Distributed Shares, nor will
                                    they be required to surrender or exchange shares of
                                    Whitman Common Stock or take any other action in order to
                                    receive the Distributed Shares. See "The
                                    Distribution--Manner of Effecting the Distribution."

Distribution Agent................  First Chicago Trust Company of New York

Conditions; Termination...........  The Distribution is subject to certain conditions set forth in the Distribution Agreements (as defined below).
                                    Even if all such conditions are satisfied, the Board of
                                    Directors of Whitman may, in its sole discretion,
                                    terminate and abandon the Distribution at any time prior
                                    to the Distribution Date. See "The
                                    Distribution--Conditions; Termination."

Principal Business to Be Retained
  by Whitman......................  After the Distribution, Whitman's principal business will be the production and distribution of Pepsi-Cola and other non-alcoholic beverage products by Pepsi-Cola General
                                    Bottlers, Inc. See "Principal Business to Be Retained by
                                    Whitman" in Annex A.

Post-Distribution Dividend
  Policies........................  The payment and level of cash dividends by Whitman and each of the Companies after the Distribution will be
                                    subject to the discretion of their respective Boards of
                                    Directors. Dividend decisions will be based upon a number
                                    of factors, including the operating results and financial
                                    requirements of Whitman and of each Company, as the case
                                    may be. No determination has been made by the Board of
                                    Directors of Whitman or the Board of Directors of either
                                    Company with respect to the initial cash dividend that
                                    would be paid commencing after the Distribution. However,
                                    it is expected that the combined cash dividend that will
                                    initially be paid by Whitman and the Companies will be at
                                    an annual rate below the $0.46 per share annual dividend
                                    rate currently paid by Whitman, and will be determined, in part, by reference to dividend payment levels of entities
                                    engaged in businesses comparable to the businesses in
                                    which Whitman and each Company are engaged. See
                                    "Post-Distribution Dividend Policy" in Annex A, Annex B
                                    and Annex C.

                                    HUSSMANN


Hussmann..........................  Hussmann manufactures, sells, installs and services merchandising and refrigeration systems for the world's
                                    commercial food industry. Products include refrigerated and non-refrigerated display merchandisers, refrigeration
                                    systems, beverage coolers, air handlers, condensers, coils and walk-in storage coolers and freezers. Hussmann utilizes advanced technology to create energy efficient products that are designed to provide low life-cycle cost. Hussmann's wide product line features high quality products intended to meet the needs of a broad range of customers. Hussmann
                                    Corporation was incorporated in Missouri in 1929. Hussmann
                                    International, Inc. was incorporated in Delaware in August
                                    1997 in connection with the Distribution. Hussmann's
                                    principal executive offices are located at 12999 St. Charles
                                    Rock Road, Bridgeton, Missouri 63044 and its telephone
                                    number is (314) 291-2000. For further information concerning
                                    Hussmann, see Annex B.
Hussmann Restructuring............  Hussmann is restructuring its U.K. operations. During the third quarter of 1997, Hussmann recorded non-recurring
                                    charges of $30.7 million ($29.6 million on an after-tax
                                    basis) principally relating to the recognition of goodwill impairment and the closure of sales and service branches in the U.K. Hussmann expects to record additional non-recurring charges in the fourth quarter of 1997 of approximately $26 million (approximately $18 million on an after-tax basis).
                                    See "Business--Market Overview," "Management's Discussion
                                    and Analysis of Financial Condition and Results of
                                    Operations" and Notes 13 and 14 to the Combined Financial
                                    Statements of Hussmann in Annex B.
Pre-Distibution Payments to
  Whitman.........................  Prior to the Distribution Date, Hussmann will pay to Whitman approximately $250 million, which will be applied to settle all intercompany loans and advances from Whitman with the
                                    balance to be paid as a cash dividend. At September 30, 1997 such intercompany loans and advances amounted to
                                    approximately $198.7 million. Of such payments to Whitman
                                    approximately $240 million will be financed from the
                                    proceeds of new borrowings by Hussmann. See "Financing" in
                                    Annex B.
Financial Information.............  For Hussmann historical and pro forma financial information, see Annex B. See "Hussmann International Summary of
                                    Operations" in Annex B for Hussmann summary financial
                                    information.
Management of Hussmann............  Immediately after the Distribution, Hussmann will continue to be managed by substantially the same senior management as currently manages Hussmann. See "Management" in Annex B.
Preferred Stock Purchase Rights...  Certificates and book-entry credits issued in the
                                    Distribution representing shares of Hussmann Common Stock
                                    will also initially represent an equivalent number of the
                                    associated Rights. See "Description of Capital Stock of the
                                    Companies--Rights Agreements."

Certain Antitakeover Effects of
  Certain Charter and By-Law
  Provisions, the Rights and
  Delaware Law....................  The Hussmann Certificate of Incorporation (the "Hussmann
                                    Certificate of Incorporation") and By-Laws (the "Hussmann
                                    By-Laws"), the Rights Agreement governing the Rights
                                    associated with the Hussmann Common Stock and the General
                                    Corporation Law of the State of Delaware ("Delaware Law")
                                    contain provisions that could make more difficult a change in control of Hussmann in a transaction not approved by the
                                    Hussmann Board of Directors (the "Hussmann Board"). See
                                    "Risk Factors--Certain Antitakeover Effects" and "Certain
                                    Antitakeover Effects of Certain Charter and By-Law
                                    Provisions, the Rights and Delaware Law."
Liability and Indemnification of
  Directors and Officers..........  The Hussmann Certificate of Incorporation would eliminate certain liabilities of Hussmann directors and officers in
                                    connection with the performance of their duties and provide for indemnification of Hussmann directors and officers to
                                    the fullest extent permitted from time to time by Delaware
                                    Law. See "Liability and Indemnification of Directors and
                                    Officers."
Transfer Agent and Registrar......  First Chicago Trust Company of New York will be the Transfer
                                    Agent and Registrar for Hussmann after the Distribution.

                                     MIDAS


Midas.............................  Midas provides retail automotive services in the U.S.,
                                    Canada, France and other locations in Europe, Australia,
                                    Southeast Asia, the Middle East, Latin America and the
                                    Caribbean. Franchised and Midas-operated stores offer
                                    exhaust, brake, suspension, air conditioning and maintenance services. Midas also manufactures and sells exhaust and
                                    other parts for the automotive aftermarket under the Midas and IPC brand names. Domestic manufacturing plants produce approximately 2,000 different types of mufflers and 3,200
                                    types of exhaust and tail pipes to service approximately
                                    1,200 makes and models of automobiles. Midas International
                                    Corporation was incorporated in Delaware in 1959. Midas
                                    Group, Inc. was incorporated in Delaware in August 1997 in connection with the Distribution. Midas' principal executive offices are located at 225 North Michigan Avenue, Chicago,
                                    Illinois 60601 and its telephone number is (312) 565-7500.
                                    For further information concerning Midas, see Annex C.
Midas Initiatives.................  Midas management has undertaken several initiatives to reverse declines in earnings and return on investment. To
                                    provide for the costs associated with such initiatives,
                                    Midas recorded in the third quarter non-recurring charges
                                    totalling $67.6 million ($46.2 million on an after-tax
                                    basis). See "Business--Market Overview," "Management's
                                    Discussion and Analysis of Financial Condition and Results
                                    of Operations" and Notes 2 and 3 to the Combined Financial
                                    Statements of Midas in Annex C.
Pre-Distribution Payments to
  Whitman.........................  Prior to the Distribution Date, Midas will pay to Whitman approximately $225 million, which will be applied to settle all intercompany loans and advances from Whitman with the
                                    balance to be paid as a cash dividend. At September 30, 1997 such intercompany loans and advances amounted to
                                    approximately $66.2 million. Such payments to Whitman will be financed from the proceeds of new borrowings by Midas.
                                    See "Financing" in Annex C.

Financial Information.............  For Midas historical and pro forma financial information, see Annex C. See "Midas Group Summary of Operations" in
                                    Annex C for Midas summary financial information.
Management of Midas...............  Wendel H. Province has been named Chairman and Chief
                                    Executive Officer of Midas effective January 1, 1998. John
                                    R. Moore, the President and Chief Executive Officer of Midas
                                    since 1982, will retire from
                                    Midas at the end of January 1998. Except for the foregoing, immediately after the Distribution, Midas will continue to be managed by substantially the same senior management as
                                    currently manages Midas. See "Management" in Annex C.
Preferred Stock Purchase Rights...  Certificates and book-entry credits issued in the
                                    Distribution representing shares of Midas Common Stock will also initially represent an equivalent number of the
                                    associated Rights. See "Description of Capital Stock of the
                                    Companies--Rights Agreements."

Certain Antitakeover Effects of
  Certain Charter and By-Law
  Provisions, the Rights and
  Delaware Law....................  The Midas Certificate of Incorporation (the "Midas
                                    Certificate of Incorporation") and By-Laws (the "Midas
                                    By-Laws"), the Rights Agreement governing the Rights
                                    associated with the Midas Common Stock and the Delaware Law contain provisions that could make more difficult a change in control of Midas in a transaction not approved by the
                                    Midas Board of Directors (the "Midas Board"). See "Risk
                                    Factors-- Certain Antitakeover Effects" and "Certain
                                    Antitakeover Effects of Certain Charter and By-Law
                                    Provisions, the Rights and Delaware Law."

Liability and Indemnification of
  Directors and Officers..........  The Midas Certificate of Incorporation would eliminate certain liabilities of Midas directors and officers in
                                    connection with the performance of their duties and provide for indemnification of Midas directors and officers to the fullest extent permitted from time to time by Delaware Law.
                                    See "Liability and Indemnification of Directors and
                                    Officers."
Transfer Agent and Registrar......  First Chicago Trust Company of New York will be the Transfer
                                    Agent and Registrar for Midas after the Distribution.

                                  RISK FACTORS

    Shareholders should carefully consider and evaluate all of the information set forth in this Information Statement, including the risk factors described below. Each Company also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain "forward-looking statements" that are based on its management's beliefs as well as on assumptions made by and information currently available to its management. When used in this Information Statement, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Information Statement also contains other forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, economic and market conditions, exchange rates, cost and availability of raw materials, competitive activities or other business conditions. Although each Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of either Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

NO RECENT OPERATING HISTORY AS INDEPENDENT COMPANIES

    Neither Company has any recent operating history as an independent public company. While each Company has been profitable as part of Whitman, there can be no assurance that as an independent company profits will continue at the same level. Each Company's success in operating as an independent public company will depend, in part, on the ability of its management to successfully administer the additional obligations associated therewith. Neither the management of Hussmann nor the management of Midas has any recent experience operating a public company. Each Company has historically relied on Whitman for various financial and administrative services. After the Distribution, each Company will maintain its own lines of credit and financial and administrative functions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Annex B and Annex C.


RISKS RELATING TO HUSSMANN RESTRUCTURING AND MIDAS INITIATIVES



    Hussmann announced a restructuring in September 1997. Also in September 1997, Midas announced several initiatives to reverse declines in earnings and return on investment. There can be no assurance that such restructuring or initiatives will be implemented successfully or have the intended effect. See "Business--Market Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Annex B and Annex C.


NO PRIOR MARKET FOR THE COMMON STOCK OF EITHER COMPANY

    There is currently no public market for the common stock of either Company. Although the common stock of each Company has been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance as to the prices at which the common stock of either Company will trade. Until an orderly trading market develops, the prices at which trading in such shares occurs may fluctuate significantly. There can be no assurance that an active trading market in the common stock of either Company will develop or be sustained in the future.

    The prices at which the common stock of each Company trades will be determined by the marketplace and may be influenced by many factors, including, among others, the performance and prospects of each Company, the depth and liquidity of the market for such common stock, investor perception of each Company and of their respective industries, the dividend policy of each Company, general financial and other market conditions, and domestic and international economic conditions. In addition, financial markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected the market price of the shares of many companies and such fluctuations could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of the common stock of either or both Companies.

    See "The Distribution--Listing and Trading of the Common Stock of the Companies."

LIMITED RELEVANCE OF HISTORICAL COMBINED FINANCIAL INFORMATION

    The historical combined financial information included in Annex B and Annex C may not necessarily reflect the results of operations, financial position and cash flows of either Company in the future or the results of operations, financial position and cash flows had either Company operated as an independent company during the periods presented. The combined financial information included herein does not reflect any changes that may occur in the funding and operations of either Company as a result of the Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Annex B and Annex C.

POSSIBILITY OF SUBSTANTIAL SALES OF COMMON STOCK OF EITHER COMPANY


    The Distribution will involve the distribution to Whitman shareholders of an aggregate of approximately 50.7 million shares of Hussmann Common Stock and approximately 16.9 million shares of Midas Common Stock, representing all of the outstanding shares of common stock of each Company. It is expected that none of the Distributed Shares will constitute "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Distributed Shares will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of a Company under the Securities Act. Neither Whitman nor either Company is able to predict whether substantial amounts of common stock of the Companies will be sold in the open market following the Distribution. Any sales of substantial amounts of the common stock of either Company in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of the common stock of either Company. See "The Distribution--Listing and Trading of the Common Stock of the Companies."


CERTAIN ANTITAKEOVER EFFECTS

    The Certificate of Incorporation and By-Laws of each Company, their respective Rights Agreements and Delaware Law contain provisions that could make more difficult a change in control of a Company in a transaction not approved by its Board of Directors. Certain provisions of the Certificate of Incorporation and the By-Laws of each Company, among other things: (i) divide the Board of Directors into three classes, with each class serving for staggered three-year terms; (ii) provide that a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class; (iii) provide that only the Board of Directors may call special meetings of the shareholders;
(iv) prohibit shareholder action without a meeting; (v) provide that shareholders must comply with certain advance notice procedures in order to nominate candidates for election to the Board of Directors or bring other business before an annual meeting of shareholders; and (vi) provide that shareholders may amend the By-Laws or any of the foregoing provisions of the Certificate of Incorporation only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. The Rights would cause substantial dilution to a person or group that attempts to acquire a Company on terms not approved in advance by such Company's Board of Directors. Delaware Law generally imposes certain restrictions on mergers and other business combinations between a Company and any holder of 15% or more of such Company's outstanding Voting Stock if the holder's acquisition of such Voting Stock was not approved in advance by such Company's Board of Directors. In addition, the stock incentive plan of each Company is expected to contain provisions providing for the acceleration or modification of benefits upon a change in control of such Company. Also, each Company will enter into severance agreements, or similar arrangements, to provide specified employees with certain benefits in the event of a change in control. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law" and "Management--Compensation of Executive Officers--Termination Benefits" in Annex B and Annex C.

EFFECTS ON WHITMAN COMMON STOCK

    After the Distribution, the Whitman Common Stock will continue to be listed and traded on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange. As a result of the Distribution, the trading prices of Whitman Common Stock will be lower than the trading prices of Whitman Common Stock immediately prior to the Distribution. The combined trading prices of Whitman Common Stock, Hussmann Common Stock and Midas Common Stock after the Distribution may be less than, equal to or greater than the trading prices of Whitman

Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of Whitman without the businesses of the Companies, the prices at which the Whitman Common Stock trades may fluctuate significantly.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    Whitman has received a ruling (the "Tax Ruling") from the Internal Revenue Service (the "IRS") to the effect that, among other things, for United States federal income tax purposes, the Distribution will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Distribution--Certain Federal Income Tax Consequences of the Distribution." The Tax Ruling is based on certain factual representations and assumptions. Neither Whitman nor either Company is aware of any facts or circumstances which should cause such representations and assumptions to be untrue. A Whitman shareholder who receives cash in lieu of a fractional interest in a Distributed Share will recognize gain or loss equal to the difference betweeen the basis of the fractional interest and the amount of cash received. Should the Distribution ultimately be determined not to qualify under Section 355 of the Code, (i) Whitman shareholders would be required to recognize ordinary dividend income upon their receipt of Distributed Shares (including fractional shares) in an amount equal to the fair market value of such Distributed Shares on the Distribution Date and (ii) Whitman would recognize a gain upon the Distribution equal to the excess, if any, of the fair market value of the Distributed Shares over Whitman's tax basis in the Distributed Shares. The Tax Sharing Agreements (as defined below) provide that neither Whitman nor either Company is to take any action inconsistent with, nor fail to take any action required by, the request for the Tax Ruling or the Tax Ruling unless required to do so by law or the other party has given its prior written consent or, in certain circumstances, a supplemental ruling permitting such action is obtained. Whitman and each Company have agreed to indemnify each other with respect to any tax liability resulting from their respective failures to comply with such provisions. See "Arrangements Between Whitman and the Companies Relating to the Distribution--Tax Sharing Agreements."


                                  INTRODUCTION


    On June 23, 1997, Whitman announced that its Board of Directors (the "Whitman Board") had authorized management to proceed with a plan to spin-off the Companies from Whitman. The spin-off will be effected through the Distribution. It is expected that the Distribution Date will be January 30, 1998.


    The principal executive offices of Hussmann are located at 12999 St. Charles Rock Road, Bridgeton, Missouri 63044 and its telephone number is (314) 291-2000. The principal executive offices of Midas are located at 225 North Michigan Avenue, Chicago, Illinois 60601 and its telephone number is (312) 565-7500.

    Whitman shareholders with inquiries relating to the Distribution should contact First Chicago Trust Company of New York (the "Distribution Agent"), telephone number (800) 446-2617 or Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone number (847) 818-5000. First Chicago Trust Company of New York will also be the transfer agent and registrar for the Hussmann Common Stock and the Midas Common Stock following the Distribution.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    Whitman was originally incorporated in 1962 under the name Illinois Central Industries, Inc. for the purpose of becoming a holding company for the Illinois Central Railroad. The corporate name was changed to IC Industries, Inc. in 1975, and the present name of Whitman Corporation was adopted in 1988.

    Between 1968 and 1986, Whitman effected a series of acquisitions aimed at diversifying beyond the railroad business. Pepsi-Cola General Bottlers, Inc. ("Pepsi General") was acquired in 1970, Midas International Corporation was acquired in 1972 and Hussmann Corporation was acquired in 1978 as part of Whitman's acquisition of Pet Incorporated. In 1987 Whitman began a program of strategic restructuring designed to transform itself into an enterprise more focused on consumer goods and services. In 1988 Whitman sold its Pneumo Abex Corporation aerospace and defense subsidiary, and in January 1989 Whitman spun off its railroad operations to shareholders. Pet

Incorporated was spun off in April 1991, with Whitman retaining Pepsi General, Hussmann Corporation and Midas International Corporation as its operating companies.

    Over the past several years the Whitman Board has from time to time considered splitting up Whitman as one of a number of strategic options. However, despite the absence of any meaningful synergies among Whitman's three operating companies, there did not appear to be any compelling reason to do so.

    In recent periods, however, the confluence of several factors has made it increasingly clear to Whitman management that a division of Whitman into three separate and independent publicly-traded corporations is in the best interests of Whitman and its shareholders. The Distribution is expected to achieve a variety of important benefits for Whitman and each Company. Hussmann has been adversely affected by its affiliation with Pepsi General through their common ownership by Whitman. In Mexico and Latin America, the Coca-Cola Company has ceased buying beverage coolers from Hussmann due to such affiliation, a relationship which previously produced in excess of $20 million in annual sales. Hussmann is optimistic that such business would be regained if it were an independent company. Additionally, the automotive aftermarket service and repair industry has undergone, and continues to undergo, significant changes in products, technology, service formats and consumer needs. It is believed that, with its own Board of Directors and separate management, Midas would be able to bring greater focus and entrepreneurship to its business, without the diversions that are characteristic of a conglomerate, in order to better respond to the changing competitive environment.

    As separate companies, Hussmann and Midas will be able to benefit from and maximize the motivational impact of substantial stock-based compensation and incentive programs linked to their respective businesses. This will also enhance the ability of each Company to recruit senior management personnel with the prospect of running a public company and of being rewarded with highly responsive equity-based incentives.

    Whitman and the Companies each expect to be able to access the capital markets freely in order to finance their respective operations and expansion, and each will enjoy the prestige and visibility of being a public company with its shares listed on the NYSE. Additionally, significant ongoing savings are expected to be achieved by the elimination of a layer of management at the holding company level.

    Whitman believes that, in addition to the benefits described above, the Distribution will allow investors to better evaluate the merits of the separate businesses of Whitman, Hussmann and Midas. This will enhance the likelihood that each will achieve more appropriate market recognition of its performance.

MANNER OF EFFECTING THE DISTRIBUTION


    Prior to the Distribution Date, certificates representing the Distributed Shares will be delivered to the Distribution Agent. Commencing on or about the Distribution Date, the Distribution Agent will begin mailing book-entry account statements reflecting ownership of the Distributed Shares to holders of Whitman Common Stock as of the close of business on the Record Date on the basis of one share of Hussmann Common Stock for every two shares of Whitman Common Stock held on the Record Date and one share of Midas Common Stock for every six shares of Whitman Common Stock held on the Record Date. Each Distributed Share will be fully paid, nonassessable and free of preemptive rights. See "Description of Capital Stock of the Companies." Each Distributed Share will be accompanied by one Preferred Stock Purchase Right of the Company to which such Distributed Share relates. See "Description of Capital Stock of the Companies--Rights Agreements."


    Fractional interests in Distributed Shares will also be distributed to Whitman shareholders in book-entry form. However, no certificates representing a fractional interest in a Distributed Share will be distributed to any shareholder who requests a certificate for Distributed Shares or who would be entitled to less than one whole share of Hussmann Common Stock or Midas Common Stock as part of the Distribution. In lieu of receiving a fractional interest in a share of Hussmann Common Stock or Midas Common Stock, such Whitman shareholder will receive cash for such fractional interest. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell all such fractional interests at then prevailing trading prices and distribute the net proceeds to shareholders entitled thereto. See "--Certain Federal Income Tax Consequences of the Distribution."

    The Distribution will not affect the number of, or the rights attaching to, outstanding shares of Whitman Common Stock. Certificates representing outstanding shares of Whitman Common Stock will continue to represent rights to purchase shares of Whitman's Junior Participating Second Preferred Stock (Series
1) pursuant to the Rights Agreement dated as of January 20, 1989, between Whitman and First Chicago Trust Company of New York, as Rights Agent. No adjustment will be made to the purchase price payable upon exercise of such rights or the number of shares of such Whitman Preferred Stock covered by each right by virtue of the Distribution.

    NO CONSIDERATION WILL BE PAYABLE BY WHITMAN SHAREHOLDERS FOR THE DISTRIBUTED SHARES, NOR WILL THEY BE REQUIRED TO SURRENDER OR EXCHANGE SHARES OF WHITMAN COMMON STOCK OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE THE DISTRIBUTED SHARES.

WHITMAN DIVIDEND REINVESTMENT PLAN

    Whitman has a dividend reinvestment and direct stock purchase plan (the "Dividend Reinvestment Plan") pursuant to which shareholders may invest in Whitman Common Stock by reinvesting quarterly cash dividends or by direct cash investments. Shareholder accounts in the Dividend Reinvestment Plan also include fractional interests in Whitman Common Stock. Hussmann Common Stock and Midas Common Stock will be distributed to participants in the Dividend Reinvestment Plan on the same basis as shareholders of record. Fractional interests in Distributed Shares will be issued in respect of fractional interests in Whitman Common Stock held under the Dividend Reinvestment Plan.


LISTING AND TRADING OF THE COMMON STOCK OF THE COMPANIES


    There is currently no public market for the common stock of either Company, although it is expected that a "when-issued" trading market may develop on or about the Record Date. The common stock of each Company has been approved for listing on the NYSE, subject to official notice of issuance. Hussmann Common Stock will trade under the symbol "HSM" and Midas Common Stock will trade under the symbol "MDS."


    As of December 16, 1997, Whitman had 16,964 shareholders of record. Except for those shareholders who would be entitled to receive less than one share of Hussmann Common Stock or Midas Common Stock, and assuming that each such shareholder is a shareholder of record on the Record Date, each such shareholder will become a shareholder of record of both Hussmann and Midas. For certain information regarding options and other equity-based awards involving Hussmann Common Stock or Midas Common Stock which may become outstanding after the Distribution, see "Management--Compensation of Executive Officers" in Annex B and Annex C.


    None of the Distributed Shares will constitute "restricted securities" under the Securities Act and, accordingly, the Distributed Shares will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of a Company under the Securities Act. Persons who may be deemed to be affiliates of a Company generally include individuals or entities that control, are controlled by, or are under common control with, such Company and may include certain officers and directors of such Company as well as principal shareholders of such Company, if any. Persons who are affiliates of a Company will be permitted to sell their shares of common stock of such Company only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act (relating to public sales).

    See "Risk Factors--No Prior Market for the Common Stock of Either Company" and "--Possibility of Substantial Sales of Common Stock of Either Company."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION


    The Distribution is intended to qualify as a tax-free distribution under
Section 355 of the Code and is conditioned upon receipt of the Tax Ruling to that effect from the IRS. Whitman has received the Tax Ruling which provides, among other things, that:


        (1) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) Whitman shareholders on their receipt of Distributed Shares.

        (2) The holding period of the Distributed Shares received by Whitman shareholders will include the holding period of the Whitman Common Stock with respect to which the Distribution will be made, provided that such Whitman Common Stock is held as a capital asset on the Distribution Date.

        (3) The basis of the Whitman Common Stock and the Distributed Shares in the hands of Whitman shareholders after the Distribution will be the same as the aggregate basis of the Whitman Common Stock in the hands of Whitman shareholders immediately before the Distribution. Such basis will be allocated among the Whitman Common Stock and the Distributed Shares in proportion to the fair market value of each on the Distribution Date.


    Notwithstanding the Tax Ruling, the payment of cash in lieu of fractional interests in the Distributed Shares will be treated for federal income tax purposes as if such fractional interests were issued as part of the Distribution and then redeemed by the Companies for the amount of the cash payments. A Whitman shareholder will recognize gain or loss on such transaction equal to the difference between the basis of the fractional interest (determined in accordance with paragraph (3) above) and the amount of cash received.


    Treasury regulations under Section 355 of the Code require that each Whitman shareholder who receives Distributed Shares pursuant to the Distribution attach a statement to such shareholder's federal income tax return for the taxable year in which such stock is received, which statement shows the applicability of
Section 355 of the Code to the Distribution. Whitman will provide its shareholders with the information necessary to comply with this requirement.


    The Tax Ruling is based on certain factual representations and assumptions by Whitman and each Company. Neither Whitman nor either Company is aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. However, certain extraordinary purchases of Whitman Common Stock, Hussmann Common Stock or Midas Common Stock, events which are not within the control of Whitman or either Company, could cause the Distribution not to qualify as tax-free. The Distribution Agreements provide that, notwithstanding anything to the contrary therein or in the Tax Sharing Agreements, if as a result of the acquisition of all or a portion of the capital stock or assets of either Company the Distribution fails to qualify as a tax-free distribution under Section 355 of the Code, then Hussmann or Midas, as the case may be, will be liable for any and all increases in Tax (as defined in the Tax Sharing Agreements) attributable thereto. See "Arrangements Between Whitman and the Companies Relating to the Distribution--Tax Sharing Agreements."


    Should the Distribution ultimately be determined not to qualify under
Section 355 of the Code, Whitman shareholders would be required to recognize ordinary dividend income upon their receipt of Distributed Shares (including fractional shares) in an amount equal to the fair market value of such Distributed Shares on the Distribution Date. Whitman shareholders would have a tax basis for such Distributed Shares equal to such fair market value, and their tax basis for their Whitman Common Stock generally would not be affected. Whitman would recognize a gain upon the Distribution equal to the excess, if any, of the fair market value of the Distributed Shares over Whitman's tax basis in the Distributed Shares.

    THE FOREGOING SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO WHITMAN SHAREHOLDERS WHO ACQUIRED THEIR SHARES IN CONNECTION WITH THE GRANT OF RESTRICTED STOCK OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL WHITMAN SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF LOCAL, STATE AND FOREIGN TAX LAWS.

CONDITIONS; TERMINATION


    The Distribution is subject to certain conditions set forth in the Distribution Agreements, including receipt of the opinions of Whitman's financial advisor described below. Even if all such conditions are satisfied, the Whitman Board may, in its sole discretion, terminate and abandon the Distribution at any time prior to the Distribution Date.

OPINIONS OF FINANCIAL ADVISOR

    Whitman has engaged Credit Suisse First Boston Corporation ("Credit Suisse First Boston") as its financial advisor in connection with the Distribution. Whitman has requested Credit Suisse First Boston to render opinions to the Whitman Board that (i) the Distribution would not have a material adverse effect on the financial viability of Whitman, Hussmann or Midas during the period immediately following the Distribution through the end of calendar year 1999 and
(ii) the Distribution is fair to Whitman's shareholders from a financial point of view. For purposes of the opinions referred to in clause (i) above, the term "financial viability" will mean and refer exclusively to the ability of Whitman, Hussmann and Midas to finance their respective currently anticipated operating and capital requirements (as projected in the financial forecasts prepared by the management of Whitman and delivered to Credit Suisse First Boston prior to the delivery of its opinions) following the Distribution through the end of calendar year 1999.


    It is a condition to the Distribution that the Whitman Board receive the foregoing opinions. Credit Suisse First Boston has rendered such opinions to the Whitman Board.

    Credit Suisse First Boston will receive customary fees, including reimbursement of certain out-of-pocket expenses, for its services as financial advisor related to the Distribution, a portion of which is contingent upon the consummation of the Distribution. Whitman has agreed to indemnify Credit Suisse First Boston against certain liabilities and expenses in connection with its services as financial advisor.


    Credit Suisse First Boston and its affiliates have acted, and may in the future act, as an underwriter for, and have participated as members of underwriting syndicates with respect to, offerings of Whitman securities. Credit Suisse First Boston has received fees from Whitman in the past for these services. Additionally, Whitman currently has a $40 million term loan outstanding from Credit Suisse, which is an affiliate of Credit Suisse First Boston. Credit Suisse First Boston will also act as a co-agent in connection with the Hussmann Credit Facility described under "Financing" in Annex B.


                     PRINCIPAL SHAREHOLDERS OF EACH COMPANY

    Whitman currently owns all of the outstanding shares of common stock of each Company. Whitman will not own any shares of common stock of either Company immediately following the Distribution. As of the date hereof and based solely on a review of statements on Schedule 13G filed by Cooke & Bieler, Inc. and FMR Corp., respectively, with the SEC reflecting their ownership of Whitman Common Stock as of December 31, 1996, no other person is known by Whitman to be the beneficial owner of more than 5% of the Whitman Common Stock. Assuming that Cooke & Bieler, Inc. and FMR Corp. hold the shares of Whitman Common Stock set forth below on the Record Date, the percentages set forth below also represent their respective percentage ownership of each Company immediately after the Distribution.

                                                                     NUMBER OF SHARES
                                                                       AND NATURE OF
                                                                        BENEFICIAL         PERCENT
NAME AND ADDRESS                                                         OWNERSHIP        OF CLASS
------------------------------------------------------------------  -------------------  -----------
Cooke & Bieler, Inc...............................................        5,481,800(a)        5.30%
  1700 Market, Suite 3222
  Philadelphia, Pennsylvania 19103

FMR Corp..........................................................        5,577,696(b)        5.38%
  82 Devonshire Street
  Boston, Massachusetts 02109

------------------------

(a) Cooke & Bieler, Inc. reported sole voting power as to 4,260,900 shares, sole dispositive power as to 5,400,500 shares, and no voting power or dispositive power as to the remainder of the shares held by it.

(b) Through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, FMR Corp. reported sole voting power as to 248,594 shares, no voting power as to the remainder of such shares, and sole dispositive power as to all 5,577,696 shares held by it.

ARRANGEMENTS BETWEEN WHITMAN AND THE COMPANIES RELATING TO THE DISTRIBUTION

    For the purpose of effecting the Distribution and governing certain of the relationships between Whitman and each Company after the Distribution, Whitman and the Companies have entered into the various agreements described below.

    THE AGREEMENTS SUMMARIZED BELOW HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENTS, AND THE FOLLOWING SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE AGREEMENTS AS FILED. SEE "AVAILABLE INFORMATION."

DISTRIBUTION AND INDEMNITY AGREEMENTS

    Whitman has entered into a separate Distribution and Indemnity Agreement (each, a "Distribution Agreement") with each Company providing for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements governing the relationship between Whitman and each Company with respect to or as a result of the Distribution.

    The Distribution Agreements provide that (i) Whitman will indemnify each Company against any liabilities arising out of the businesses conducted or to be conducted by Whitman or any subsidiary of Whitman and any previously-owned division, subsidiary or affiliate of Whitman (other than such Company); (ii) Hussmann will indemnify Whitman against any liabilities arising out of businesses conducted or to be conducted by Hussmann or any subsidiary of Hussmann and any previously-owned division, subsidiary or affiliate of Hussmann; and (iii) Midas will indemnify Whitman against any liabilities arising out of businesses conducted or to be conducted by Midas or any subsidiary of Midas and any previously-owned division, subsidiary or affiliate of Midas; PROVIDED, HOWEVER, that neither Whitman nor either Company will have any liability to each other for taxes except as provided in the Tax Sharing Agreements. The indemnities will be limited to the extent that the indemnitee receives insurance proceeds or a tax benefit with respect to the claimed loss.

    The Distribution Agreements set forth a series of steps required in order to separate from Whitman, prior to the Distribution, any assets that are related to the respective businesses of the Companies. Such steps involve, among other things, the transfer to Hussmann and Midas, respectively, of Hussmann Corporation and Midas International Corporation and all of the foreign businesses conducted by Hussmann Corporation and Midas International Corporation which are held by a Netherlands company owned by Whitman.

    The Distribution Agreements provide that, except as otherwise set forth therein or in the Tax Sharing Agreements, all costs and expenses arising on or prior to the Distribution Date in connection with the Distribution will be paid by Whitman, other than (i) costs related to each Company's new financing arrangements, to the listing of the common stock of each Company on the NYSE and to printing new stock certificates, (ii) fees of rating agencies for rating each Company's securities, (iii) two-thirds of the legal fees for the Distribution,
(iv) the accounting and audit fees related to the Distribution, (v) fees of outside consultants retained by the Companies and (vi) two-thirds of the cost of printing and distributing the Registration Statements and this Information Statement.

    Each Distribution Agreement also provides that each party thereto will indemnify the other party in the event of certain liabilities arising under the Exchange Act.

    In connection with certain employee compensation and benefit matters, each Distribution Agreement provides that, with certain exceptions, each Company and its subsidiaries will be responsible for all liabilities to, or under benefit plans or programs with respect to, any current, former and future employee (and their dependents and beneficiaries) of such Company or any of its subsidiaries prior to, on and after the Distribution ("Separated Employees"). Further, except as specifically provided therein, the Distribution Agreements will not affect any employee benefit plan or compensation arrangement (i) of Whitman in respect of employees of Whitman and its subsidiaries who are not Separated Employees or
(ii) of either Company or their respective subsidiaries which were maintained by either Company or their respective subsidiaries prior to the Distribution Date.

    The Distribution Agreements provide that options to purchase Whitman Common Stock that are held by Separated Employees (other than retirees) will, unless exercised prior to the Distribution Date, be exchanged for new options of equivalent value granted under the Hussmann Stock Incentive Plan or the Midas Stock Incentive Plan, as applicable, except that a Separated Employee may elect not to surrender an exercisable option to purchase

Whitman Common Stock, in which case the number of shares of Whitman Common Stock subject to such option and the purchase price will be adjusted to reflect the Distribution. Separated Employees who hold restricted shares of Whitman Common Stock will receive Distributed Shares, in common with all other shareholders of Whitman, free of any restrictions. The restricted shares of Whitman Common Stock will then be exchanged for restricted shares of equivalent value of Hussmann Common Stock or Midas Common Stock, as the case may be.

    The Distribution Agreements further provide that each Company will establish, as of the Distribution Date, a funded welfare benefit plan and trust identical to the Whitman Corporation Group Benefits Plan (the "Whitman Benefit Plan") and the Whitman Corporation Welfare Benefit Trust (the "Whitman Benefit Trust") on behalf of Separated Employees of such Company and its subsidiaries, and will cause such plan and trust to assume all liabilities under the Whitman Benefit Plan and Whitman Benefit Trust relating to such Separated Employees. Whitman will cause the Whitman Benefit Trust, which currently funds incurred but not reported liabilities of the Whitman Benefit Plan, to allocate assets to the welfare benefit plans and trusts of Hussmann and Midas attributable to such liabilities for Separated Employees of each Company and its subsidiaries not otherwise paid pursuant to the Whitman Benefit Plan.

    In addition, the Companies will establish, on or before the Distribution Date, four defined contribution plans: the Hussmann Retirement Savings Plan, the Hussmann Master Retirement Savings Plan, the Midas Retirement Savings Plan and the Midas Master Retirement Savings Plan (collectively, the "New Savings Plans") and related trusts substantially similar to the defined contribution plans currently maintained by Whitman (the "Whitman Retirement Savings Plans") and related trust (the "Whitman Trust"), with the exception that the New Savings Plans adopted by Midas and its subsidiaries will contain an employee stock ownership plan feature. The New Savings Plans will cover, and each Company will cause its applicable New Savings Plans to assume all liabilities under the Whitman Retirement Savings Plans and the Whitman Benefit Trust with respect to, all Separated Employees and beneficiaries of deceased Separated Employees who, immediately prior to the Distribution Date, are a participant or beneficiary, respectively, in either of the Whitman Retirement Savings Plans and who have or have accrued a right to account balances in either of the Whitman Retirement Savings Plans (such persons being referred to as the "Hussmann Participants" and "Midas Participants," respectively). Following the Distribution, Whitman will cause the Whitman Trust to transfer to the trusts established for the New Savings Plans assets with a value equal to the value of the account balances of, and liabilities with respect to, the Hussmann Participants and Midas Participants, respectively, not otherwise distributed or to be distributed pursuant to the Whitman Retirement Savings Plans.

    Pursuant to the Distribution Agreements, each Company will continue, effective on the Distribution Date, its qualified defined benefit pension plans (the "Hussmann Pension Plans" and "Midas Pension Plans," respectively), which are presently being funded by the Whitman Defined Benefit Master Trust (the "Pension Trust"), for current and former employees (and beneficiaries of current and former employees) of the Companies and their respective subsidiaries. Following the Distribution, Whitman will cause the Pension Trust to transfer to a successor trustee established under the Hussmann Pension Plans and Midas Pension Plans a portion of the investments in the Pension Trust equal in value to the assets of the Hussmann Pension Plans and Midas Pension Plans, respectively.

    Neither Company is required to maintain any specific employee benefit plan and each Company may amend or terminate any employee benefit plan in accordance with its terms or applicable law.

    The Distribution Agreements provide that then existing Change in Control Agreements between Whitman or any subsidiary and any Separated Employee will be terminated as of the Distribution Date and Hussmann and Midas will execute new agreements with such employees in the form described in "Management--Compensation of Executive Officers--Termination Benefits" in Annex B and Annex C.

TAX SHARING AGREEMENTS

    Hussmann and Midas have been and will continue to be included in the consolidated U.S. Federal income tax returns of Whitman through and including the Distribution Date. Whitman has previously entered into certain Tax Allocation Agreements (collectively, the "Tax Allocation Agreements") with Hussmann Corporation and Midas International Corporation with respect to U.S. Federal income taxes. The Tax Allocation Agreements provide, among other things, that if Hussmann Corporation or Midas International Corporation, respectively, leave the consolidated group, such agreements will terminate and Hussmann Corporation and Midas International Corporation, respectively, will not be entitled to the value of any tax benefits that it may have made available to the Whitman consolidated group while included in such group.

    As part of the plan of Distribution, Hussmann International, Inc. and Hussmann Corporation, and Midas Group, Inc. and Midas International Corporation, respectively, have entered into separate agreements with Whitman (the "Tax Sharing Agreements") which replace the Tax Allocation Agreements. The Tax Sharing Agreements provide that in order to avoid adversely affecting the intended tax consequences of the Distribution, Hussmann and Midas, respectively, shall not (i) cease to engage in an active trade or business within the meaning of the Code, (ii) issue any shares of Hussmann stock or Midas stock, respectively, except for issuances of stock or stock options which do not, in the aggregate, exceed 20% of the issued and outstanding Hussmann Common Stock or Midas Common Stock, as the case may be, immediately following the Distribution,
(iii) purchase any shares of its stock other than through stock purchases permitted by the Tax Ruling, (iv) liquidate or merge with any other corporation or transfer substantially all of its assets to any other corporation, or (v) recommend to its shareholders that they agree to an acquisition of their Hussmann or Midas stock by another entity, unless either (a) an opinion is obtained from counsel to Hussmann or Midas, as the case may be, which counsel shall be satisfactory to Whitman, or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such act or omission would not adversely affect the U.S. Federal income tax consequences, as set forth in the Tax Ruling, of the Distribution to any of Whitman, its shareholders, Hussmann or Midas. Hussmann and Midas, respectively, do not expect that these limitations will significantly inhibit their activities or their ability to respond to unanticipated developments. In addition, the Tax Sharing Agreements provide that, if as a result of any transaction occurring after the Distribution Date involving either the stock, assets or debt, or any combination thereof, of either Hussmann or any of its subsidiaries, or, of Midas or any of its subsidiaries, respectively, the Distribution fails to qualify as tax-free under
Section 355 of the Code, Hussmann or Midas, as the case may be, will indemnify Whitman for all taxes, including penalties and interest, incurred by Whitman by reason of the Distribution. The Tax Sharing Agreements further provide that if the Distribution fails to qualify as tax-free under Section 355 of the Code as a result of any transaction occurring on or before the Distribution Date and involving the stock, assets or debt, or any combination thereof, of Hussmann or any of its subsidiaries, or Midas or any of its subsidiaries, then Whitman, and not Hussmann or Midas shall be liable for such taxes described above. See "The Distribution--Certain Federal Income Tax Consequences of the Distribution."

    The Tax Sharing Agreements generally provide that Hussmann and Midas will be liable for all Federal, state, local and foreign tax liabilities, including any such liabilities resulting from the audit or other adjustment to previously filed tax returns, which are attributable to Hussmann's businesses and Midas' businesses, respectively, and that Whitman will be responsible for all such taxes attributable to the businesses being retained by Whitman.

                 DESCRIPTION OF CAPITAL STOCK OF THE COMPANIES

AUTHORIZED CAPITAL STOCK


    The authorized capital stock of Hussmann consists of 150,000,000 shares of Hussmann Common Stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share (the "Hussmann Preferred Stock"). The authorized capital stock of Midas consists of 100,000,000 shares of Midas Common Stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share (the "Midas Preferred Stock"). No shares of Hussmann Preferred Stock or Midas Preferred Stock will be issued in connection with the Distribution. The Distribution will involve the distribution to Whitman shareholders of an aggregate of approximately 50.7 million shares of Hussmann Common Stock and approximately 16.9 million shares of Midas Common Stock, representing all of the outstanding shares of common stock of each Company. Each Distributed Share will be fully paid, nonassessable and free of preemptive rights.


    THE FOLLOWING SUMMARY DESCRIPTION OF THE CAPITAL STOCK OF HUSSMANN AND MIDAS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF INCORPORATION OF HUSSMANN AND MIDAS (THE "CERTIFICATE OF INCORPORATION") AND THE BY-LAWS OF HUSSMANN AND MIDAS (THE "BY-LAWS"), WHICH ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENTS. SEE "AVAILABLE INFORMATION."

COMMON STOCK

    Holders of common stock of each Company are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including elections of directors, and except as otherwise required by law or as may be applicable to any series of preferred stock of such Company, the holders of such common stock will possess all voting power of such Company. Holders of common stock of each Company do not have cumulative voting rights in the election of directors and do not have preemptive, subscription, redemption, sinking fund or conversion rights. Subject to preferences that may be applicable to holders of any outstanding shares of any preferred stock of a Company, holders of common stock of each Company are entitled to such dividends as may be declared by the Board of Directors of such Company out of funds legally available therefor. Upon any liquidation, dissolution or winding-up of a Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of common stock of such Company at that time outstanding, subject to prior distribution rights of creditors of such Company and to the preferential rights of any outstanding shares of preferred stock of such Company.
PREFERRED STOCK
    Under the Certificate of Incorporation of each Company, the Board of Directors of such Company may authorize the issuance of preferred stock of such Company, in one or more series, and to determine, with respect to any such series, the designations, voting powers, preferences and rights of such series, and such qualifications, limitations or restrictions thereof, as the Board of Directors of such Company shall determine. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law--Certificate of Incorporation and By-Laws." The Board of Directors of each Company will designate a series of preferred stock in connection with the adoption of such Company's Rights Agreement. See "--Rights Agreements."
RIGHTS AGREEMENTS
    On or prior to the Distribution Date, it is expected that the Board of Directors of each Company will adopt a Rights Agreement (each, a "Rights Agreement") between such Company and First Chicago Trust Company of New York (the "Rights Agent") and cause to be issued one Preferred Stock Purchase Right (a "Right") with each share of common stock of such Company issued to holders of Whitman Common Stock in the Distribution.

    Each Right will enable the registered holder to purchase from the Company which issued such Right one one-hundredth of a share of Series A Junior Participating Preferred Stock of such Company (a "Preferred Share") at a specified price per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The initial Purchase Price in respect of the Rights of each Company will be determined by the Board of Directors of such Company prior to the Distribution Date. The terms of the Rights will be set forth in the Rights Agreement.

    THE DESCRIPTION SET FORTH BELOW IS INTENDED AS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, THE FORM OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENTS. SEE "AVAILABLE INFORMATION."

    Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock of the Company (an "Acquiring Person") or (ii) ten business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of the outstanding shares of common stock of the Company (the earlier of (i) and (ii) being the "Rights Distribution Date"), the Rights will be evidenced, with respect to any shares of common stock of the Company outstanding as of the Record Date, by the certificates or book-entry credits representing such shares.

    The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred only in connection with the transfer of shares of common stock of the Company, (ii) new common stock certificates issued after the Record Date upon transfer or new issuance of common stock of the Company will contain a notation incorporating the Rights Agreement by reference and (iii) the transfer of any outstanding shares of common stock of either Company will also constitute the transfer of the Rights associated therewith. As soon as practicable following the Rights Distribution Date, separate certificates or book-entry statements evidencing the Rights ("Rights Certificates") will be mailed to holders of record of common stock of the Company as of the close of business on the Rights Distribution Date and such separate Rights Certificates or book-entry credits reflected on such statements alone will evidence the Rights.


    The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.


    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase the Preferred Shares at a price, or securities convertible into the Preferred Shares with a conversion price, less than the then-current market price per share of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock of the Company or a stock dividend on the common stock of the Company payable in common stock of the Company or subdivisions, consolidations or combinations of the common stock of the Company occurring, in any such case, prior to the Rights Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock of the Company. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 100 times the payment made per share of common stock of the Company (with a minimum preferential payment of $100 per share). Each Preferred Share will have 100 votes, voting together with the common stock of the Company. Finally, in the event of any consolidation, merger or other transaction in which shares of common stock of the Company are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of common stock of the Company. The Rights will be protected by customary antidilution provisions.

    Because of the nature of the dividend, liquidation and voting rights, the value of the one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of common stock of the Company.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock of the Company having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock of the Company, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock of the Company, or one one-hundredth of a Preferred Share (or of a share of a class or series of preferred stock of the Company having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, common stock of the Company or other consideration deemed appropriate by the Board of Directors of the Company) at any time until ten days following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person. Immediately upon the action of the Board of Directors of the Company authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

    The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to change the 15% thresholds described above to be not less than 10% nor more than 20%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS, THE
  RIGHTS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Certificate of Incorporation and the By-Laws of each Company contain certain provisions that could make more difficult the acquisition of such Company by means of a tender offer, proxy contest or otherwise.

    THE FOLLOWING SUMMARY DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF HUSSMANN AND MIDAS, WHICH ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENTS. SEE "AVAILABLE INFORMATION."

    CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation and By-Laws provide that the board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Immediately after the Distribution, the Hussmann Board will consist of the persons referred to in "Management-- Directors" contained in Annex B and the Midas Board will consist of the persons referred to in "Management-- Directors" contained in Annex C. The Certificate of Incorporation and the By-Laws provide that, of the initial directors of each Company, approximately one-third will continue to serve until the 1999 Annual Meeting of Shareholders, approximately one-third will continue to serve until the 2000 Annual Meeting of Shareholders, and approximately one-third will continue to serve until the 2001 Annual Meeting of Shareholders.

    The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the board of directors of a Company. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board of directors of a Company. Such a delay may help ensure that the directors of a Company, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the Company. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the board of directors would be beneficial to a Company and its shareholders and whether a majority of the shareholders of such Company believe that such a change would be desirable.

    The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of a Company, even though such an attempt might be beneficial to such Company and its shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their position.

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Certificate of Incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specific circumstances, the number of directors will be fixed in the manner provided in the By-Laws. The By-Laws provide that, subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that a Company would have if there were no vacancies on the board of directors of such Company (the "Whole Board"), but must consist of not less than three directors. In addition, the By-Laws provide that, subject to any rights of holders of preferred stock, and unless the board of directors otherwise determines, any vacancies, or newly created directorships, will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the By-Laws, the board of directors of a Company could prevent any shareholder from enlarging the board of directors of such Company and filling the new directorships created thereby with such shareholder's own nominees.

    Under the Delaware Law, unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may only be removed by the shareholders for cause. In addition, the Certificate of Incorporation and the By-Laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

    NO SHAREHOLDER ACTION BY WRITTEN CONSENT; LIMITATIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation and the By-Laws provide that, subject to the rights of any holders of preferred stock to elect additional directors under specific circumstances, shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The By-Laws provide that, subject to the rights of holders of any series of preferred stock to elect additional directors under specific circumstances, special meetings of shareholders can be called only by the board of directors of a Company pursuant to a resolution adopted by a majority of the Whole Board. Shareholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of special meeting given by a Company.

    The provisions of the Certificate of Incorporation and the By-Laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by a majority of the Whole Board. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of shareholders prior to the time a majority of the Whole Board believes such consideration to be appropriate.

    ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS. The By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of shareholders of a Company (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the board of directors of a Company, or by a shareholder who has given timely written notice to the Secretary of such Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of such Company. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the board of directors of a Company or by a shareholder who has given timely written notice to the Secretary of a Company of such shareholder's intention to bring such business before such meeting.

    Under the Shareholder Notice Procedure, notice of a shareholder nomination or other business to be brought before an annual meeting will be timely only if it is delivered to a Company not earlier than the close of business on the 90th calendar day nor later than the close of business on the 70th calendar day prior to the first anniversary of the preceding year's annual meeting of such Company (except that if the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after such anniversary date, notice by the shareholder to be timely must be delivered to such Company not earlier than the close of business on the 90th calendar day prior to such annual meeting and not later than the close of business on the later of (i) the 70th calendar day prior to such annual meeting and (ii) the 10th calendar day after public announcement is first made by such Company of the date of such annual meeting). Notwithstanding the foregoing, in the event that the number of directors to be elected to such Company's board of directors is increased and there is no public announcement by a Company naming all of the nominees for directors or specifying the size of the increased board of directors made by such Company at least 80 calendar days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to such Company not later than the close of business on the 10th calendar day after such public announcement is first made by such Company. Under the Shareholder Notice Procedure, notice of a shareholder nomination to be made at a special meeting at which directors are to be elected will be timely only if it is delivered to a Company not earlier than the close of business on the 90th calendar day prior to such special meeting and not later than the close of business on the later of (i) the 70th calendar day prior to such special meeting and (ii) the 10th calendar day after public announcement is first made by such Company of the date of such special meeting and of the nominees proposed by such Company's board of directors to be elected at such special meeting. For the purpose of determining whether a shareholder's notice is timely delivered for the 1999 annual meeting, the first anniversary of the preceding year's annual meeting is deemed to be May 7, 1999. See "1999 Annual Meeting of Shareholders" in Annex B and Annex C.

    Under the Shareholder Notice Procedure, a shareholder's notice to a Company proposing to nominate a person for election as a director must contain certain information including, without limitation, the identity and address of the nominating shareholder, the class and number of shares of stock of such Company which are owned by such shareholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. A shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholders, including, without limitation, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the class and number of shares of stock of such Company beneficially owned by such shareholder, and any material interest of such shareholder in the business so proposed. If the Chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

    Although the By-Laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to a Company and its shareholders.

    PREFERRED STOCK. The Certificate of Incorporation authorizes the board of directors of a Company to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the board of directors of such Company may thereafter (except where otherwise provided in the related Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of such Company, (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of such Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series.

    The authorized shares of preferred stock of a Company, as well as shares of common stock of such Company, will be available for issuance without further action by the shareholders of such Company, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which such Company's securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several instances, including in certain situations where the present or potential issuance of shares could result in an increase in the number of shares of common stock or in the voting power outstanding of 20% or more.

    Although the board of directors of each Company has no intention at the present time of doing so, a Company could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board of directors of a Company will make any determination to issue such shares based on its judgment as to the best interests of such Company and its shareholders. The board of directors of a Company, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of such board of directors, including a tender offer or other transaction that some, or a majority, of such Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of such stock.

    RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY. The Certificate of Incorporation authorizes the board of directors of a Company to create and issue rights entitling the holders thereof to purchase from such Company shares of stock or other securities of such Company or any other corporation. The times at which and terms upon which such rights are to be issued would be determined by the board of directors of such Company and set forth in the contracts or other instruments that evidence such rights. The authority of the board of directors with respect to such rights includes, but is not limited to, determination of
(i) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights, (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of such Company, (iii) provisions that adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of such Company, a change in ownership of such Company's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to such Company or any stock of such Company, and provisions restricting the ability of such Company to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of such Company under such rights, (iv) provisions that deny the holder of a specified percentage of the outstanding stock or other securities of such Company the right to exercise such rights and/or cause such rights held by such holder to become void, (v) provisions that permit such Company to redeem or exchange such rights, and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the board of directors' authority to issue rights to purchase shares of stock or other securities of such Company or any other corporation. See "Description of Capital Stock of the Companies--Rights Agreements."

    AMENDMENT OF CERTAIN PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS. Under Delaware Law, the shareholders of a corporation have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, under Delaware Law if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to: the prohibition of shareholder action without a meeting; the number, election and term of directors; the removal of directors; the issuance of rights; and the adoption, amendment or repeal of the By-Laws by the board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. The vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock is required to amend all other provisions of the Certificate of Incorporation. The Certificate of Incorporation further provides that the By-Laws may be amended by the board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. These 80% voting requirements will have the effect of making more difficult any amendment by shareholders of the By-Laws or of any of the provisions of the Certificate of Incorporation described above, even if a majority of the shareholders of a Company believe that such amendment would be in their best interests.

    OTHER PROVISIONS. The Certificate of Incorporation expressly authorizes the board of directors of a Company to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with such board of directors and management of such Company respecting any transaction which may result in a change in control of such Company, and to contest or oppose any such transaction which such board of directors determines to be unfair, abusive or otherwise undesirable to such Company, its businesses or shareholders. In this connection, the Certificate of Incorporation specifically permits the board of directors of a Company to adopt plans or to issue securities of such Company (including common stock or preferred stock of such Company, rights or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as such board of directors determines and may provide for differential and unequal treatment of different holders or classes of holders. The existence of this authority or the actions which may be taken by the board of directors of a Company pursuant thereto may deter potential acquirers from proposing unsolicited transactions not approved by the board of directors and might enable the board of directors to hinder or frustrate such a transaction if proposed. These provisions are included in the Certificate of Incorporation to confirm and support the authority of the board of directors of a Company to take the various actions authorized thereby. The Certificate of Incorporation is also designed to enable the board of directors of a Company to utilize such other tactics or mechanisms as are developed in the future to carry out the general authorization set forth therein.

THE RIGHTS

    The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire a Company on terms not approved by the board of directors of such Company. The Rights should not interfere with any merger or other business combination approved by the board of directors of a Company because the Rights may be redeemed by such Company until the tenth day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person.

DELAWARE LAW

    Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or
(iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

    Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude a Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring a Company to negotiate in advance with the board of directors of such Company, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation provides that a director of a Company will not be personally liable to such Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of a Company only if he or she is a director of such Company and is acting in his or her capacity as director, and do not apply to officers of a Company who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of a Company, or each person who is or was serving or who had agreed to serve at the request of the board of directors of such Company or an officer of such Company as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by such Company, in accordance with and pursuant to the By-Laws. In addition, a Company may provide indemnification to its employees and agents to the extent provided by action of its board of directors pursuant to the By-Laws. A Company may also enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Certificate of Incorporation.

    The By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of a Company or is or was serving at the request of such Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by such Company to the fullest extent authorized by Delaware law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits such Company to provide broader indemnification rights than said law permitted such Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, such Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors of such Company. A Company's board of directors may provide indemnification to employees and agents of such Company to the same extent as provided to directors and officers of such Company.

    Pursuant to the By-Laws, if a claim described in the preceding paragraph is not paid in full by such Company within thirty days after a written claim has been received by such Company, the claimant may at any time thereafter bring suit against such Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to such Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for such Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on such Company. Neither the failure of a Company (including the board of directors of such Company, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by such Company (including the board of directors of such Company, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. The By-Laws permit a Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of such Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not such Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. Each Company intends to obtain liability insurance providing coverage to its directors and officers.

    The By-Laws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by a Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the Delaware Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to such Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the By-Laws or otherwise.

ADDITIONAL INFORMATION

    The Delaware Law provides that a contract between a corporation and a director thereof is not void or voidable solely because the interested director is present at the meeting authorizing the contract if the material facts relating to the contract are known to the board of directors and the board of directors in good faith authorizes the contract by the affirmative vote of a majority of the disinterested directors, or the material facts relating to the contract are known to the shareholders and the shareholders in good faith authorize the contract, or the contract is fair to the corporation at the time it is authorized or approved.

                      ANNEX A -- INFORMATION ABOUT WHITMAN
                  PRINCIPAL BUSINESS TO BE RETAINED BY WHITMAN

    After the Distribution, Whitman's principal business will be the production and distribution of Pepsi-Cola and other non-alcoholic beverage products by Pepsi General. Whitman will also continue to own certain other assets, including undeveloped real estate, most of which is located in downtown Chicago, a finance leasing portfolio pursuant to which Whitman is the lessor of certain railroad locomotives and freight cars, and an investment in the common stock of Northfield Laboratories Inc. Whitman will also remain liable as an indemnitor for certain environmental and other liabilities associated with previously sold businesses, including principally those relating to Pneumo Abex Corporation.

                      PRE-DISTRIBUTION PAYMENTS TO WHITMAN

    Prior to the Distribution Date, Hussmann will pay to Whitman approximately $250 million and Midas will pay to Whitman approximately $225 million, which, in each case, will be applied to settle all intercompany loans and advances from Whitman to Hussmann or Midas, as the case may be, with the balance to be paid as a cash dividend. At September 30, 1997, intercompany loans and advances from Whitman to Hussmann amounted to approximately $198.7 million and intercompany loans and advances from Whitman to Midas amounted to approximately $66.2 million. Whitman intends to use a portion of the proceeds from the repayment of intercompany loans and cash dividends to be received by it from Hussmann and Midas in connection with the Distribution to retire certain outstanding indebtedness. See "Financing" in Annex B and Annex C. The balance of the proceeds from such repayments and dividends may be used for general corporate purposes.

                       POST-DISTRIBUTION DIVIDEND POLICY


    The payment and level of cash dividends by Whitman after the Distribution will be subject to the discretion of the Whitman Board. Dividend decisions will be based upon a number of factors, including Whitman's operating results and financial requirements. No determination has been made by the Whitman Board with respect to the initial cash dividend that would be paid commencing after the Distribution. However, it is expected that the cash dividend initially paid by Whitman following the Distribution will be at an annual rate below the $0.46 per share annual dividend rate currently in effect and will be determined, in part, by reference to dividend payment levels of entities engaged in the soft drink and other beverage business comparable to the businesses in which Pepsi General is engaged.

                     ANNEX B -- INFORMATION ABOUT HUSSMANN
                                    BUSINESS

OVERVIEW

    Hussmann manufactures, sells, installs and services merchandising and refrigeration systems for the world's commercial food industry. Products include refrigerated and non-refrigerated display merchandisers, refrigeration systems, beverage coolers, air handlers, condensers, coils and walk-in storage coolers and freezers. Hussmann utilizes advanced technology to create energy efficient products that are designed to provide low life-cycle cost. Hussmann's wide product line features high quality products intended to meet the needs of a broad range of customers.

    Hussmann's 1996 sales of approximately $1.0 billion included approximately $480 million from the sale of display merchandisers, approximately $160 million from refrigeration systems, approximately $245 million from installation and service and approximately $120 million from the sale of other products, including beverage coolers. For further information about Hussmann's historical results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Annex.


    Hussmann operates in three geographic segments, the U.S. and Canada, the United Kingdom and Other International, which includes Mexico, Latin America, Asia Pacific, continental Europe and the Middle East. Hussmann's 1996 sales, before eliminations of sales between geographic areas, included $827 million from U.S. and Canada operations, $140 million from U.K. operations and $82 million from Other International operations. See Note 17 of Hussmann's Combined Financial Statements included elsewhere in this Annex B for further information about Hussmann's foreign and domestic operations and export sales.


    Hussmann Corporation is the successor to the business started by Harry L. Hussmann in 1906 which sold butchers' supplies. Hussmann introduced the first meat display case in 1917 and the first frozen food case for Clarence Birdseye in 1933. Since 1933, Hussmann Corporation has grown to be the market leader in the manufacture and sale of refrigerated display merchandisers and refrigeration systems in the U.S., Canada, the U.K., Mexico and Chile. Hussmann Corporation was incorporated in Missouri in 1929. Hussmann International, Inc. was incorporated in Delaware in August 1997 in connection with the Distribution. Hussmann's principal executive offices are located at 12999 St. Charles Rock Road, Bridgeton, Missouri 63044 and its telephone number is (314) 291-2000.

MARKET OVERVIEW

    In the U.S. and Canada, Hussmann sells its products primarily to supermarkets and convenience stores, including both national chains and local retailers. Since 1995, supermarkets and convenience stores have accelerated their expansion by remodeling their facilities and modernizing their equipment. Changes have also resulted from growth in the number of dual wage-earner families who demand more convenience in food preparation. Supermarkets and convenience stores have also begun to focus on higher margin products such as prepared foods which require more refrigerated or heated display merchandising space.

    In addition to the expansion by supermarkets and convenience stores, the retail food service market, which includes outlets such as Boston Market and Kenny Rogers, is now one of the fastest growing parts of the commercial food industry in the U.S. This growth is attributable to the same factors driving supermarkets and convenience stores to sell more prepared foods. Another growing market within the commercial food industry is commercial/industrial refrigeration, including processing, produce ripening and cold storage warehousing facilities.

    The international market represents a significant long-term growth opportunity as countries develop their infrastructure, as well as their food distribution and preservation needs. Many countries are also experiencing economic growth, creating demand for more technologically advanced products. Finally, in Mexico and Latin America, local retailers are expanding and remodeling their stores as a result of competition from U.S. and European chains that are entering these markets. However, since 1995, Hussmann has experienced declining sales in the U.K. Hussmann did not have operating income in the U.K. in 1996. In the nine months ended September 30,

1997, Hussmann's operating loss in the U.K. was $5.8 million. During the third quarter of 1997, Hussmann recorded non-recurring charges of $30.7 million ($29.6 million on an after-tax basis) principally relating to the recognition of goodwill impairment and the closure of sales and service branches in the U.K. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 13 of Hussmann's Combined Financial Statements included elsewhere in this Annex B.



    During the fourth quarter of 1997, Hussmann management decided to restructure its U.K. operations. The restructuring plan will include closing a manufacturing facility in Glasgow, Scotland and the consolidation of two other manufacturing facilities in Milton Keynes, England. Additionally, it will include consolidation of certain North American operations. These actions will result in the elimination of approximately 320 jobs, primarily in the U.K. The total costs to be incurred under the restructuring will be recognized in the fourth quarter and are expected to be approximately $26 million (approximately $18 million on an after-tax basis) which includes $12.6 million for the write-down of inventory and equipment, $11.3 million in severance and termination benefits, and $2.1 million for lease termination and other closing costs. The restructuring is scheduled to be completed by the second quarter of 1998 and is expected to result in lower employee costs and lower depreciation and amortization. See Note 14 to the Combined Financial Statements of Hussmann included elsewhere in this Annex B.


STRATEGY

    Hussmann's business strategy is to maintain and improve its position as a leader in the mature markets in which it competes while expanding its presence in the food service market and evolving international markets.

    SALES GROWTH. In the U.S. and Canada, Hussmann is seeking to improve its sales to those customers which it has historically served in the commercial food industry while increasing sales to higher growth areas of the food service market. Hussmann plans to achieve these goals by (i) continuing to develop proprietary products such as the Impact line and the Protocol refrigeration system described below in order to differentiate Hussmann from its competitors,
(ii) expanding into the food service market by leveraging its existing technological and manufacturing expertise and (iii) pursuing strategic acquisitions to broaden its service and distribution network and manufacturing capabilities.

    INTERNATIONAL EXPANSION. Hussmann seeks to participate in the growth of developing regions throughout the world by further strengthening a manufacturing and distribution presence in these regions. In order to more effectively serve these regions and follow the globalization of its customer base, Hussmann is investing in manufacturing facilities that have the technology to produce specific products tailored to local customer demand. Hussmann expects to increase its global competitiveness by locating manufacturing facilities in various regions throughout the world. More than one-third of Hussmann's 1996 sales were to customers outside of the U.S.

    INCREASED CAPACITY. The commercial food industry in the U.S. has experienced significant growth since the beginning of 1995. As a result, Hussmann's plants operated at full capacity during the third and fourth quarters of 1995 and 1996. In order to capitalize on the industry's growth while providing timely delivery to existing customers, Hussmann has expanded its plant in Chino, California and reorganized its shop floor at its Addison, Illinois plant. In addition, Hussmann intends to increase capacity at its Bridgeton, Missouri plant. See "Properties" appearing elsewhere in this Annex.

    COST REDUCTION. Hussmann has implemented aggressive cost and expense containment programs, including rationalizing similar manufacturing operations, instituting centralized purchasing of frequently used components, consolidating engineering efforts and striving to keep selling, general and administrative and fixed costs constant through the year 2000.

PRODUCTS

    Hussmann products include refrigerated and non-refrigerated display merchandisers, refrigeration systems, beverage coolers, air handlers, condensers, coils and walk-in storage coolers and freezers. Hussmann utilizes advanced technology to create energy efficient products that are designed to provide low life-cycle cost. Hussmann's wide product line features high quality products intended to meet the needs of a broad range of customers.

All of Hussmann's products are certified to relevant national or international industry standards, as appropriate, by independent laboratories.

    MERCHANDISERS. Refrigerated display merchandisers preserve perishable food products while allowing attractive display and accessibility to the consumer. Display merchandisers are used to display refrigerated and frozen products in supermarkets, convenience stores, food service outlets and delicatessens. These merchandisers are either self-contained or linked to a remote refrigeration system through a system of pipes. Hussmann's display merchandisers can be customized to display a variety of items.

    Hussmann's current standard product line of merchandisers, the Impact line, was introduced in 1995. Hussmann has positioned Impact as a global merchandising platform. Before the introduction of Impact, Hussmann's operating units offered region-specific merchandising product lines. Hussmann's operations in the U.S., Mexico and China have completed the transition to the Impact line. Hussmann anticipates that its operations in Latin America and the U.K. will complete the transition to the Impact line during 1998.

    The Impact platform was designed with new technological features, manufacturing efficiencies, and global markets in mind. Impact products utilize many common parts and each merchandiser is designed to be dismantled and shipped in pieces so as to more economically and efficiently address export shipment costs as well as remote case assembly opportunities. The Impact line of merchandisers also includes cases that are not product specific, enabling stores to display fresh meat, bulk produce, and other products in the same merchandiser by changing display accessories. Impact merchandisers offer lower energy, maintenance and refrigeration costs, while featuring advanced styling and merchandising capabilities.

    Hussmann is also a leader in providing customized refrigerated display merchandisers and accessories which complement its standard lines. The demand for these merchandisers has increased with the growth of specialty sections in supermarkets that require custom designed attractive merchandisers that highlight the products displayed. These higher margin, specialized merchandisers represent an expanding market where Hussmann can capitalize on its leadership position and extensive branch network for selling, installing and servicing products. Hussmann merchandisers can be refrigerated, non-refrigerated, heated and color coordinated to store specifications. Hussmann is the only manufacturer with extensive custom capabilities throughout the U.S. and Canada. Hussmann's Chino, California and Brantford, Ontario plants are the largest custom merchandiser manufacturers in North America.

    REFRIGERATION SYSTEMS. Hussmann is a technological leader in centralized refrigeration systems. These systems--which include multi-compressors, automatic flow control systems and electronic controls--are generally located in the store's back room, away from the display and merchandising areas. They are built to customer specifications and vary by number of compressors, refrigerant type and need for satellite units.

    In 1993 Hussmann introduced the Protocol refrigeration system. The Protocol system utilizes compact, multiple scroll compressor refrigeration units enclosed in attractive housings. Unlike back room systems, individual Protocol units are located either in or, more often, very near the sales areas, close to the refrigerated display cases. Protocol units use minimal floor space and eliminate the need for a refrigeration back room and related construction costs while allowing for increased sales areas. Protocol is a chlorofluorocarbon (CFC) and hydro chlorofluorocarbon (HCFC) free system, which uses up to 50% less refrigerant and reduces the amount of piping and braze joints, which lessens the likelihood of refrigerant leaks.

    OTHER PRODUCTS. Hussmann manufactures numerous other products for use in the commercial food industry. These products include a line of coolers for the beverage industry sold primarily in Mexico and Latin America. In addition, Hussmann manufactures air handlers, condensers and coils for the commercial/industrial refrigeration market. Hussmann also manufactures and installs walk-in storage coolers and freezers that are used for bulk storage and storage for non-display items. These are typically found in the back rooms of supermarkets and convenience stores and other commercial sites, such as hotel and cafeteria kitchens, and are filled with items that require refrigeration prior to sales area display. Hussmann's other products also include self-contained refrigeration equipment utilized in convenience stores.

PRODUCT DEVELOPMENT AND PROPRIETARY INFORMATION

    Hussmann strives to be the technology leader in commercial refrigeration. Hussmann believes that technological development is an important factor in its ability to maintain its market leadership position. Hussmann's research and product development strategy is to centralize the development of new products for global application. Three global design centers have been established and responsibility assigned for creating new products with a focus on global design for specific technologies and product lines. The goal of the design centers is to achieve more commonality of components and modularity in Hussmann's product lines. The centers share technologies and product designs. The Impact merchandiser platform reflects Hussmann's global design approach.

    The corporate design center, located at Bridgeton, is responsible for technology development and new supermarket display cases platforms as well as global manufacturing support. The Glasgow, Scotland design center is responsible for design and development of self-contained product platforms. The Mexico City design center is responsible for entry level products such as beverage coolers and spot merchandisers. In addition to the three global design centers, Hussmann carries out refrigeration systems development primarily at its Bridgeton, Atlanta, Brantford and Glasgow facilities and custom merchandiser development at the Chino, California facility.

    The corporate design center, which Hussmann believes to be unique in the industry, represents a $21.5 million capital investment and includes nine ambient-controlled display case test rooms, four ambient-controlled psychrometric test rooms, one ambient-controlled test chamber, all with dedicated computer based data acquisition systems, a "mini-factory" model shop, materials testing lab, reverberant sound test room, transit and vibration test area, rain test chamber and solid modeling design workstations. The corporate design center allows Hussmann to work closely with chemical companies and compressor, valve and controls manufacturers to create new generations of cases and systems.

    Hussmann's research and development efforts are staffed by approximately 130 engineers, designers, laboratory technicians and model makers, including approximately 55 at the corporate design center. During 1996 Hussmann spent approximately $6 million on research and development, of which $3.6 million was devoted to the corporate design center. Research and development expenditures during 1997 are expected to be consistent with 1996.

    Hussmann holds patents registered in the U.S. and foreign countries for various products. Hussmann believes that, although its patents relating to the Impact platform and Protocol refrigeration systems are important in maintaining its competitive and marketing advantage, no individual patent is material to its financial condition or results of operations. Hussmann also holds various trademarks, trade names and copyrights, none of which, other than the Hussmann name, is considered by Hussmann to be material to its financial condition or results of operations.

MANUFACTURING OPERATIONS

    Hussmann has 10 manufacturing plants in the U.S. and Canada, each of which is devoted to the manufacture of certain lines of Hussmann products. Hussmann believes that efficiency and quality are increased by concentrating the manufacture of its different product lines at separate plants. See "Properties" appearing elsewhere in this Annex.

    In Mexico, Hussmann has manufacturing plants in Mexico City and Monterrey primarily serving the supermarket and beverage industries. During 1995, Hussmann expanded its operations in South America with an acquisition of a 75 percent interest in Refrigeracion Frio-Lux S.A.I. ("Frio-Lux"), a manufacturer of self-contained refrigerated display merchandisers and walk-in storage coolers and freezers in Chile. Hussmann purchased the remaining 25 percent of Frio-Lux in 1997. In January, 1997, Hussmann acquired a 70 percent interest in Hussmann Fast Frio do Brasil, Ltda. ("Fast Frio"), a Brazilian supermarket equipment manufacturer.

    Hussmann has manufacturing plants in Glasgow, Scotland and Milton Keynes, England that make refrigerated display merchandisers and refrigeration systems. Hussmann sells the products manufactured at these plants primarily in the U.K.

    In Asia Pacific, Hussmann has a 55 percent interest in Luoyang Hussmann Refrigeration Co. Ltd. ("Luoyang Refrigeration"), a leading producer of refrigeration systems and display merchandisers in China. Hussmann opened a new factory in Luoyang in 1996, and began to produce Hussmann designed products, including the Impact line of merchandisers.

    Most of Hussmann's component purchases are for standard, readily available materials such as carbon steel, compressors and electrical components. Such components are available from multiple suppliers, and Hussmann has not experienced any significant shortages. Hussmann generally does not enter into long-term supply contracts. Hussmann also purchases custom components produced to its specifications. Although an interruption in the supply of a custom component may cause a short-term disruption to operations, Hussmann has alternative supply plans to mitigate any long-term effects. Hussmann believes it enjoys good relationships with its suppliers of both standard and custom components.

SALES AND MARKETING

    In the U.S., Canada, Mexico and the U.K., Hussmann sells, installs and services products primarily through its network of approximately 35 branch facilities. In addition to these company-operated facilities, Hussmann works with approximately 20 independent distributors in the U.S. and Canada. It has also entered into a joint venture with Global TH, a Hungarian manufacturer, for the marketing of Hussmann products in Hungary. Through this network and the Hussmann Total Service Program ("TSP"), Hussmann seeks to promote strong customer loyalty and strengthen its reputation for quality and reliability. The Hussmann TSP encompasses Hussmann's ability to provide store design, engineer a broad range of standard and customized equipment, and provide installation and service capabilities to its customers.

    Hussmann has also entered into agreements throughout the U.S. with manufacturers' representatives specializing in the food service market. Hussmann believes that these relationships will enable it to more effectively increase its sales in this growing market.

    In Latin America, Hussmann sells through a network of approximately 20 independent distributors in those countries where it has no direct investment. Hussmann has distribution agreements in Argentina, Colombia, El Salvador, Brazil, Venezuela, Ecuador, Guatemala, Costa Rica and Puerto Rico. Hussmann has its own distribution network in Chile, Brazil and Peru. In Southeast Asia, Hussmann has a 50% owned joint venture with a distributor in Singapore that sells, services and installs Hussmann products throughout the southern Pacific Rim. Hussmann has agreements with distributors in Korea, Taiwan, Thailand, New Zealand, French Polynesia and Guam.

    Hussmann's pricing is usually on a competitive bid basis. Hussmann submits individual store bids, multi-store package bids and annual contract bids. There is standard pricing for some items such as service parts and also for wholesale sales.

COMPETITION

    In general, the markets in which Hussmann participates are highly competitive with competition primarily based on price, variety, quality, technology and energy conservation. Hussmann believes that it is competitive on these bases. Hussmann's competitors vary according to product and geographic area and include companies that manufacture a variety of products for the commercial food industry and those that specialize in a particular product. Hussmann faces competition from a limited number of large competitors in the supermarket and convenience store markets in the U.S. and Canada. These competitors include Kysor-Warren (Scotsman Industries, Inc.), Tyler Refrigeration Corporation and Hill Phoenix, Inc. (Dover Corporation) in supermarkets and Universal Nolin/ Kelvinator (Electrolux AB), Master-Bilt Products, and Federal (Standex International Corporation) in convenience stores. Competition in the U.S. and Canada in refrigeration systems, walk-in storage coolers and freezers and other Hussmann products is more fragmented, with Hussmann facing competition from a number of regional manufacturers.

    In Mexico, Latin America and Europe, Hussmann faces competition from large European manufacturers, such as Costan (EL. FI Elettrofinanziara S.P.A.), Linde and Zanussi (Electrolux AB), as well as smaller local manufacturers. In Asia Pacific, Hussmann is in competition with local manufacturers, large European manufacturers and Japanese manufacturers, such as Sanyo and Nakano.

CUSTOMERS

    No single customer accounted for more than 5% of Hussmann's sales during any of the last three fiscal years. Hussmann's largest customers are supermarkets in the U.S. and include 19 of the top 20 chains. The U.S. customer base is comprised of approximately 13,000 independent and 18,000 chain-owned supermarkets, plus over 52,000 other grocery stores. In recent years, approximately 4,000 stores purchase refrigeration equipment annually for either new store openings or remodelings. Historically, Hussmann's supermarket business has been divided approximately equally between new store activity and the remodeling of existing stores. In 1996, about 56 percent of such business was in new store openings, and 44 percent in remodelings.

BACKLOG AND SEASONALITY

    The dollar amount of firm backlog at September 30, 1997 was $297.2 million, compared with $289.9 million at September 30, 1996. Substantially all such backlog is expected to be shipped by December 31, 1997.

    Hussmann experiences the greatest demand for its products in the third and fourth quarters of the year, with approximately 58% of annual sales occurring during that period in 1996 and 1995. This demand results from customers' seasonal construction cycles and desire to complete stores prior to the holidays. On average, during the five year period ending 1996, 65% of operating income was generated in the third and fourth quarters.

REGULATORY COMPLIANCE AND LEGAL PROCEEDINGS

    Hussmann is subject to numerous federal, state and local laws and regulations designed to protect the environment. In addition to environmental laws, Hussmann is subject to the Federal Occupational Safety and Health Act and other laws regulating safety and health. Hussmann maintains a program to facilitate compliance with these laws, the capital costs of which are not material to its financial condition or results of operations.

    Hussmann is contractually obligated through 2004 to indemnify the current owners of a previously sold operation for the costs to perform certain remedial and monitoring activities. These activities are identified and outlined in a Consent Order signed by Hussmann and the Missouri Department of Natural Resources. Hussmann believes it has set aside sufficient reserves to meet these obligations.

    Hussmann has been named as a potentially responsible party under superfund legislation at three sites. One site is a community landfill and the other two sites are treatment, storage and disposal facilities used by Hussmann to handle industrial waste. Hussmann is not currently utilizing any of these sites and believes any liability it may ultimately incur at such sites would not have a material adverse effect on its financial condition or results of operations.

    Hussmann also has other contingent liabilities arising from various pending claims and litigation on a number of matters. While the amount of liability that may result from these matters cannot be determined, in the opinion of Hussmann counsel, the ultimate liability will not materially affect the combined financial condition or results of operations of Hussmann.

EMPLOYEES

    At September 30, 1997, Hussmann had approximately 8,000 employees, including approximately 5,000 covered by collective bargaining agreements. Labor contracts with respect to approximately 1,350 and 1,200 employees expire in 1998 and 1999, respectively. Labor contracts with respect to approximately 2,410 employees, including approximately 1,500 employees at Hussmann's Bridgeton facility, expire in the year 2000. Hussmann considers its relationships with employees to be generally satisfactory.

                                   PROPERTIES

    The following table sets forth certain information with respect to Hussmann's manufacturing facilities, all of which are owned by Hussmann except as noted below.

                              APPROXIMATE
LOCATION                     SQUARE FOOTAGE                       PRIMARY PRODUCTS MANUFACTURED
---------------------------  --------------  ------------------------------------------------------------------------
Bridgeton, Missouri(1).....      1,600,000   Refrigerated display merchandisers and refrigeration systems

Montgomery, Alabama(2).....        157,000   Walk-in storage coolers and freezers

Chino, California(2).......        400,000   Custom display merchandisers and refrigeration systems

Aurora, Colorado(2)........         79,000   Bakery merchandisers and floral displays

Norcross, Georgia(2).......         85,000   Refrigeration systems and air handlers

Addison, Illinois..........        208,000   Evaporators, condensers and coils

Gloversville, New York.....        150,000   Self-contained refrigerated display merchandisers

Seattle, Washington(2).....         80,000   Walk-in storage coolers and freezers

Brantford, Ontario.........        385,000   Custom display merchandisers and refrigeration systems

St. Hubert, Quebec.........        180,000   Evaporators, condensers, air handlers and coils

Milton Keynes, England.....         80,000   Custom display merchandisers

Glasgow, Scotland..........        270,000   Refrigerated display merchandisers and refrigeration systems

Mexico City, Mexico........        280,000   Beverage coolers and refrigerated display merchandisers

Monterrey, Mexico..........        235,000   Beverage coolers, refrigerated display merchandisers and walk-in storage coolers and freezers

Santiago, Chile............         70,000   Self-contained refrigerated display merchandisers and walk-in storage coolers and freezers

Londrina, Brazil(3)........        170,000   Refrigerated display merchandisers, shelving, check-out stands and refrigeration systems

Luoyang, China(3)..........        230,000   Refrigerated display merchandisers and refrigeration systems

------------------------

(1) Hussmann world headquarters and corporate offices.

(2) Leased.

(3) Owned with a joint venture partner.

                                   FINANCING

    Hussmann management expects to enter into a five-year, unsecured revolving credit facility (the "Hussmann Credit Facility") with a syndicate of commercial banks and financial institutions prior to the Distribution Date. The Hussmann Credit Facility will enable Hussmann to borrow funds at variable interest rates on a revolving credit basis up to an aggregate principal amount of $350 million, subject to the terms and conditions thereof. Prior to the Distribution Date, Hussmann will pay to Whitman approximately $250 million, which will be applied to settle all intercompany loans and advances from Whitman with the balance to be paid as a cash dividend. At September 30, 1997 such intercompany loans and advances amounted to approximately $198.7 million. Of such payments to Whitman, approximately $240 million will be financed from the proceeds of new borrowings under the Hussmann Credit Facility. Unused amounts available under the Hussmann Credit Facility will be available for Hussmann's working capital requirements and general corporate purposes after the Distribution Date. Hussmann may convert a portion of its initial debt to longer term fixed rate debt, contingent upon acceptable market conditions.

                       POST-DISTRIBUTION DIVIDEND POLICY

    The payment and level of cash dividends by Hussmann after the Distribution will be subject to the discretion of the Hussmann Board. Dividend decisions will be based upon a number of factors, including Hussmann's operating results and financial requirements. No determination has been made by the Hussmann Board with respect to the initial cash dividend that would be paid commencing after the Distribution. However, it is expected that the cash dividend initially paid by Hussmann will be determined, in part, by reference to dividend payment levels of entities engaged in business comparable to the business in which Hussmann is engaged.

                             HUSSMANN INTERNATIONAL
            INTRODUCTION TO PRO FORMA COMBINED FINANCIAL INFORMATION


    The unaudited Pro Forma Combined Statements of Income of Hussmann International for the nine months ended September 30, 1997 and for the year ended December 31, 1996 present the pro forma combined results of operations of Hussmann International, assuming that the transactions contemplated by the Distribution, including the borrowing to be incurred by Hussmann International in connection with the Distribution, had been completed as of the beginning of 1996, and include all material adjustments necessary to restate Hussmann International's historical results. The adjustments required to reflect such transactions are set forth in the "Pro Forma Adjustments" column.


    The unaudited Pro Forma Combined Balance Sheet of Hussmann International as of September 30, 1997 presents the pro forma combined financial position of Hussmann International, assuming that the transactions contemplated by the Distribution described in the preceding paragraph had been completed as of that date. The adjustments required to reflect such transactions are set forth in the "Pro Forma Adjustments" column.

    The unaudited pro forma combined financial statements of Hussmann International should be read in conjunction with the historical financial statements and related notes of Hussmann International included elsewhere in this Annex B. The pro forma financial information presented is for informational purposes only and may not necessarily reflect future results of operations or financial position of Hussmann International or what the results of operations or financial position of Hussmann International would actually have been had Hussmann International operated as an independent company during the periods shown.

                             HUSSMANN INTERNATIONAL
                     PRO FORMA COMBINED STATEMENT OF INCOME
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                        FOR THE NINE MONTHS ENDED
                                                                                           SEPTEMBER 30, 1997
                                                                                 ---------------------------------------
                                                                                                PRO FORMA
                                                                                 HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                                 -----------  -------------  -----------
Sales and revenues.............................................................   $   733.2    $      --      $   733.2
Cost of goods sold.............................................................       587.3           --          587.3
                                                                                 -----------      ------     -----------
  Gross profit.................................................................       145.9           --          145.9
Selling, general and administrative expenses...................................        82.2          3.0(a)        85.2
Amortization expense...........................................................         1.3           --            1.3
Non-recurring charges..........................................................        30.7           --           30.7
                                                                                 -----------      ------     -----------
  Operating income.............................................................        31.7         (3.0)          28.7
Whitman charges................................................................       (21.3 )       21.3(b)          --
Interest expense:
  Whitman......................................................................       (13.1 )       13.1(b)          --
  Other........................................................................        (1.0 )      (12.6    (c)      (13.6 )
                                                                                 -----------      ------     -----------
    Total interest expense.....................................................       (14.1 )        0.5          (13.6 )
Other income, net..............................................................         1.2           --            1.2
                                                                                 -----------      ------     -----------
  Income (loss) before income taxes............................................        (2.5 )       18.8           16.3
Income tax provisions..........................................................         8.4          7.0(d)        15.4
                                                                                 -----------      ------     -----------
  Net income (loss)............................................................  $    (10.9 ) $     11.8     $      0.9
                                                                                 -----------      ------     -----------
                                                                                 -----------      ------     -----------
Pro forma net income per share (e).............................................                              $     0.02
                                                                                                             -----------
                                                                                                             -----------


           See accompanying notes to pro forma financial information.

                             HUSSMANN INTERNATIONAL
                     PRO FORMA COMBINED STATEMENT OF INCOME
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                                                               1996
                                                                                -----------------------------------
                                                                                            PRO FORMA
                                                                                HISTORICAL ADJUSTMENTS   PRO FORMA
                                                                                ---------  -----------  -----------
Sales and revenues............................................................  $ 1,005.7   $      --    $ 1,005.7
Cost of goods sold............................................................      801.8          --        801.8
                                                                                ---------  -----------  -----------
  Gross profit................................................................      203.9          --        203.9
Selling, general and administrative expenses..................................      108.6         4.0(a)      112.6
Amortization expense..........................................................        1.5          --          1.5
                                                                                ---------  -----------  -----------
  Operating income............................................................       93.8        (4.0)        89.8
Whitman charges...............................................................      (26.7)       26.7(b)         --
Interest expense:
  Whitman.....................................................................      (16.7)       16.7(b)         --
  Other.......................................................................       (1.3)      (13.7) (c)      (15.0)
                                                                                ---------  -----------  -----------
    Total interest expense....................................................      (18.0)        3.0        (15.0)
Other income, net.............................................................        2.6          --          2.6
                                                                                ---------  -----------  -----------
  Income before income taxes..................................................       51.7        25.7         77.4
Income tax provisions.........................................................       17.6         9.5(d)       27.1
                                                                                ---------  -----------  -----------
  Net income..................................................................  $    34.1   $    16.2    $    50.3
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------
Pro forma net income per share (e)............................................                           $    0.95
                                                                                                        -----------
                                                                                                        -----------


           See accompanying notes to pro forma financial information.

                             HUSSMANN INTERNATIONAL
                        PRO FORMA COMBINED BALANCE SHEET
                          (UNAUDITED AND IN MILLIONS)


                                                                                         SEPTEMBER 30, 1997
                                                                               --------------------------------------
                                                                                             PRO FORMA
                                                                               HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                                               -----------  ------------  -----------
ASSETS:
Current assets:
  Cash and cash equivalents..................................................   $    25.9    $   (10.0) (f)  $    15.9
  Receivables, net...........................................................       197.3           --         197.3
  Inventories................................................................       167.5           --         167.5
  Other current assets.......................................................         5.1           --           5.1
                                                                               -----------  ------------  -----------
    Total current assets.....................................................       395.8        (10.0)        385.8
Property and equipment, net..................................................       152.2           --         152.2
Intangible assets, net.......................................................        15.7           --          15.7
Other assets.................................................................        27.7           --          27.7
                                                                               -----------  ------------  -----------
    Total assets.............................................................   $   591.4    $   (10.0)    $   581.4
                                                                               -----------  ------------  -----------
                                                                               -----------  ------------  -----------

LIABILITIES AND EQUITY:
Current liabilities:
  Short-term debt............................................................   $     3.1    $      --     $     3.1
  Accounts payable...........................................................       123.8           --         123.8
  Income taxes payable.......................................................         4.8           --           4.8
  Accrued expenses...........................................................        46.4           --          46.4
                                                                               -----------  ------------  -----------
    Total current liabilities................................................       178.1           --         178.1
Loans and advances...........................................................       198.7       (198.7) (f)         --
Long-term debt...............................................................          --        240.0(f)      240.0
Deferred income taxes and other liabilities..................................        38.8           --          38.8
                                                                               -----------  ------------  -----------
    Total liabilities........................................................       415.6         41.3         456.9
                                                                               -----------  ------------  -----------
Shareholder equity...........................................................       175.8        (51.3) (f)      124.5
                                                                               -----------  ------------  -----------
    Total liabilities and equity.............................................   $   591.4    $   (10.0)    $   581.4
                                                                               -----------  ------------  -----------
                                                                               -----------  ------------  -----------


           See accompanying notes to pro forma financial information.

                             HUSSMANN INTERNATIONAL
                    NOTES TO PRO FORMA FINANCIAL INFORMATION


(a) To record the estimated additional administrative expenses that would have been incurred by Hussmann International as a publicly held, independent company. Hussmann International would have incurred, on an annual basis, approximately $2.1 million in compensation and related costs for employees to perform functions that have been performed at Whitman's corporate headquarters (treasury, investor relations, regulatory compliance, risk management, etc.) Hussmann International also would have incurred, on an annual basis, corporate governance costs, stock transfer agent costs, incremental professional fees, and other costs aggregating approximately $1.9 million.


(b) To eliminate the Whitman charges and interest paid to Whitman.

(c) To record the interest expense on the funds assumed to be borrowed under the Hussmann Credit Facility. The borrowings are assumed to bear an annualized interest rate of 7.0%, which is management's estimate of the currently available rate for borrowings under comparable credit facilities. This rate may change prior to the incurrence of such debt on or before the Distribution Date; further, after the Distribution the interest rate on the borrowings under the Hussmann Credit Facility will continue to be subject to changes in interest rates generally. The following table reflects the effect on the pro forma combined income statements of an increase or decrease of 1/8 of a percentage point in the annualized interest rate (in millions):

                                                                  NINE MONTHS ENDED
                                                                                                YEAR ENDED
                                                                  SEPTEMBER 30, 1997        DECEMBER 31, 1996
                                                               ------------------------  ------------------------
                                                                 6.875%       7.125%       6.875%       7.125%
                                                               -----------  -----------  -----------  -----------
Income before income taxes...................................   $    16.5    $    16.1    $    77.6    $    77.2
Net income...................................................   $     1.1    $      .8    $    50.4    $    50.2

(d) To record income tax benefits attributable to adjustments (a), (b) and (c) at a combined Federal and state tax rate of 37%.


(e) The pro forma per share information is based upon the weighted average number of common and common equivalent shares used by Whitman to determine its earnings per share for the respective periods, adjusted in accordance with the Distribution ratio (one share of Hussmann Common Stock for every two shares of Whitman Common Stock held). The pro forma number of common and common equivalent shares for the nine months ended September 30, 1997 is
    51.7 million and for the year ended December 31, 1996 is 53.2 million.
    On and after the Distribution Date, options to purchase Whitman Common Stock then held by Whitman's officers and employees will continue to apply solely to the purchase of Whitman Common Stock. Options to purchase Whitman Common Stock that are held by Separated Employees (other than retirees) will, unless exercised prior to the Distribution Date, be exchanged for new options of equivalent value under the Hussmann Stock Incentive Plan or the Midas Stock Incentive Plan, as applicable, except that a Separated Employee may elect not to surrender an exercisable option to purchase Whitman Common Stock, in which case the number of shares of Whitman Common Stock subject to such option and the purchase price will be adjusted to reflect the Distribution. The number of shares of Hussmann Common Stock and Midas Common Stock subject to a new option and the exercise price per share will be set in a manner that will maintain in the aggregate the excess of market value over the exercise price of the existing option immediately prior to the Distribution.
    The number of common and common equivalent shares to be used by Hussmann to compute earnings per share after the Distribution will depend on the market prices of Whitman Common Stock and Hussmann Common Stock at that time.


(f) To record payments to be made to Whitman by Hussmann International, anticipated to aggregate $250 million, which will be applied to settle all intercompany loans and advances with the balance to be paid as a cash dividend.

                  HUSSMANN INTERNATIONAL SUMMARY OF OPERATIONS

    The following table presents selected historical combined financial information of Hussmann International. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of Hussmann International and the notes thereto included elsewhere in this Annex B. The combined operating results data set forth below for each of the years ended December 31, 1996, 1995 and 1994 and the combined balance sheet data as of December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited combined financial statements of Hussmann International included elsewhere in this Annex B, and should be read in conjunction with those financial statements and notes thereto. The combined operating results data for each of the years ended December 31, 1993 and 1992 and the combined balance sheet data as of December 31, 1994, 1993 and 1992 are derived from unaudited combined financial statements of Hussmann International not included herein. The combined balance sheet data as of September 30, 1996 are derived from unaudited combined financial statements of Hussmann International not included herein. The combined operating results data for the nine-month periods ended September 30, 1997 and 1996, and the combined balance sheet data as of September 30, 1997 are derived from, and are qualified by reference to, the unaudited interim combined financial statements of Hussmann International included elsewhere in this Annex B, and should be read in conjunction with those financial statements and the notes thereto. See "Hussmann International Index to Historical Financial Information." Per share data has not been presented because Hussmann International was wholly-owned by Whitman during the periods presented below.

    The combined historical financial information presented below may not necessarily reflect future results of operations or financial position of Hussmann International or what the results of operations or financial position of Hussmann International would actually have been had Hussmann International operated as an independent company during the periods shown. See "Risk Factors--Limited Relevance of Historical Combined Financial Information" in the body of the Information Statement.


                                          FOR THE NINE MONTHS                 FOR THE YEARS ENDED DECEMBER 31,
                                          ENDED SEPTEMBER 30,     ---------------------------------------------------------
                                        ------------------------                                      1993         1992
(IN MILLIONS)                                           1996        1996       1995       1994     -----------  -----------
                                                     -----------  ---------  ---------  ---------  (UNAUDITED)  (UNAUDITED)
                                           1997      (UNAUDITED)
                                        -----------
                                        (UNAUDITED)
COMBINED OPERATING RESULTS DATA:
Sales and revenues....................   $   733.2    $   682.1   $ 1,005.7  $   921.7  $   859.5   $   846.5    $   791.2
Whitman charges.......................       (21.3)       (20.9)      (26.7)     (28.6)     (28.3)      (33.6)       (32.0)
Income (loss) from continuing
  operations (a)......................       (10.9)        18.1        34.1       23.9       23.6        23.0         20.0
Net income (loss) (b).................       (10.9)        18.1        34.1       23.9       23.6        10.8         (3.8)
COMBINED BALANCE SHEET DATA:
Total assets..........................   $   591.4    $   574.7   $   611.4  $   547.4  $   503.6   $   490.4    $   477.6
Loans and advances from Whitman.......       198.7        210.7       211.4      186.9      150.6       134.4        126.7
Shareholder equity....................       175.8        170.8       192.6      161.1      173.2       164.2        155.8
OTHER DATA:
  EBITDA, as adjusted (c).............   $    79.5    $    75.0   $   114.0  $    98.3  $    99.8   $   100.0    $    94.0
  EBITDA, as adjusted, as a percent of
    sales and revenues................        10.8%        11.0%       11.3%      10.7%      11.6%       11.8%        11.9%
  Cash flows provided by (used in):
    Operating activities..............        30.6         (1.8)       26.1       (4.0)       9.3         7.8         51.2
    Investing activities..............       (37.7)       (20.0)      (27.3)     (36.7)     (32.6)      (17.2)       (14.0)
    Financing activities..............       (13.6)        13.5        14.3       32.9        4.3         7.6        (24.5)


------------------------

(a) Included in the nine months ended September 30, 1997 are the non-recurring charges of $30.7 million ($29.6 million after taxes). See Note 13 to the Combined Financial Statements of Hussmann International.

(b) Included in the year ended December 31, 1993 is the cumulative effect of a change in accounting for post-retirement benefits, which reduced net income by $10.5 million on an after-tax basis. Included in the years ended December 31, 1993 and 1992 are the after-tax losses on disposition of discontinued operations, which amounted to $1.7 million and $23.8 million, respectively.

(c) EBITDA is defined as operating income before non-recurring charges plus depreciation and amortization and is generally accepted as providing useful information regarding a company's financial performance. EBITDA should not be considered an alternative to net income, an indicator of Hussmann International's operating performance, or an alternative to Hussmann International's cash flow from operating activities as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    Hussmann manufactures, sells, installs and services merchandising and refrigeration systems for the world's commercial food industry. Products include refrigerated and non-refrigerated display merchandisers, refrigeration systems, beverage coolers, air handlers, condensers, coils and walk-in storage coolers and freezers. Hussmann operates in three geographic segments, the U.S. and Canada, the United Kingdom and Other International, which includes Mexico, Latin America, Asia Pacific, continental Europe and the Middle East, with approximately 90% of 1996 sales from the U.S. and Canada and U.K. operations.

    In general, the markets in which Hussmann participates are highly competitive with competition primarily based on price, variety, quality, technology and energy conservation. Hussmann's competitors vary according to product and geographic area and include companies that manufacture a variety of products for the commercial food industry and those that specialize in a particular product. In the U.S. and Canada, which comprised approximately 75% of Hussmann's sales in 1996, Hussmann sells its products primarily to supermarkets and convenience stores, including both national and local retailers. In addition, Hussmann's sales are historically seasonal, with the greatest demand for its products in the third and fourth quarters of the year. This demand results from customers' seasonal construction cycles and the desire to complete stores prior to the holidays.


    Since 1995, Hussmann has experienced declining sales in the U.K. Hussmann did not have operating income in the U.K. in 1996. In the nine months ended September 30, 1997, Hussmann's operating loss in the U.K. was $5.8 million. During the third quarter of 1997, Hussmann recorded non-recurring charges of $30.7 million ($29.6 million on an after-tax basis) principally relating to the recognition of goodwill impairment and the closure of sales and service branches in the U.K. See "Business--Market Overview" and Note 13 to the Combined Financial Statements of Hussmann included elsewhere in this Annex B.



    During the fourth quarter of 1997, Hussmann management decided to restructure its U.K. operations. The restructuring plan will include closing a manufacturing facility in Glasgow, Scotland and the consolidation of two other manufacturing facilities in Milton Keynes, England. Additionally, it will include consolidation of certain North American operations. These actions will result in the elimination of approximately 320 jobs, primarily in the U.K. The total costs to be incurred under the restructuring will be recognized in the fourth quarter and are expected to be approximately $26 million (approximately $18 million on an after-tax basis) which includes $12.6 million for the write-down of inventory and equipment, $11.3 million in severance and termination benefits, and $2.1 million for lease termination and other closing costs. The restructuring is scheduled to be completed by the second quarter of 1998 and is expected to result in lower employee costs and lower depreciation and amortization. See Note 14 to the Combined Financial Statements of Hussmann included elsewhere in this Annex B.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE
  MONTHS ENDED
  SEPTEMBER 30, 1996

SALES AND REVENUES

    Sales and revenues during the nine months ended September 30, 1997 of $733.2 million were $51.1 million or 7.5% over sales and revenues of $682.1 million during the comparable 1996 period principally driven by volume increases. Sales and revenue increases in the U.S. and Brazil drove the overall improvement. Historically, Hussmann has realized approximately 69% of its annual sales and revenues in the first nine months of the year due to construction seasonality and supermarket customers' desire to finish projects prior to the holiday season. The following is a summarized analysis of the increase in sales and revenues (in millions):

                                                      SALES AND REVENUES
                                                          NINE MONTHS                    % INCREASE
                                                             ENDED         CHANGE FROM   (DECREASE)
                                                      SEPTEMBER 30, 1997      1996        FROM 1996
                                                      -------------------  -----------  -------------
U.S. and Canada.....................................       $   605.4        $    38.7           6.8%
U.K. ...............................................            78.5             (6.0)         (7.1)
Other International.................................            80.8             23.5          40.5
Eliminations........................................           (31.5)            (5.1)        (19.3)
                                                              ------       -----------
  Total.............................................       $   733.2        $    51.1           7.5%
                                                              ------       -----------
                                                              ------       -----------

    The 6.8% increase in sales and revenues in the U.S. and Canada was principally driven by continued strong U.S. supermarket demand. The decrease in sales and revenues in the U.K. of 7.1% was due to a continued soft market in the U.K., plus startup delays at a new plant in Milton Keynes, England. The increase in sales and revenues of 40.5% or $23.5 million in Other International, which includes Mexico, Latin America, Asia Pacific, continental Europe and the Middle East, was principally due to the acquisition of Fast Frio in Brazil in January 1997, which had $14.9 million of sales and revenues in the first nine months of 1997.

GROSS PROFIT AND OPERATING INCOME

    As a percent of sales and revenues, gross profit margin in the first nine months of 1997 was 19.9% compared to 20.3% in the first nine months of 1996. U.S. and Canada gross profit percentage of 21.8% was 0.3 points above 1996 gross profit percentage of 21.5%. The U.S. market has been particularly price competitive since 1995. Productivity improvements from the new Impact product line were mostly offset by inflation in material costs which was not offset by customer price increases. Gross profit percentage in both the U.K. and Other International operations were below 1996 levels due to lower volume and manufacturing inefficiencies in the U.K. and a negative change in sales mix in Mexico driven by the timing of supermarket building programs.

    Total selling, general and administrative ("SG&A") expenses of $82.2 million were $5.0 million or 6.5% higher than 1996 SG&A expenses of $77.2 million. Increased SG&A expenses are primarily due to the acquisition of Fast Frio in Brazil.

    Operating income for the first nine months of 1997 of $62.4 million (before non-recurring charges) was $2.1 million or 3.5% above the first nine months of 1996 operating income of $60.3 million. Non-recurring charges of $30.7 million were recorded in the third quarter relating to the recognition of goodwill impairment ($26.0 million) and the consolidation of sales and service branches in the U.K. ($4.7 million). Historically, Hussmann realizes approximately 63% of its total year operating income in the first nine months due to the seasonality of sales. U.S. and Canada operating income of $73.5 million was $9.0 million or 14% greater than 1996 operating income of $64.5 million. This increase was principally driven by strong volume growth plus continued control of SG&A expenses in support areas. The U.K. operations had an operating loss of $5.8 million in the first nine months of 1997, which was $3.4 million more than the 1996 operating loss of $2.4 million. Lower volume combined with start-up driven manufacturing inefficiencies at the Milton Keynes plant drove the result. Operating income for the first nine months of 1997 for Other International operations of $7.8 million was $1.1 million or 12% below 1996 operating income of $8.9 million, attributable mainly to the timing of supermarket sales in Mexico in 1997 compared to 1996 and the inclusion of the acquisition of Fast Frio, Brazil.

INTEREST EXPENSE

    Interest expense of $14.1 million increased $.8 million or 6.0% from 1996 to 1997 primarily due to additional funds advanced from Whitman to support capital expenditures and higher working capital requirements.

RESULTS OF OPERATIONS--1996 COMPARED TO 1995

SALES AND REVENUES

    Sales and revenues in 1996 of $1,005.7 million were $84.0 million or 9.1% over 1995 sales and revenues of $921.7 million. Sales and revenue increases in the U.S., Mexico and Chile led the overall increase. The following is a summarized analysis of the increase in sales and revenues (in millions):

                                                               1996 SALES               % INCREASE
                                                                  AND      CHANGE FROM  (DECREASE)
                                                                REVENUES      1995       FROM 1995
                                                               ----------  -----------  -----------
U.S. and Canada..............................................  $    826.6   $    88.0         11.9%
U.K. ........................................................       139.9       (17.4)       (11.1)
Other International..........................................        82.0        14.4         21.3
Eliminations.................................................       (42.8)       (1.0)         2.4
                                                               ----------  -----------
  Total......................................................  $  1,005.7   $    84.0          9.1%
                                                               ----------  -----------
                                                               ----------  -----------

    U.S. and Canada 1996 sales and revenues increased 11.9% principally due to a continued strong U.S. market which Hussmann estimates grew approximately 7.0% in 1996. The U.K. sales and revenues decrease of 11.1% was due to an approximate 20% drop in the U.K. market for refrigerated display merchandisers due primarily to legislation restricting the building of supermarkets within township limits.

    Other International sales and revenues increased 21.3% or $14.4 million due to a $9.2 million or 16.0% improvement in Mexico's sales and revenues plus $3.8 million in increased sales (64%) from Frio-Lux in Chile, a 1995 acquisition.

GROSS PROFIT AND OPERATING INCOME

    As a percent of sales and revenues, 1996 gross profit margin was 20.3%, compared to the prior year percentage of 19.5%. U.S. and Canada operations increased its gross profit percentage by 0.7 percentage points from 20.2% to 20.9% principally due to improved manufacturing efficiencies driven by higher volume in U.S. and Canadian plants, which more than offset transitional costs associated with the introduction of the Impact product line in the U.S. The U.K. operations experienced a 2.2 percentage point decrease in its gross profit margin, from 10.7% in 1995 to 8.5% in 1996, primarily as a result of reduced sales of higher margin equipment and start-up costs in a new plant in Milton Keynes, England. Approximately 78% of U.K. sales are from service and contracting which have historically had lower margins than the remaining 22% of sales from supermarket equipment. Other International gross profit margin increased 3.2 percentage points, from 23.1% in 1995 to 26.3% in 1996, primarily from volume driven manufacturing efficiencies combined with selling price increases in Mexico.

    Total SG&A expenses increased by 9.6% from $99.1 million in 1995 to $108.6 million in 1996. The primary causes of this increase were the additional compensation costs of new employees in China, Chile and the Asia sales force, as well as increased compensation for existing employees.

    1996 operating income of $93.8 million increased $15.1 million or 19.2% more than 1995 operating income of $78.7 million. U.S. and Canada operating income of $94.4 million was $15.8 million or 20.1% more than 1995 operating income of $78.6 million due primarily to strong volume growth and leverage over SG&A costs which increased at a slower rate than sales principally due to a company-wide cost reduction program. U.K. 1996 operating income was down $5.8 million from 1995 operating income of $5.8 million due principally to the deterioration in gross profit percentage. Operating income for Other International operations of $14.3 million increased $5.2 million or 57.1% more than 1995 operating income of $9.1 million. This improvement was primarily due to Mexico's $4.7 million or 65.2% increase in operating income over 1995. Stronger exports, selling price increases and cost controls drove Mexico's improvement.

INTEREST EXPENSE

    Interest expense of $18.0 million increased $1.2 million, or 7.1% from 1995 to 1996 primarily due to additional funds advanced from Whitman to support higher working capital requirements.

EFFECTIVE CORPORATE TAX RATE

    Hussmann's effective corporate tax rate of 34.0% in 1996 was 2.8 percentage points lower than the 1995 effective rate of 36.8% due principally to a credit to Mexican deferred taxes driven by adjustments to fixed assets for higher inflation realized in Mexico in 1994 and 1995.

RESULTS OF OPERATIONS--1995 COMPARED TO 1994

SALES AND REVENUES

    1995 sales and revenues of $921.7 million were $62.2 million, or 7.2%, over 1994 sales and revenues of $859.5 million. Strong sales and revenues in the U.S., Canada and the U.K. more than offset the negative impact of the Mexican peso devaluation which effectively reduced sales and revenues by $39.5 million in 1995 as compared to 1994. Excluding the effect of the peso devaluation, Hussmann's 1995 sales and revenues would have been up 11.8% over 1994. The following is a summarized analysis of the increase in sales and revenues (in millions):

                                                                                      % INCREASE
                                                          1995 SALES    CHANGE FROM   (DECREASE)
                                                         AND REVENUES      1994        FROM 1994
                                                         -------------  -----------  -------------
U.S. and Canada........................................    $   738.6     $    90.9          14.0%
U.K. ..................................................        157.3          10.2           6.9
Other International....................................         67.6         (29.8)        (30.6)
Eliminations...........................................        (41.8)         (9.1)         27.8
                                                         -------------  -----------
  Total................................................    $   921.7     $    62.2           7.2%
                                                         -------------  -----------
                                                         -------------  -----------

    U.S. and Canada 1995 sales and revenues increased 14.0% primarily due to a strong 1995 U.S. demand for refrigerated display merchandisers combined with increased exports and growth in sales of custom and specialty merchandisers. The U.K. sales and revenues increase of 6.9% was due primarily to growth in the U.K. market and increased sales of specialty supermarket equipment. Other International sales and revenues decreased $29.8 million or 30.6% due principally to the Mexican peso devaluation which negatively impacted sales and revenues $39.5 million, partially offset by $9.7 million in additional sales and revenues from the acquisition of Frio-Lux in Chile and Luoyang Refrigeration in China.

GROSS PROFIT AND OPERATING INCOME

    As a percent of sales and revenues, gross profit margin was 19.5%, compared to the prior year percentage of 20.7%. U.S. and Canada operations gross profit percentage decreased by 1.0 percentage point from 21.2% to 20.2%, due primarily to the inability to pass material and other inflationary increases along to customers through selling price increases. The U.K. operations experienced a 0.8 percentage point improvement in gross profit margin, from 9.9% in 1994 to 10.7% in 1995, due primarily to increased sales mix of higher margin supermarket equipment in 1995. Other International gross profit margin decreased 4.6 percentage points, from 27.7% in 1994 to 23.1% in 1995 due primarily to lower manufacturing efficiencies in Mexico driven by the sales volume decrease and also due to the currency translation effect that dollar-denominated material purchases had on Mexico's cost of goods sold.

    SG&A expenses increased by 4.9% from $94.5 million in 1994 to $99.1 million in 1995. General salary increases and the additional compensation costs of new employees in Chile and China were the primary causes.

    1995 operating income of $78.7 million was $3.8 million or 4.6% below 1994 operating income of $82.5 million. The effect of the peso devaluation had a 14.1% or $12.0 million impact on Hussmann's 1995 over 1994 operating income. The U.K. 1995 operating income of $5.8 million was 4.9% below 1994 operating income of $6.1 million primarily due to a flat market in the U.K. Other International 1995 operating income of $9.1 million was down $10.6 million or 53.8% under 1994 operating income of $19.7 million. The peso devaluation impact was partially offset by $1.0 million in operating income from the Frio-Lux operations.

INTEREST EXPENSE

    Interest expense of $16.8 million increased $1.2 million, or 7.7% from 1994 to 1995 primarily due to additional funds advanced from Whitman to support the acquisitions made in China, Chile and the U.K. during 1995.

EFFECTIVE CORPORATE TAX RATE

    Hussmann's effective corporate tax rate for 1995 of 36.8% was 4.3 percentage points lower than the 1994 effective tax rate of 41.1% due to tax deductions taken in Mexico in 1995 related to inflation adjustments on inventory, receivables and property and equipment. Additionally, taxes in 1995 on foreign source income were lower than in 1994 as a result of lower interest income in Mexico.

LIQUIDITY, FINANCIAL CONDITION AND CAPITAL RESOURCES

    CASH FLOWS FROM OPERATIONS. Hussmann's cash flows from operations historically have been substantially affected by the allocations from Whitman of expenses to its operating subsidiaries. These charges to Hussmann were $26.7 million, $28.6 million and $28.3 million during 1996, 1995 and 1994, respectively, and $21.3 million and $20.9 million for the nine months ended September 30, 1997 and 1996, respectively. These charges are not necessarily indicative of the costs that would have been incurred by Hussmann if Hussmann had been an independent company during the periods presented, and such charges will be eliminated after the Distribution Date. After the Distribution Date, Hussmann will be responsible for the expenses of being a public company. In addition, Whitman has charged Hussmann interest on loans and advances from Whitman. Hussmann's management believes it will be able to borrow funds after the Distribution Date at interest rates equal to or below those paid to Whitman, which would result in lower interest expense to Hussmann. See Note 3 to Combined Financial Statements of Hussmann International and "Hussmann International Pro Forma Combined Financial Information" included elsewhere in this Annex B.

    On a historical basis, Hussmann generated net cash from operations of $26.1 million, $(4.0) million and $9.3 million during the years ended December 31, 1996, 1995 and 1994 respectively. The $30.1 million improvement in 1996 was principally driven by a $10.2 million (43%) increase in net income and $13.2 million in favorable timing of income tax payments. The $13.3 million deterioration in 1995 cash flows from operating activities was driven by flat net income and a $14.2 million negative impact from the timing of income tax payments.

    For the nine-month period ended September 30, 1997, Hussmann generated net cash from operations of $30.6 million, compared to net cash used by operations of $1.8 million for the nine-month period ended September 30, 1996. This increase in net cash was principally due to improved management of third quarter seasonal inventory and positive cash flow from the non-cash portion of the restructuring charge, which together more than offset the $30.7 million in non-recurring charges described above.

    CASH FLOWS FROM INVESTING ACTIVITIES. Net cash used in investing activities was $27.3 million, $36.7 million and $32.6 million during the years ended December 31, 1996, 1995 and 1994, respectively. Capital investments of $33.5 million, $29.3 million and $32.7 million in such years were the principal component of investing activities. Additionally, in 1995 net payments for companies acquired were $8.4 million, principally as a result of Hussmann's acquisitions of a 55% interest in Luoyang Refrigeration in Luoyang, China, the remaining 50% interest in Capital Metalwork Limited in Luton, England, and a 75% interest in Frio-Lux, Chile.

    Net cash used in investing activities was $37.7 million and $20.0 million in the nine months ended September 30, 1997 and 1996, respectively. Capital investments of $25.7 million and $26.1 million in 1997 and 1996, respectively were the principal components of investing activities. Net cash used in investing activities during the nine months ended September 30, 1997 also reflect net payments for companies acquired of $12.4 million, due to Hussmann's acquisitions of the remaining 25% interest in Frio-Lux, Chile, and a 70% interest in Fast Frio, Brazil.

    Hussmann's management expects capital investments to be in the range of $30 million to $40 million per year during the period 1997 through 1999, excluding any net cash used for acquisitions and capital investments made in respect of any such acquisitions. Approximately one-third of such capital investments is the cost of converting to an integrated company-wide information system. In addition, Hussmann's management will continue to review potential acquisitions. See "Business--Strategy" included elsewhere in this Annex B.

    CASH FLOWS FROM FINANCING ACTIVITIES. Net cash provided by financing activities was $14.3 million, $32.9 million and $4.3 million during the years ended December 31, 1996, 1995 and 1994, respectively. Whitman historically has served as the primary source of financing for Hussmann. Under Whitman's cash management procedures, Hussmann has advanced cash not needed for current operations to Whitman at the then-current commercial bank prime lending rate and Whitman has advanced cash to Hussmann on the same basis. Due primarily to Hussmann's investing activities, such as capital investments and acquisitions, and the allocation of expenses by Whitman to Hussmann, Hussmann has been a net cash user and, accordingly, there has been a net increase in advances from Whitman of $24.5 million, $36.4 million and $16.1 million during the years ended December 31, 1996, 1995 and 1994, respectively. However, for the first nine months of 1997, there was a decrease in advances from Whitman of $12.7 million due to improved cash flow resulting from higher sales volumes. These advances are included in loans and advances from Whitman on Hussmann's Combined Balance Sheets. See Note 3 to Combined Financial Statements of Hussmann International included elsewhere in this Annex B. With the elimination of Whitman charges after the Distribution Date and the expected reductions in interest expense and the level of cash dividends paid (if any), Hussmann's management believes that cash flows from operations will be sufficient to cover planned capital expenditures. See "Hussmann International Pro Forma Combined Financial Information" included elsewhere in this Annex B.

    AVAILABLE CASH AND CREDIT FACILITY. Hussmann's cash and cash equivalents totaled $25.9 million as of September 30, 1997, compared to $47.1 million and $34.1 million as of December 31, 1996 and 1995, respectively.


    Hussmann management expects to enter into the Hussmann Credit Facility prior to the Distribution Date. The Hussmann Credit Facility will enable Hussmann to borrow funds at variable interest rates on a revolving credit basis up to an aggregate principal amount of $350 million, subject to the terms and conditions thereof. Prior to the Distribution Date, Hussmann will pay to Whitman approximately $250 million, which will be applied to settle all intercompany loans and advances from Whitman with the balance to be paid as a cash dividend to Whitman. At September 30, 1997 such intercompany loans and advances amounted to approximately $198.7 million. Of such payments to Whitman, approximately $240 million will be financed from the proceeds of new borrowings under the Hussman Credit Facility. Unused amounts under the Hussmann Credit Facility will be available for Hussmann's working capital requirements and general corporate purposes after the Distribution Date. Hussmann may convert a portion of its initial debt to longer term fixed rate debt, contingent upon acceptable market conditions.


    Hussmann management believes that cash flows from operations, unused amounts available under the Hussmann Credit Facility, and access to capital markets will be sufficient to satisfy Hussmann's future working capital, capital investment, acquisition and other financing requirements for the foreseeable future. Hussmann's management believes that Hussmann will be able to access capital markets on terms satisfactory to Hussmann, although there can be no assurance that will be the case.

    NON-U.S. OPERATIONS. The most significant non-U.S. operations are located in Canada, Mexico and the U.K., with other operations located in, among other countries, Brazil, Chile, China and Singapore. Because Hussmann's non-U.S. entities conduct business in their respective local currencies, Hussmann is subject to foreign currency risks when translating its non-U.S. entity financial statements into U.S. dollars for financial reporting purposes. In general, a rising U.S. dollar in relation to a foreign currency will have a negative effect on Hussmann's results of operations, while a falling U.S. dollar will have the opposite effect on Hussmann's results. In addition to the foreign currency translation risks faced by Hussmann, other risks associated with non-U.S. operations include the potential for restrictive actions taken by host country governments, the risks relating to non-U.S. economic and political conditions, and the risks relating to limits on the transfer of funds from non-U.S. entities to Hussmann. Hussmann does not use foreign currency risk management instruments to manage its exposure to changes in currency exchange rates. However, as the significance of Hussmann's foreign operations grows, management will reassess whether it would be appropriate to use foreign currency risk management instruments.

FUTURE CHANGE IN ACCOUNTING STANDARD

    In June 1997, the Financial Accounting Standards Board ("FASB") issued its Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement with the same prominence as other financial statements. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. With respect to Hussmann, the adoption of Statement No. 130 will result in the inclusion, in the statement of comprehensive income, of the periodic adjustments arising from the translation into U.S. dollars of foreign currency financial statements of non-U.S. entities. In accordance with the FASB's Statement No. 52, "Foreign Currency Translation," such translation adjustments are excluded from the combined statements of income but are included in the combined balance sheets as a component of shareholder equity.

                                   MANAGEMENT

DIRECTORS


    Immediately after the Distribution Date, the individuals named in the following table will serve as members of the Hussmann Board. The Hussmann Board will be divided into three classes. Directors in each class will serve until the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law" in the body of the Information Statement.



                                       YEAR TERM
NAME                          AGE       EXPIRES                                    BACKGROUND
-------------------------     ---     -----------  --------------------------------------------------------------------------
Archie R. Dykes..........         66        1999   Dr. Dykes has served as Chairman of Capital City Holdings Inc., a venture capital organization, since 1988. He was Chairman and Chief Executive
                                                   Officer of the Security Benefit Group of Companies from 1980 through 1987.
                                                   He is a director of Fleming Companies, Inc., Bradford Capital Partners,
                                                   the Employment Corporation and Whitman.

Richard G. Cline.........         62        2000   Mr. Cline served as President of NICOR, which is engaged in natural gas distribution and containerized liner shipping, beginning in 1985, following 22 years of service as an executive with Jewel Companies, Inc.
                                                   He became Chairman and Chief Executive Officer of NICOR in 1986, a
                                                   position he held until his retirement from the company in 1995. He is also a director of Kmart Corporation, Ryerson Tull, Inc. and Whitman.

Victoria B. Jackson......         42        2000   Ms. Jackson is President and Chief Executive Officer of DSS/ProDiesel,
                                                   Inc., a diesel parts remanufacturing and distribution company which she has headed since 1981. She is also a director of Shoney's, Inc. and
                                                   Whitman, and a member of the Board of Advisors of Stratco.

R. Randolph Devening.....         55        2001   Mr. Devening is President and Chief Executive Officer of Foodbrands
                                                   America, Inc., which produces, markets and distributes perishable food products for the food service and retail store delicatessen market. Mr.
                                                   Devening has been with Foodbrands America since 1994. From 1989 through
                                                   1994 Mr. Devening served as Chief Financial Officer of Fleming Companies,
                                                   Inc., and became its Vice Chairman in 1993. He is also a director of ENTEX
                                                   Information Services, Inc., Autocraft Industries, Arkwright Mutual
                                                   Insurance Company and Hancock Fabrics, Inc.

J. Larry Vowell..........         56        2001   Mr. Vowell has spent his entire professional career with Hussmann. After holding a variety of management positions, Mr. Vowell became President and
                                                   Chief Operating Officer-Hussmann U.S.A. in 1990 and President and Chief
                                                   Executive Officer later that year.



    Hussmann has been actively engaged in a search to identify additional qualified candidates to serve as members of the Hussmann Board. It is expected that the Hussmann Board will ultimately consist of seven or eight members.


COMMITTEES OF THE BOARD OF DIRECTORS

    Hussmann will be managed under the direction of its Board of Directors. The Hussmann Board will meet on a regular basis to review Hussmann's operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Hussmann, and to act on matters requiring approval of the Hussmann Board. It will also hold special meetings when an important matter requires Hussmann Board action between scheduled meetings. Members of senior management will be regularly invited to Hussmann Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

    To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Hussmann Board is expected to establish various committees, including those described below. The members of the committees of the Hussmann Board have not been designated. It is not anticipated that any Hussmann employee serving on the Hussmann Board will be a member of the Audit Committee or the Management Resources and Compensation Committee.



    The EXECUTIVE COMMITTEE of the Hussmann Board will be constituted by the Hussmann Board to act, except as limited by applicable law, in lieu of the Hussmann Board and between meetings of the Hussmann Board.



    The AUDIT COMMITTEE will review the audit report of Hussmann as prepared by its designated certified public accountants, recommend the selection of a certified public accounting firm each year and review audit and any non-audit fees paid to Hussmann's certified public accountants. The Hussmann internal audit reports will also be available for review by the Audit Committee. The Committee will report its findings and recommendations to the Hussmann Board for appropriate action.



    The MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE will be charged with the responsibility of supervising the compensation policies of Hussmann, administering Hussmann's employee incentive plans, reviewing officers' salaries, approving significant changes in salaried employee benefits and recommending to the Hussmann Board such other forms of remuneration as it deems appropriate.



    The FINANCE AND PENSION COMMITTEE will supervise the financial affairs of Hussmann and receive and review reports of those persons who supervise and manage the Hussmann pension plans. The Hussmann Board may delegate to the Finance and Pension Committee and certain officers its authority to approve financing transactions within specified dollar limitations.


    The Hussmann Board, acting as a committee of the whole, will have the responsibility for considering nominations for prospective board members. The Hussmann Board will consider nominees recommended by other directors, shareholders and management who present for evaluation by the Hussmann Board appropriate data with respect to the suggested candidate, provided that nominations by shareholders must be made in accordance with the Hussmann By-Laws. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law--Certificate of Incorporation and By-Laws" in the body of the Information Statement.

    The Hussmann Board may also establish other committees.

COMPENSATION OF DIRECTORS


    Directors who are not employees of Hussmann will receive an annual retainer of $20,000, plus $1,000 for each meeting of the Hussmann Board and $600 for each Hussmann Board Committee meeting attended. The Chairman of each Hussmann Board Committee will be paid an additional $3,000 annual retainer. Non-employee directors may also receive awards pursuant to the Hussmann Stock Incentive Plan.



    Hussmann intends to enter into an agreement with Mr. Cline providing for his service as Chairman of the Board of Hussmann for a minimum of two years. He would be compensated at a rate of $400,000 annually, which would be in lieu of all other Hussmann Board fees. Additionally, he would be granted a ten-year nonqualified option to purchase 200,000 shares of Hussmann Common Stock on the Distribution Date at the market price on such Date. Mr. Cline would not be an employee of Hussmann and would not participate in Hussmann's management incentive or general employee benefit plans.

EXECUTIVE OFFICERS

    Set forth below is information with respect to those individuals who are expected to serve as executive officers of Hussmann immediately following the Distribution.


NAME, AGE AND POSITION                                             BACKGROUND AND EXPERIENCE
-----------------------------------------  --------------------------------------------------------------------------
Richard G. Cline (62) ...................  (See "--Directors")
  Chairman of the Board

J. Larry Vowell (56) ....................  (See "--Directors")
  President and Chief Executive Officer

John S. Gleason (56) ....................  Following a lengthy career with J. I. Case, Mr. Gleason joined Hussmann in
  Executive Vice President-North American  1988 as President-International Group. He served as Executive Vice
  Operations                               President-Sales and Marketing for North America from 1991 to 1995.

John Schlee (54) ........................  Mr. Schlee joined Hussmann in 1988 as Group Vice President- Manufacturing.
  Senior Vice President-Europe and Middle  He became Senior Vice President-Manufacturing in 1989, was Senior Vice
  East                                     President-International from 1995 to 1996 and was Senior Vice
                                           President-Global Development from 1996 to November 1997.

Michael D. Newman (41) ..................  Mr. Newman joined Hussmann in 1996. Prior to that, he spent seventeen
  Senior Vice President-Chief Financial    years with General Electric Company in various financial positions, most
  Officer and Treasurer                    recently as Manager, America's Finance.

Lawrence R. Rauzon (48) .................  Mr. Rauzon served as Vice President-Western United States from 1989-1994
  Vice President-Asia Pacific              when he was appointed Vice President and Region Manager, Western United
                                           States. He was appointed to his present position in 1996. He has been with
                                           Hussmann since 1978.

Dennis G. Gipson (44) ...................  Mr. Gipson joined Hussmann in 1972. From 1989 to 1991 he was Vice
  Vice President-Global Development        President Sales-North Cental Zone. He served as Vice President for Product
                                           Development and Research from 1992 to 1996. Immediately prior to his appointment to his present position he was Vice President-Refrigeration,
                                           North America.

Mark C. Schaefer (40) ...................  Mr. Schaefer joined Hussmann in 1981. He became President- Hussmann Mexico
  Vice President-Mexico and Latin America  in 1992, and was appointed to his present position in 1995.

Burton Halpern (56) .....................  Mr. Halpern has served in various legal capacities with Hussmann since
  Vice President, General Counsel and      1970. He became General Counsel in 1985.
  Secretary

Joseph R. Pinkston III (42) .............  Mr. Pinkston joined Hussmann in 1995. From 1992-1995 he served as Group
  Vice President-Human Resources           Director of Human Resources for the Bowman Distribution Division of the
                                           Barnes Group. Prior to that, he served in various human resource positions with units of AlliedSignal.

OWNERSHIP OF HUSSMANN COMMON STOCK BY MANAGEMENT


    All Hussmann Common Stock is currently owned by Whitman and no director or executive officer of Hussmann owns any shares of Hussmann Common Stock. The following table sets forth the beneficial ownership of Whitman Common Stock on December 16, 1997, by the individuals expected to be directors of Hussmann, the executive officers named in the Summary Compensation Table below and by all directors and executive officers of Hussmann as a group. Directors and executive officers of Hussmann will receive shares of Hussmann Common Stock in respect of the shares of Whitman Common Stock held by them on the Record Date on the same basis as other Whitman shareholders. Each of the following individuals and members of the group has sole voting and investment power with respect to the shares shown unless otherwise indicated.



                                                                                     AMOUNT AND NATURE OF   PERCENT OF
NAME OR IDENTITY OF GROUP                                                            BENEFICIAL OWNERSHIP      CLASS
-----------------------------------------------------------------------------------  --------------------  -------------
Richard G. Cline...................................................................            5,375             *
R. Randolph Devening...............................................................                0             *
Archie R. Dykes....................................................................            5,621             *
Victoria B. Jackson................................................................            1,725             *
J. Larry Vowell....................................................................          105,246(a)          *
John S. Gleason....................................................................           77,290(a)          *
John Schlee........................................................................          111,336(a)          *
Michael D. Newman..................................................................           19,871(a)          *
Bruce E. Ryan......................................................................           70,530(a)          *
All Directors and Executive Officers as a Group (14 persons).......................          612,980(b)          *


------------------------

 * Less than 1%.


(a) Includes shares which the named director or executive officer has the right to acquire within 60 days after December 16, 1997, through exercise of stock options, as follows: Mr. Vowell, 66,657 shares; Mr. Gleason, 35,233 shares; Mr. Schlee, 75,108 shares; Mr. Newman, 8,967 shares; and Mr. Ryan, 60,900 shares.



(b) The number of shares shown as beneficially owned include 410,272 shares which directors and executive officers have the right to acquire within 60 days after December 16, 1997, through the exercise of Whitman Common Stock options, 84,903 shares subject to possible forfeiture under outstanding Whitman restricted stock awards, and 31,592 shares representing the vested beneficial interest of such persons under the Whitman Retirement Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table shows annual and long-term compensation for each of Hussmann's five most highly compensated executive officers for services in all capacities to Hussmann and its subsidiaries and affiliates during 1996. Compensation, as reflected in this table and the tables on stock options which follow, is presented on the basis of rules of the SEC and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. References to "restricted stock" and "stock options" relate to awards under Whitman's Stock Incentive Plan.


                                                                              LONG TERM COMPENSATION
                                                                            ---------------------------
                                                                                      AWARDS
                                                                            ---------------------------
                                             ANNUAL COMPENSATION              WHITMAN
                                   ---------------------------------------   RESTRICTED      WHITMAN       ALL OTHER
                                                             OTHER ANNUAL   STOCK AWARDS  STOCK OPTIONS  COMPENSATION
NAME AND PRINCIPAL POSITION        SALARY ($)    BONUS ($)   COMPENSATION     ($) (B)          (#)          ($) (A)
---------------------------------  -----------  -----------  -------------  ------------  -------------  -------------
J. Larry Vowell..................     307,500      265,000        13,550        353,500        59,200         57,504
 President and Chief Executive
 Officer

John S. Gleason..................     233,746      160,000         8,751        207,050        34,800         32,156
 Executive Vice President-
 North American Operations

John Schlee......................     183,246      115,000         8,751        159,075        26,900         22,926
 Senior Vice President-
 Global Development

Michael D. Newman................     151,598      115,000         8,022        159,075        26,900         13,742
 Senior Vice President-Chief
 Financial Officer and Treasurer

Bruce E. Ryan....................     176,997       49,000         8,751        159,075        26,900         21,017
 Former Vice President-
 Europe and Middle East


------------------------

(a) The amounts shown for All Other Compensation are amounts accrued under a nonqualified retirement plan (Mr. Vowell, $30,152; Mr. Gleason, $20,495; Mr. Schlee, $14,293; Mr. Newman, $9,095; and Mr. Ryan, $13,620), together with the 1996 values of premiums paid by Hussmann for an executive split dollar life insurance program established July 1, 1996, to replace benefits formerly provided under a group program (Mr. Vowell, $27,352; Mr. Gleason, $11,661; Mr. Schlee, $8,633; Mr. Newman, $4,647; and Mr. Ryan, $7,397).

(b) The number of shares of restricted Whitman Common Stock and the market value thereof held by Messrs. Vowell, Gleason, Schlee, Newman and Ryan at December 31, 1996, was as follows: Mr. Vowell, 18,967 shares ($433,870); Mr. Gleason, 11,001 shares ($251,648); Mr. Schlee, 8,467 shares ($193,683); Mr. Newman,
    6,300 shares ($144,113); and Mr. Ryan, 7,900 shares ($180,713). Such shares vest ratably over a period of three years. Dividend equivalents are paid on restricted stock at the times and in the same amount as dividends paid to all Whitman shareholders.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth, for each of the executive officers named in the Summary Compensation Table, options granted in respect of Whitman Common Stock during 1996 pursuant to Whitman's Stock Incentive Plan. No stock appreciation rights were granted. Hussmann employees who do not exercise options to purchase Whitman Common Stock prior to the Distribution Date will, as of the Distribution Date, have such options replaced with options to purchase Hussmann Common Stock of equivalent value, except that a Hussmann employee may elect not to surrender an exercisable option to purchase Whitman Common Stock, in which case the number of shares of Whitman Common Stock subject to such option and the purchase price will be adjusted to reflect the Distribution.

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                              ANNUAL
                                              NUMBER OF                                                RATES OF STOCK PRICE
                                             SECURITIES     % OF TOTAL                                   APPRECIATION FOR
                                             UNDERLYING       OPTIONS                                         OPTION
                                               OPTIONS      GRANTED TO                                       TERM (B)
                                               GRANTED       EMPLOYEES       EXERCISE     EXPIRATION   ---------------------
NAME                                           (#)(A)         IN 1996      PRICE ($/SH)      DATE       5% ($)     10% ($)
-------------------------------------------  -----------  ---------------  -------------  -----------  ---------  ----------
J. Larry Vowell............................      59,200            2.5           25.31        5/2/06     942,306   2,387,987
John S. Gleason............................      34,800            1.5           25.31        5/2/06     553,923   1,403,749
John Schlee................................      26,900            1.1           25.31        5/2/06     428,176   1,085,082
Michael D. Newman..........................      26,900            1.1           25.31        5/2/06     428,176   1,085,082
Bruce E. Ryan..............................      26,900            1.1           25.31        5/2/06     428,176   1,085,082

------------------------

(a) All options were granted at a price equal to 100% of the fair market value of Whitman Common Stock at date of grant, which was May 2, 1996. Options become exercisable as to 1/3 on the first anniversary of the date of grant, 2/3 on the second anniversary, and in full on the third anniversary.

(b) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Whitman Common Stock. The calculations were based on the exercise price per share and the ten-year term of the options.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

    The following table sets forth information with respect to the executive officers named in the Summary Compensation Table regarding the exercise of options to purchase Whitman Common Stock during 1996 and unexercised options held as of December 31, 1996.

                                                                                  NUMBER OF
                                                                                 SECURITIES            VALUE OF
                                                                                 UNDERLYING           UNEXERCISED
                                                                             UNEXERCISED OPTIONS     IN-THE-MONEY
                                                                                   HELD AT            OPTIONS AT
                                                                              DECEMBER 31, 1996    DECEMBER 31, 1996
                                                                                     (#)                ($) (A)
                                      SHARES ACQUIRED ON    VALUE REALIZED      EXERCISABLE/         EXERCISABLE/
NAME                                     EXERCISE (#)            ($)            UNEXERCISABLE        UNEXERCISABLE
------------------------------------  -------------------  ----------------  -------------------  -------------------
J. Larry Vowell.....................              --                  --          35,000/77,800       272,676/99,008
John S. Gleason.....................          57,098             612,115          17,133/45,467       130,102/55,313
John Schlee.........................              --                  --          61,108/35,167       607,815/42,846
Michael D. Newman...................              --                  --             -0-/26,900         -0-/-0-
Bruce E. Ryan.......................              --                  --           3,233/33,367        14,954/29,908

------------------------

(a) Based on the closing price of Whitman Common Stock ($22.875) on December 31, 1996, as reported for New York Stock Exchange Composite Transactions.

                              STOCK INCENTIVE PLAN


    Hussmann has adopted, with the approval of Whitman in its capacity as the sole stockholder of Hussmann, the Hussmann Stock Incentive Plan (the "Hussmann Stock Plan"). The Hussmann Stock Plan will be administered by the Management Resources and Compensation Committee of the Hussmann Board. Hussmann intends to seek shareholder approval of the Hussmann Stock Plan at its 1999 annual meeting of shareholders.



    The Hussmann Stock Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards and performance awards to employees and non-employee directors (except that non-employee directors may not receive incentive stock options). Hussmann has reserved for issuance under the Hussmann Stock Plan 4,000,000 shares of Hussmann Common Stock plus those shares of Hussmann Common Stock subject to the substitute awards described in the last sentence of this paragraph. The committee administering the Hussmann Stock Plan is expected to grant, subject to completion of the Distribution, nonqualified options to purchase Hussmann Common Stock to Hussmann's executive officers and certain other persons who will be employees of Hussmann. Each such option will have an exercise price equal to 100% of the fair market value of Hussmann Common Stock on the effective date of grant, and will be for a term of ten years. In addition, as described under "Arrangements between Whitman and the Companies Relating to the Distribution--Distribution and Indemnity Agreements" in the body of the Information Statement, employees of Hussmann who hold options and restricted stock under the Whitman Stock Incentive Plan may receive substitute awards of equivalent value under the Hussmann Stock Plan, following completion of the Distribution.


                                 PENSION PLANS

    Hussmann maintains qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by the employee based upon percentage multipliers which are applied to Covered Compensation and Credited Service. The pension plans and related nonqualified plans were amended effective January 1, 1992, to reinstate benefit accruals that were frozen for most employees as of December 31, 1988, when Hussmann changed its benefit plan structure. The revised benefit formula provides a normal retirement benefit of 1% of Covered Compensation for each year of Credited Service (excluding 1989-1991), up to a maximum of 20 years. The changes also include special minimum benefits based on Credited Service accrued through December 31, 1988, and Covered Compensation at retirement.

    The following table reflects future benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the revised benefit formula mentioned above, at representative periods of Credited Service.

                            PROJECTED ANNUAL PENSION

                                                                                 YEARS OF CREDITED SERVICE (B)
                                                                          --------------------------------------------
COVERED COMPENSATION (A)                                                      5         10         15      20 OR MORE
------------------------------------------------------------------------  ---------  ---------  ---------  -----------
$200,000................................................................  $  10,000  $  20,000  $  30,000   $  40,000
$300,000................................................................     15,000     30,000     45,000      60,000
$400,000................................................................     20,000     40,000     60,000      80,000
$500,000................................................................     25,000     50,000     75,000     100,000

------------------------

(a) Covered Compensation includes salary and bonus, as shown in the Summary Compensation Table, averaged over the five consecutive years in which such compensation is the highest.

(b) As of December 31, 1996, Messrs. Gleason, Schlee, Newman and Ryan had 5, 5, 1 and 11, years of Credited Service, respectively.

    The benefit for Mr. Vowell, who had 29 years of Credited Service at December 31, 1988, will be determined under the minimum benefit formula (33.3% of Covered Compensation). Such benefits are not subject to deduction for social security or other offset amounts. As of December 31, 1996, Mr. Vowell had an accrued annual benefit payable at normal retirement age of approximately $171,000.

                              TERMINATION BENEFITS


    Hussmann has entered into Change in Control Agreements (the "Change in Control Agreements"), with Messrs. Vowell, Gleason, Schlee, Newman and certain other officers. The Change in Control Agreements were a result of a determination by the Hussmann Board that it was important and in the best interests of Hussmann and its shareholders to ensure that, in the event of a possible change in control of Hussmann, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. The Change in Control Agreements become effective on the Distribution Date.


    For purposes of the Change in Control Agreements, a "change in control" includes (i) a reorganization, merger or consolidation of Hussmann or sale or other disposition of all or substantially all of Hussmann's assets, other than a transaction in which the beneficial owners of the Hussmann Common Stock prior to the transaction own at least two-thirds of the voting securities of the corporation resulting from such transaction, no person owns 25% or more of the voting securities of the corporation resulting from such transaction and the members of the Hussmann Board constitute at least a majority of the members of the board of directors of the corporation resulting from such transaction, (ii) the consummation of a plan of complete liquidation or dissolution of Hussmann,
(iii) the acquisition by any person or group of 25% or more of Hussmann's voting securities, or (iv) persons who are directors of Hussmann on the Distribution Date (or their successor as approved by a majority of the members of the Hussmann Board) cease to constitute a majority of the Hussmann Board.

    Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to officers under the Change in Control Agreements are (i) a lump sum payment equal to three years' compensation (base salary and incentive compensation), and (ii) continued participation in Hussmann's employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of Hussmann, would constitute a "parachute payment" as defined in the Code and subject the officer to the excise tax imposed by Section 4999 of the Code, Hussmann will pay such tax and any taxes on such payment.

    The Change in Control Agreements are not employment agreements, and do not impair the right of Hussmann to terminate the employment of the officer with or without cause prior to a change in control, or, absent a potential or pending change in control, the right of the officer to voluntarily terminate his employment.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

    The Hussmann By-Laws provide that an annual meeting of shareholders will be held each year on a date specified by the Hussmann Board. Prior to the Record Date, Whitman, which was then and is currently the sole shareholder of Hussmann, elected the current members of the Hussmann Board. The first annual meeting of Hussmann shareholders after the Distribution is expected to be held on May 5, 1999.

    In order to be considered for inclusion in Hussmann's proxy materials for the 1999 annual shareholders meeting, any proposals by shareholders must be received at Hussmann's principal executive offices at 12999 St. Charles Rock Road, Bridgeton, Missouri 63044, within a reasonable time before solicitation of proxies for such meeting is made. Hussmann anticipates commencing solicitation of proxies for the 1999 annual shareholders meeting on or about March 15, 1999. In addition, shareholders at the Hussmann 1999 annual meeting may consider shareholder proposals or nominations brought by a shareholder of record on the record date for the 1999 annual meeting, who is entitled to vote at such annual meeting and who has complied with the Shareholder Notice Procedure established by the Hussmann By-Laws. A shareholder proposal or nomination intended to be brought before the Hussmann 1999 annual meeting must be received by the Secretary of Hussmann on or after February 5, 1999 and on or prior to February 25, 1999. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law--Certificate of Incorporation and By-Laws--Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals" in the body of the Information Statement.

                             HUSSMANN INTERNATIONAL
                   INDEX TO HISTORICAL FINANCIAL INFORMATION


                                                                                                                 PAGE
                                                                                                               ---------
Independent Auditors' Report.................................................................................       B-31

Combined Statements of Income for the years ended December 31, 1996, 1995 and 1994 and for the nine months
  ended September 30, 1997 and 1996 (unaudited)..............................................................       B-32

Combined Balance Sheets as of December 31, 1996 and 1995 and as of September 30, 1997 (unaudited)............       B-33

Combined Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 and for the nine
  months ended September 30, 1997 and 1996 (unaudited).......................................................       B-34

Notes to Combined Financial Statements.......................................................................       B-35

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Whitman Corporation:

    We have audited the accompanying combined balance sheets of Hussmann International as of December 31, 1996 and 1995, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of Hussmann International's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hussmann International as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

St. Louis, Missouri
January 8, 1997

                             HUSSMANN INTERNATIONAL

                         COMBINED STATEMENTS OF INCOME

                                 (IN MILLIONS)

                                                                     FOR THE NINE MONTHS
                                                                                                 FOR THE YEARS ENDED
                                                                      ENDED SEPTEMBER 30             DECEMBER 31
                                                                     --------------------  -------------------------------
                                                                       1997       1996       1996       1995       1994
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                         (UNAUDITED)
Sales and revenues.................................................  $   733.2  $   682.1  $ 1,005.7  $   921.7  $   859.5
Cost of goods sold.................................................      587.3      543.5      801.8      742.4      681.4
                                                                     ---------  ---------  ---------  ---------  ---------
  Gross profit.....................................................      145.9      138.6      203.9      179.3      178.1
Selling, general and administrative expenses.......................       82.2       77.2      108.6       99.1       94.5
Amortization expense...............................................        1.3        1.1        1.5        1.5        1.1
Non-recurring charges..............................................       30.7         --         --         --         --
                                                                     ---------  ---------  ---------  ---------  ---------
  Operating income.................................................       31.7       60.3       93.8       78.7       82.5
Whitman charges....................................................      (21.3)     (20.9)     (26.7)     (28.6)     (28.3)
Interest expense:
  Whitman..........................................................      (13.1)     (12.3)     (16.7)     (14.7)     (13.5)
  Other............................................................       (1.0)      (1.0)      (1.3)      (2.1)      (2.1)
                                                                     ---------  ---------  ---------  ---------  ---------
    Total interest expense.........................................      (14.1)     (13.3)     (18.0)     (16.8)     (15.6)
Other income, net..................................................        1.2        2.1        2.6        4.5        1.5
                                                                     ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes................................       (2.5)      28.2       51.7       37.8       40.1
Income tax provisions..............................................        8.4       10.1       17.6       13.9       16.5
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income (loss)................................................  $   (10.9) $    18.1  $    34.1  $    23.9  $    23.6
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                             HUSSMANN INTERNATIONAL
                            COMBINED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                                                        DECEMBER 31
                                                                                                    --------------------
                                                                                                      1996       1995
                                                                                     SEPTEMBER 30   ---------  ---------
                                                                                     -------------
                                                                                         1997
                                                                                     -------------
                                                                                      (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents........................................................    $    25.9    $    47.1  $    34.1
  Receivables, net.................................................................        197.3        199.5      185.6
  Inventories......................................................................        167.5        154.5      124.1
  Other current assets.............................................................          5.1          4.2        7.1
                                                                                          ------    ---------  ---------
    Total current assets...........................................................        395.8        405.3      350.9
Property and equipment, net........................................................        152.2        138.4      127.3
Goodwill, net......................................................................         15.7         38.7       37.8
Other assets.......................................................................         27.7         29.0       31.4
                                                                                          ------    ---------  ---------
    Total assets...................................................................    $   591.4    $   611.4  $   547.4
                                                                                          ------    ---------  ---------
                                                                                          ------    ---------  ---------

LIABILITIES AND EQUITY:
Current liabilities:
  Short-term debt..................................................................    $     3.1    $     1.9  $     3.8
  Accounts payable.................................................................        123.8        113.4      109.0
  Income taxes payable.............................................................          4.8         10.2        3.5
  Accrued expenses.................................................................         46.4         46.2       40.4
                                                                                          ------    ---------  ---------
    Total current liabilities......................................................        178.1        171.7      156.7
Loans and advances.................................................................        198.7        211.4      186.9
Deferred income taxes and other liabilities........................................         38.8         35.7       42.7
                                                                                          ------    ---------  ---------
    Total liabilities..............................................................        415.6        418.8      386.3
Shareholder equity.................................................................        175.8        192.6      161.1
                                                                                          ------    ---------  ---------
    Total liabilities and equity...................................................    $   591.4    $   611.4  $   547.4
                                                                                          ------    ---------  ---------
                                                                                          ------    ---------  ---------

            See accompanying notes to combined financial statements.

                             HUSSMANN INTERNATIONAL

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)


                                                                         FOR THE NINE MONTHS
                                                                                               FOR THE YEARS ENDED DECEMBER 31
                                                                          ENDED SEPTEMBER 30
                                                                         --------------------  -------------------------------
                                                                           1997       1996       1996       1995       1994
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income...........................................................  $   (10.9) $    18.1  $    34.1  $    23.9  $    23.6
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization......................................       17.1       14.7       20.2       19.6       17.3
    Non-recurring charges..............................................       30.7         --         --         --         --
    Changes in assets and liabilities, exclusive of acquisitions:
      (Increase) decrease in receivables...............................        6.6       (0.5)     (13.9)     (12.8)      (4.0)
      (Increase) in inventories........................................      (11.4)     (36.7)     (30.4)     (12.5)      (6.6)
      Increase (decrease) in accounts payable..........................        7.6        3.6        4.4        3.8      (18.3)
      Increase (decrease) in income taxes payable......................       (5.4)      (1.3)       6.7       (6.5)       7.7
      Net change in other assets and liabilities.......................       (3.7)       0.3        5.0      (19.5)     (10.4)
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities....................       30.6       (1.8)      26.1       (4.0)       9.3
                                                                         ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Capital investments..................................................      (25.7)     (26.1)     (33.5)     (29.3)     (32.7)
  Proceeds from sales of property and equipment........................        0.4        6.1        6.2        1.0        2.4
  Companies acquired, net of cash acquired.............................      (12.4)        --         --       (8.4)      (2.3)
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities..................................      (37.7)     (20.0)     (27.3)     (36.7)     (32.6)
                                                                         ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Net increase (decrease) in short-term debt...........................        1.3       (2.1)      (1.9)       3.8         --
  Net increase (decrease) in loans and advances from Whitman...........      (12.7)      23.9       24.5       36.4       16.1
  Dividends to Whitman.................................................       (2.2)      (8.3)      (8.3)      (7.3)     (11.8)
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities....................      (13.6)      13.5       14.3       32.9        4.3
Effects of exchange rate changes on cash and cash equivalents..........       (0.5)        --       (0.1)      (2.9)      (0.3)
                                                                         ---------  ---------  ---------  ---------  ---------
Net change in cash and cash equivalents................................      (21.2)      (8.3)      13.0      (10.7)     (19.3)
Cash and cash equivalents as of beginning of period....................       47.1       34.1       34.1       44.8       64.1
                                                                         ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents as of end of period..........................  $    25.9  $    25.8  $    47.1  $    34.1  $    44.8
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------


            See accompanying notes to combined financial statements.

                             HUSSMANN INTERNATIONAL

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

    Hussmann International manufactures, sells, installs, and services merchandising and refrigeration systems for the world's commercial food industry.

  PRINCIPLES OF COMBINATION

    These combined financial statements present the operations of Hussmann International, which is comprised of wholly-owned and majority-owned subsidiaries of Whitman Corporation (Whitman). Hussmann International consists of Hussmann Corporation and its subsidiaries and of other companies owned by Whitman but directly managed by Hussmann Corporation.

  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    Assets and liabilities of non-U.S. operations are translated into U.S. dollars using exchange rates as of the end of each fiscal period. Income and expense items are translated at average exchange rates prevailing during each fiscal period. The resulting translation adjustments are recorded as a component of shareholder equity. For those non-U.S. entities of Hussmann International operating in countries whose economies considered to be highly inflationary, translation gains and losses are included in net income. Gains and losses from foreign currency transactions are included in net income.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Hussmann International's financial instruments include cash and cash equivalents, receivables, short-term debt, and accounts payable; the carrying amounts approximate fair values because of the short maturity of these instruments. Because of the intercompany nature of the indebtedness, it is not considered meaningful to present fair value information with respect to the loans and advances from Whitman.

  INVENTORIES

    Inventories are valued at the lower of cost (principally determined on the first-in, first-out or average methods) or net realizable value.

  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method. When property is sold or retired, the cost and accumulated depreciation are eliminated from the accounts and gains or losses are recorded in other income (expense), net. Expenditures for maintenance and repairs are expensed as incurred. The approximate ranges of annual depreciation rates are 2% to 5% for buildings and improvements and 8% to 33% for machinery and equipment.

  GOODWILL

    Goodwill represents the excess of cost over fair market value of tangible assets of acquired businesses. Such excess amounts are being amortized on straight-line bases over 40 years, with minor amounts being amortized over shorter periods.

                             HUSSMANN INTERNATIONAL

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  CARRYING VALUES OF LONG-LIVED ASSETS

    Hussmann International evaluates the carrying values of its long-lived assets to be held and used in the business by reviewing undiscounted cash flows by operating unit. Such evaluations are performed whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the projected undiscounted cash flows over the remaining lives of the related assets does not exceed the carrying value of the assets, the carrying values would be adjusted for the difference between the fair value and the carrying values.

  REVENUE RECOGNITION

    Revenue is recognized when products are shipped or when services are performed. Revenue for installation projects is recognized upon completion of the project and acceptance by the customer. Most products carry a one-year warranty while installation projects carry a three-month warranty. Hussmann estimates and records provisions for warranties in the period the sale is reported, based on its historical experience.

  RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred. These costs amounted to $6.0 million, $5.6 million and $5.0 million in 1996, 1995, and 1994, respectively.

  ACCOUNT CLASSIFICATIONS

    Certain amounts presented in the accompanying combined financial statements are classified in a manner that differs, in minor respects, from the manner in which such amounts have been classified in Whitman's consolidated financial statements.

  USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

                             HUSSMANN INTERNATIONAL

(2) CHANGES IN EQUITY

    The following table presents the changes in equity for the years ended December 31, 1994, 1995, and 1996 and for the nine months ended September 30, 1997 (in millions):

                                                           HUSSMANN      CUMULATIVE
                                                         INTERNATIONAL    CURRENCY
                                                            CAPITAL      TRANSLATION   SHAREHOLDER
                                                           ACCOUNTS      ADJUSTMENTS     EQUITY
                                                         -------------  -------------  -----------
JANUARY 1, 1994........................................    $   185.1      $   (20.9)    $   164.2

Net income.............................................         23.6             --          23.6
Stock compensation plans...............................          0.2             --           0.2
Dividends to Whitman...................................        (11.8)            --         (11.8)
Translation adjustments................................           --           (3.0)         (3.0)
                                                              ------         ------    -----------
DECEMBER 31, 1994......................................        197.1          (23.9)        173.2

Net income.............................................         23.9             --          23.9
Stock compensation plans...............................          0.6             --           0.6
Dividends to Whitman...................................         (7.3)            --          (7.3)
Translation adjustments................................           --          (29.3)        (29.3)
                                                              ------         ------    -----------
DECEMBER 31, 1995......................................        214.3          (53.2)        161.1

Net income.............................................         34.1             --          34.1
Stock compensation plans...............................          1.0             --           1.0
Dividends to Whitman...................................         (8.3)            --          (8.3)
Translation adjustments................................           --            4.7           4.7
                                                              ------         ------    -----------
DECEMBER 31, 1996......................................        241.1          (48.5)        192.6

Net income (unaudited).................................        (10.9)            --         (10.9)
Dividends to Whitman (unaudited).......................         (2.2)            --          (2.2)
Translation adjustments (unaudited)....................           --           (3.7)         (3.7)
                                                              ------         ------    -----------
SEPTEMBER 30, 1997 (unaudited).........................    $   228.0      $   (52.2)    $   175.8
                                                              ------         ------    -----------
                                                              ------         ------    -----------

(3) TRANSACTIONS WITH WHITMAN

  CASH MANAGEMENT AND ADVANCES

    Whitman manages the cash not considered necessary for current operating requirements of certain of its subsidiaries, including the U.S. operations of Hussmann International. Cash not needed for current operations is advanced to Whitman at the then-current commercial bank prime lending rate; cash is advanced by Whitman on the same basis. All advances to or from Whitman are included in advances and loans from Whitman in the combined balance sheets. Interest income and expense on such advances are included in interest expense-- Whitman in the combined statements of income.

  DIVIDENDS PAID TO WHITMAN

    Hussmann International has paid dividends to Whitman, as summarized in Note
2.

  NOTE PAYABLE TO WHITMAN

    Included in loans and advances from Whitman as of December 31, 1996 and 1995 is a junior subordinated note in the amount of $117.3 million, which is due in 2001 and bears a floating (prime) rate of interest.

                             HUSSMANN INTERNATIONAL

(3) TRANSACTIONS WITH WHITMAN (CONTINUED)
  WHITMAN CHARGES

    Whitman allocates portions of its corporate office general and administrative expenses and interest expense to its subsidiaries. Hussmann International's share of such costs amounted to $26.7 million in 1996, $28.6 million in 1995, and $28.3 million in 1994. Such charges represent an allocation of Whitman's estimated total expenses, and are charged to Whitman's subsidiaries based on budgeted revenues. Whitman considers this method to be a reasonable basis for allocation.

(4) RECEIVABLES

    Receivables are stated net of allowance for doubtful accounts of $1.9 million (unaudited) as of September 30, 1997, $2.2 million as of December 31, 1996, and $1.5 million as of December 31, 1995.

(5) INVENTORIES

    Inventories as of September 30, 1997 and December 31, 1996 and 1995 consisted of the following (in millions):

                                                                                    DECEMBER 31
                                                                                --------------------
                                                                                  1996       1995
                                                                 SEPTEMBER 30   ---------  ---------
                                                                 -------------
                                                                     1997
                                                                 -------------
                                                                  (UNAUDITED)
Raw materials and supplies.....................................    $    67.3    $    66.2  $    54.8
Work in process................................................         65.5         59.8       46.6
Finished goods.................................................         34.7         28.5       22.7
                                                                      ------    ---------  ---------
                                                                   $   167.5    $   154.5  $   124.1
                                                                      ------    ---------  ---------
                                                                      ------    ---------  ---------

(6) PROPERTY AND EQUIPMENT

    Property and equipment as of September 30, 1997 and December 31, 1996 and 1995 consisted of the following (in millions):

                                                                                    DECEMBER 31
                                                                                --------------------
                                                                                  1996       1995
                                                                 SEPTEMBER 30   ---------  ---------
                                                                 -------------
                                                                     1997
                                                                 -------------
                                                                  (UNAUDITED)
Land...........................................................    $     5.5    $     4.9  $     4.0
Buildings and improvements.....................................         83.0         78.8       70.7
Machinery and equipment........................................        211.9        188.7      173.9
                                                                      ------    ---------  ---------
Total property and equipment...................................        300.4        272.4      248.6
Accumulated depreciation.......................................       (148.2)      (134.0)    (121.3)
                                                                      ------    ---------  ---------
Property and equipment, net....................................    $   152.2    $   138.4  $   127.3
                                                                      ------    ---------  ---------
                                                                      ------    ---------  ---------

(7) GOODWILL

    Goodwill is stated net of accumulated amortization of $8.6 million (unaudited) as of September 30, 1997, $17.5 million as of December 31, 1996, and $15.1 million as of December 31, 1995.

                             HUSSMANN INTERNATIONAL

(8) ACCRUED EXPENSES

    Accrued expenses as of September 30, 1997 and December 31, 1996 and 1995 consisted of the following (in millions):

                                                                                        DECEMBER 31
                                                                                    --------------------
                                                                                      1996       1995
                                                                    SEPTEMBER 30    ---------  ---------
                                                                   ---------------
                                                                        1997
                                                                   ---------------
                                                                     (UNAUDITED)
Salaries and wages...............................................     $    13.9     $    16.5  $    16.1
Taxes other than income taxes....................................           5.9           8.2        8.2
Warranty.........................................................           7.3           8.2        6.1
Pension..........................................................           7.8           7.8        4.5
Other............................................................          11.5           5.5        5.5
                                                                          -----     ---------  ---------
                                                                      $    46.4     $    46.2  $    40.4
                                                                          -----     ---------  ---------
                                                                          -----     ---------  ---------

(9) LEASES

    As of December 31, 1996, annual minimum rental payments under operating leases that have initial non-cancelable terms in excess of one year were as follows (in millions):

                                                                                             LEASES
                                                                                           -----------
1997.....................................................................................   $    12.5
1998.....................................................................................         8.9
1999.....................................................................................         6.4
2000.....................................................................................         2.9
2001.....................................................................................         2.2
Thereafter...............................................................................        12.0
                                                                                                -----
Total minimum lease payments.............................................................   $    44.9
                                                                                                -----
                                                                                                -----

    Total rent expense applicable to operating leases amounted to $9.6 million, $9.0 million and $8.7 million in 1996, 1995 and 1994, respectively. A majority of Hussman International's leases provide that Hussmann International pay taxes, maintenance, insurance and certain other operating expenses which are not included in the above lease amounts.

                             HUSSMANN INTERNATIONAL

(10) INCOME TAXES

    Hussmann International's U.S. operations have been included in the consolidated U.S. Federal and certain state unitary income tax returns of Whitman. Income tax provisions have been allocated to Hussmann International as if Hussmann International had filed separate income tax returns.

    The income tax provisions consisted of (in millions):

                                                                            1996       1995       1994
                                                                          ---------  ---------  ---------
Current:
  U.S. Federal..........................................................  $    10.1  $     3.1  $     3.6
  Non-U.S...............................................................        5.6        6.8       14.3
  U.S. state and local..................................................        1.2        0.7        1.2
                                                                          ---------  ---------  ---------
      Total current.....................................................       16.9       10.6       19.1
                                                                          ---------  ---------  ---------
Deferred:
  U.S. Federal..........................................................        0.1        1.1       (0.1)
  Non-U.S...............................................................        0.6        2.0       (2.5)
  U.S. state and local..................................................         --        0.2         --
                                                                          ---------  ---------  ---------
    Total deferred......................................................        0.7        3.3       (2.6)
                                                                          ---------  ---------  ---------
Income tax provisions...................................................  $    17.6  $    13.9  $    16.5
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The items which gave rise to differences between the income tax provisions in the combined statements of income and income taxes computed at the U.S. statutory rate are summarized as follows:

                                                                            1996       1995       1994
                                                                          ---------  ---------  ---------
Income tax expense computed at U.S. statutory rate......................       35.0%      35.0%      35.0%
U.S. state and local taxes, net of U.S. Federal income tax benefit......        1.5        1.6        1.9
Higher (lower) non-U.S. effective tax rates.............................       (3.3)       0.3        2.5
Other items, net........................................................        0.8       (0.1)       1.7
                                                                          ---------  ---------  ---------
Income tax provisions...................................................       34.0%      36.8%      41.1%
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    Pretax income from non-U.S. operations amounted to $23.3 million, $25.6 million, and $32.5 million in 1996, 1995 and 1994, respectively. U.S. income taxes have not been provided on the undistributed income ($85.1 million) of Hussmann International's non-U.S. operations, which currently is not intended to be remitted to the U.S. No deferred tax liability has been recognized with regard to the potential remittance of such undistributed income. It is not practicable to estimate the incremental income tax liability that might be incurred if such income was remitted to the U.S.

                             HUSSMANN INTERNATIONAL

(10) INCOME TAXES (CONTINUED)
    Deferred income taxes are created by "temporary differences" which exist between amounts of assets and liabilities recorded for financial reporting purposes and such amounts as reported under income tax regulations. Deferred tax assets and liabilities as of December 31, 1996 and 1995 consisted of (in millions):

                                                                                    1996       1995
                                                                                  ---------  ---------
Deferred tax assets attributable to:
  Post-retirement benefit accruals..............................................  $     6.2  $     5.8
  Other accruals................................................................        7.6        6.1
                                                                                  ---------  ---------
    Total deferred tax assets...................................................       13.8       11.9
                                                                                  ---------  ---------

Deferred tax liabilities attributable to:
  Property and equipment, principally depreciation method differences...........       (8.2)      (9.8)
  Pensions......................................................................       (6.6)      (6.3)
  Inventories...................................................................       (5.2)      (3.1)
  Other.........................................................................       (1.5)        --
                                                                                  ---------  ---------
    Total deferred tax liabilities..............................................      (21.5)     (19.2)
                                                                                  ---------  ---------
Net deferred tax liability......................................................  $    (7.7) $    (7.3)
                                                                                  ---------  ---------
                                                                                  ---------  ---------

Net deferred tax asset (liability) included in:
  Other assets..................................................................  $     0.9  $     3.0
  Deferred income taxes and other liabilities...................................       (8.6)     (10.3)
                                                                                  ---------  ---------
Net deferred tax liability......................................................  $    (7.7) $    (7.3)
                                                                                  ---------  ---------
                                                                                  ---------  ---------

    Management believes it is more likely than not that all deferred tax assets will be realized and, accordingly no valuation allowance is required.

(11) PENSION AND OTHER POST-RETIREMENT PLANS

  HUSSMANN INTERNATIONAL-SPONSORED DEFINED BENEFIT PENSION PLANS

    Substantially all of Hussmann International's U.S. employees are covered under various defined benefit pension plans sponsored and funded by Hussmann International. Plans covering salaried employees provide pension benefits based on years of service and generally are limited to a maximum of 20% of an employee's average annual compensation during the five years preceding retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Plan assets are invested primarily in common stocks, corporate bonds and government securities.

    Net periodic pension cost for 1996, 1995 and 1994 included the following components (in millions):

                                                                          1996       1995       1994
                                                                        ---------  ---------  ---------
Service cost--benefits earned during period...........................  $     4.2  $     3.6  $     3.6
Interest cost on projected benefit obligation.........................       10.4        9.7        9.1
Actual return on assets...............................................      (16.2)     (19.1)      (4.2)
Net amortization and deferral.........................................        4.9        8.7       (5.9)
                                                                        ---------  ---------  ---------
Total net periodic pension cost.......................................  $     3.3  $     2.9  $     2.6
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

                             HUSSMANN INTERNATIONAL

(11) PENSION AND OTHER POST-RETIREMENT PLANS (CONTINUED)
    The principal economic assumptions used in the determination of net periodic pension cost include the following:

                                                                             1996        1995        1994
                                                                          ----------  ----------  ----------
Discount rate...........................................................        7.5%        8.5%        7.0%
Expected long-term rate of return on assets.............................        9.5%        9.5%       10.0%
Rate of increase in compensation levels.................................        5.0%        6.0%        4.5%

    Pension costs are funded in amounts not less than minimum levels required by regulation. The following table reconciles the pension plans' funded status to the amounts recognized in Hussmann International's combined balance sheets as of December 31, 1996 and 1995 (in millions):

                                                   1996                          1995
                                       ----------------------------  ----------------------------
                                       ASSETS EXCEED   ACCUMULATED   ASSETS EXCEED   ACCUMULATED
                                        ACCUMULATED     BENEFITS      ACCUMULATED     BENEFITS
                                         BENEFITS     EXCEED ASSETS    BENEFITS     EXCEED ASSETS
                                       -------------  -------------  -------------  -------------
Actuarial present value of benefit
  obligation (measured as of
  September 30):
  Vested benefit obligation..........    $   (80.5)     $   (34.7)     $   (78.0)     $   (29.0)
                                            ------         ------         ------         ------
                                            ------         ------         ------         ------
  Accumulated benefit obligation.....        (82.5)         (37.5)         (80.3)         (31.8)
                                            ------         ------         ------         ------
                                            ------         ------         ------         ------
  Projected benefit obligation.......        (98.3)         (39.0)         (93.5)         (32.9)
Plan assets at fair market value
  (measured as of September 30)......        116.0           32.3          103.8           29.0
Plan assets in excess of (less than)
  projected benefit obligation.......         17.7           (6.7)          10.3           (3.9)
Unrecognized net asset at
  transition.........................         (0.3)            --           (0.3)          (0.1)
Unrecognized prior service costs.....          5.4            8.0            6.3            3.4
Unrecognized net loss (gain).........        (11.7)           1.4           (5.7)           2.3
Additional liability required to
  recognize minimum liability........           --           (7.8)            --           (4.5)
                                            ------         ------         ------         ------
Prepaid (accrued) pension cost
  recognized in balance sheets.......    $    11.1      $    (5.1)     $    10.6      $    (2.8)
                                            ------         ------         ------         ------
                                            ------         ------         ------         ------

    The principal economic assumptions used in determining the above benefit obligations were discount rates of 7.5% in both 1996 and 1995 and rates of increase in future compensation levels of 5.0% in both 1996 and 1995.

  HUSSMANN INTERNATIONAL-SPONSORED DEFINED CONTRIBUTION PLANS

    Substantially all U.S. salaried employees, certain U.S. hourly employees and certain Canadian employees participate in voluntary, contributory defined contribution plans to which Hussmann International makes full or partial matching contributions. Hussmann International matching contributions to these plans amounted to $3.1 million, $2.9 million and $3.0 million in 1996, 1995 and 1994, respectively.

                             HUSSMANN INTERNATIONAL

(11) PENSION AND OTHER POST-RETIREMENT PLANS (CONTINUED)
  MULTI-EMPLOYER PENSION PLANS

    Hussmann International participates in a number of multi-employer pension plans which provide benefits to certain unionized employee groups. Amounts contributed to the plans totaled $3.4 million, $2.8 million and $2.4 million in 1996, 1995 and 1994, respectively.

  POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

    Hussmann International provides substantially all former U.S. salaried employees who retired prior to July 1, 1989 and selected other employees in the U.S. and Canada with certain life and health care benefits. U.S. salaried employees retiring after July 1, 1989 generally are required to pay the full cost of these benefits. Eligibility for these benefits varies with the employee's classification prior to retirement. Accrued post-retirement benefit costs recorded in Hussmann International's combined balance sheets were $14.4 million and $15.1 million as of December 31, 1996 and 1995, respectively. The costs associated with the program were immaterial in each of the years 1994 through 1996.

  MULTI-EMPLOYER POST-RETIREMENT MEDICAL AND LIFE INSURANCE

    Hussmann International participates in a number of multi-employer plans which provide health care and survivor benefits to unionized employees during their working lives and after retirement. Portions of the benefit contributions, which cannot be disaggregated, related to post-retirement benefits for plan participants. Total amounts charged against income and contributed to the plans (including benefit coverage during their working lives) amounted to $5.1 million, $4.0 million, and $4.0 million in 1996, 1995 and 1994, respectively.

(12) OTHER INCOME, NET

    Other income, for the nine months ended September 30, 1997 (unaudited) and the years ended December 31, 1996 and 1995 consisted of the following (in millions):

                                                                            FOR THE NINE MONTHS
                                                                                                   FOR THE YEARS ENDED DECEMBER
                                                                            ENDED SEPTEMBER 30,                 31,
                                                                            --------------------  -------------------------------
                                                                              1997       1996       1996       1995       1994
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (UNAUDITED)
Gain(loss) on sale of assets..............................................  $     0.1  $     0.6  $     0.5  $     0.2  $    (0.8)
Interest income...........................................................        1.3        1.7        2.1        3.7        3.8
Other.....................................................................       (0.2)      (0.2)    --            0.6       (1.5)
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            $     1.2  $     2.1  $     2.6  $     4.5  $     1.5
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------


(13) NON-RECURRING CHARGES (UNAUDITED)



    During the third quarter of 1997, Hussmann recorded non-recurring charges of $30.7 million ($29.6 million on an after-tax basis) consisting of approximately $26.0 million relating to the recognition of goodwill impairment and $4.7 million principally relating to the closure of sales and service branches in the U.K.



(14) SUBSEQUENT EVENT (UNAUDITED)



    During the fourth quarter of 1997, Hussmann management decided to restructure its U.K. operations. The restructuring plan will include closing a manufacturing facility in Glasgow, Scotland and the consolidation of two other manufacturing facilities in Milton Keynes, England. Additionally, it will include consolidation of certain North American operations. These actions will result in the elimination of approximately 320 jobs, primarily in the

                             HUSSMANN INTERNATIONAL

(14) SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)


U.K. The total costs to be incurred under the restructuring will be recognized in the fourth quarter and are expected to be approximately $26 million (approximately $18 million on an after-tax basis) which includes $12.6 million for the write-down of inventory and equipment, $11.3 million in severance and termination benefits, and $2.1 million for lease termination and other closing costs. The restructuring is scheduled to be completed by the second quarter of 1998 and is expected to result in lower employee costs and lower depreciation and amortization.



(15) OTHER FINANCIAL INFORMATION


    Net cash provided by operating activities includes cash payments or cash receipts as follows (in millions):

                                                                            1996       1995       1994
                                                                          ---------  ---------  ---------
Interest paid...........................................................  $    18.0  $    16.3  $    15.2
Income taxes paid.......................................................        8.5        4.9        2.2

    There were no significant acquisitions in either 1996 or 1994. In 1995 Hussmann International acquired an equipment distributor in Chile, the remaining 50% interest in a refrigeration manufacturer and distributor in the U.K. The total amount paid for all acquisitions was $9.4 million. All such acquisitions were accounted for as purchases, and Hussmann International's combined operating results include such acquisitions from the dates of purchase. The effects of these acquisitions, had they been made as of January 1, 1995, would not have been significant to Hussmann International's combined operating results.


(16) CONTINGENCIES


    Hussmann International has certain contingent liabilities arising from various pending claims and litigation on a number of matters. While the amount of liability that may result from these matters cannot be determined, in the opinion of Hussmann International counsel, the ultimate liability will not materially affect the combined financial position or results of operations of Hussmann International.

(17) BUSINESS SEGMENT INFORMATION


    Hussmann International is engaged in manufacturing, sales, installation and servicing of commercial refrigeration systems and equipment in various markets throughout the world. As the products and services sold are similar throughout the world, Hussmann International manages the business with separate senior management teams responsible for geographic regions. Therefore, the segments below correspond to these geographic regions. The following tables present financial information for each of these business segments as of and for the years ended December 31, 1996, 1995 and 1994 (in millions):

                                                                                 SALES AND REVENUES           OPERATING INCOME
                                                                           -------------------------------  --------------------
                                                                             1996       1995       1994       1996       1995
                                                                           ---------  ---------  ---------  ---------  ---------
U.S. and Canada..........................................................  $   826.6  $   738.6  $   647.7  $    94.4  $    78.6
U. K.....................................................................      139.9      157.3      147.1         --        5.8
Other International......................................................       82.0       67.6       97.4       14.3        9.1
Eliminations.............................................................      (42.8)     (41.8)     (32.7)        --         --
                                                                           ---------  ---------  ---------  ---------  ---------
Total before corporate and other expenses................................  $ 1,005.7  $   921.7  $   859.5      108.7       93.5
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Hussmann International corporate administrative expenses.................                                       (14.9)     (14.8)
                                                                                                            ---------  ---------
Total operating income...................................................                                        93.8       78.7
Whitman charges..........................................................                                       (26.7)     (28.6)
Interest expense.........................................................                                       (18.0)     (16.8)
Other income, net........................................................                                         2.6        4.5
                                                                                                            ---------  ---------
Income before income taxes...............................................                                   $    51.7  $    37.8
                                                                                                            ---------  ---------
                                                                                                            ---------  ---------


                                                                             1994
                                                                           ---------
U.S. and Canada..........................................................  $    70.1
U. K.....................................................................        6.1
Other International......................................................       19.7
Eliminations.............................................................         --
                                                                           ---------
Total before corporate and other expenses................................       95.9

Hussmann International corporate administrative expenses.................      (13.4)
                                                                           ---------
Total operating income...................................................       82.5
Whitman charges..........................................................      (28.3)
Interest expense.........................................................      (15.6)
Other income, net........................................................        1.5
                                                                           ---------
Income before income taxes...............................................  $    40.1
                                                                           ---------
                                                                           ---------

                             HUSSMANN INTERNATIONAL

(17) BUSINESS SEGMENT INFORMATION (CONTINUED)

                                                                                                       DEPRECIATION
                                                                   IDENTIFIABLE ASSETS               AND AMORTIZATION
                                                             -------------------------------  -------------------------------
                                                               1996       1995       1994       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------  ---------
U.S. and Canada............................................  $   350.3  $   324.9  $   285.0  $    12.5  $    10.6  $     9.2
U. K.......................................................      115.0      116.1      106.7        2.9        4.9        4.5
Other International........................................       84.1       58.6       61.0        2.0        1.6        1.5
Corporate assets...........................................       62.0       47.8       50.9        2.8        2.5        2.1
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             $   611.4  $   547.4  $   503.6  $    20.2  $    19.6  $    17.3
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------

                                                                         CAPITAL
                                                                       INVESTMENTS
                                                             -------------------------------
                                                               1996       1995       1994
                                                             ---------  ---------  ---------
U.S. and Canada............................................  $    19.4  $    19.1  $    16.5
U. K.......................................................        6.2        4.1        5.5
Other International........................................        6.8        4.2        8.6
Corporate assets...........................................        1.1        1.9        2.1
                                                             ---------  ---------  ---------
                                                             $    33.5  $    29.3  $    32.7
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

    Foreign currency gains or losses were not significant. Sales to any single customer and sales to domestic or foreign governments were each less than ten percent of combined sales and revenues.

    Included in U.S. and Canada sales shown above were export sales to the following geographic areas (in millions):

                                                                            1996       1995       1994
                                                                          ---------  ---------  ---------
Europe and Middle East..................................................  $     1.5  $     2.7  $     4.6
Latin America...........................................................        8.5        9.5        7.5
Asia Pacific............................................................        8.1        5.8        4.0
                                                                          ---------  ---------  ---------
Total exports...........................................................  $    18.1  $    18.0  $    16.1
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------


    Sales and revenues, long-lived assets, and deferred tax assets related to Hussmann International operations located in the United States consist of the following (in millions):



                                                                      FOR THE NINE MONTHS
                                                                                             FOR THE YEARS ENDED DECEMBER
                                                                      ENDED SEPTEMBER 30,                 31,
                                                                      --------------------  -------------------------------
                                                                        1997       1996       1996       1995       1994
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                          (UNAUDITED)
Sales and revenues..................................................  $   534.6  $   501.0  $   727.5  $   645.1  $   562.2
Long-lived assets...................................................      106.2       99.0       99.8       94.2       84.2
Deferred tax assets.................................................       12.2       10.4       12.2       10.4       11.2



    Sales and revenues are attributed to the location from which products are shipped or services are provided to the customer.



    Sales and revenues, long-lived assets, and deferred tax assets related to Hussmann International operations located outside of the United States consist of the following (in millions):



                                                                      FOR THE NINE MONTHS
                                                                                             FOR THE YEARS ENDED DECEMBER
                                                                      ENDED SEPTEMBER 30,                 31,
                                                                      --------------------  -------------------------------
                                                                        1997       1996       1996       1995       1994
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                          (UNAUDITED)
Sales and revenues..................................................  $   198.6  $   181.1  $   278.2  $   276.6  $   297.3
Long-lived assets...................................................       61.7       73.3       77.3       70.9       63.9
Deferred tax assets.................................................        1.6        1.5        1.6        1.5        1.3



    Sales and revenues are attributed to the location from which products are shipped or services are provided to the customer.

                             HUSSMANN INTERNATIONAL

(17) BUSINESS SEGMENT INFORMATION (CONTINUED)

    Information regarding Hussmann International's sales and revenues and its operating income, by business segment, for the nine-month periods ended September 30, 1997 and 1996 is as follows (unaudited and in millions):

                                                                                                           OPERATING INCOME
                                                                                    SALES AND REVENUES
                                                                                   --------------------  --------------------
                                                                                     1997       1996       1997       1996
                                                                                   ---------  ---------  ---------  ---------
U.S. and Canada..................................................................  $   605.4  $   566.7  $    73.5  $    64.5
U. K.............................................................................       78.5       84.5      (36.5)      (2.4)
Other International..............................................................       80.8       57.3        7.8        9.0
Eliminations.....................................................................      (31.5)     (26.4)        --         --
                                                                                   ---------  ---------  ---------  ---------
Total before corporate and other expenses........................................  $   733.2  $   682.1       44.8       71.1
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Hussmann International corporate administrative expenses.........................                            (13.1)     (10.8)
Total operating income...........................................................                             31.7       60.3
Whitman charges..................................................................                            (21.3)     (20.9)
Interest expense.................................................................                            (14.1)     (13.3)
Other income, net................................................................                              1.2        2.1
                                                                                                         ---------  ---------
Income before income taxes.......................................................                        $    (2.5) $    28.2
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------

    The operating income by business segment for the nine months ended September 30, 1997 includes non-recurring charges of $30.7 million ($29.6 million on an after-tax basis) previously described in Note 13.


(18) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


    The following table presents Hussmann International's sales and revenues, gross profit, and net income on a quarterly basis (in millions):

                                                                       FIRST     SECOND      THIRD     FOURTH
                                                                      QUARTER    QUARTER    QUARTER    QUARTER   FULL YEAR
                                                                     ---------  ---------  ---------  ---------  ---------
1997
Sales and revenues.................................................  $   198.6  $   250.8  $   283.8
Gross profit.......................................................       34.9       48.4       62.6
Net income (loss)..................................................       (0.7)       5.7      (15.9)

1996
Sales and revenue..................................................  $   194.6  $   226.0  $   261.5  $   323.6  $ 1,005.7
Gross profit.......................................................       34.5       48.1       56.0       65.3      203.9
Net income (loss)..................................................       (1.8)       6.6       13.2       16.1       34.1

1995
Sales and revenue..................................................  $   168.7  $   220.6  $   241.4  $   291.0  $   921.7
Gross profit.......................................................       28.7       46.5       49.0       55.1      179.3
Net income (loss)..................................................       (0.3)       4.8        8.7       10.7       23.9

                             HUSSMANN INTERNATIONAL

(19) FUTURE CHANGE IN ACCOUNTING STANDARD


    In June 1997, the Financial Accounting Standards Board ("FASB") issued its Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement with the same prominence as other financial statements. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. With respect to Hussmann International, the adoption of Statement No. 130 will result in the inclusion, in the statement of comprehensive income, of the periodic adjustments arising from the translation into U.S. dollars of foreign currency financial statements of non-U.S. entities. In accordance with the FASB's Statement No. 52, "Foreign Currency Translation," such translation adjustments are excluded from the combined statements of operations but are included in the combined balance sheets as a component of shareholder equity.

                       ANNEX C -- INFORMATION ABOUT MIDAS
                                    BUSINESS

OVERVIEW

    Midas provides retail automotive services in the U.S., Canada, France and other locations in Europe, Australia, Southeast Asia, the Middle East, Latin America and the Caribbean. Franchised and Group-operated stores offer exhaust, brake, suspension, air conditioning and maintenance services. In addition, Midas manufactures and sells Midas brand products for resale at Midas stores. Midas also manufactures exhaust products under the IPC brand name for sale to distributors. Domestic manufacturing plants produce approximately 2,000 different types of mufflers and 3,200 types of exhaust and tail pipes to service approximately 1,200 makes and models of automobiles. AS USED HEREIN, THE TERM "GROUP-OPERATED STORE" MEANS A STORE OPERATED BY MIDAS AND EXCLUDES STORES OPERATED BY FRANCHISEES.

    There are approximately 2,700 Midas stores worldwide, of which approximately 1,900 are located in the U.S. The U.S. stores include approximately 1,750 franchised stores, with the balance being Group-operated. Approximately two-thirds of the Midas stores located outside of the U.S. are franchised.

    Midas brand products are sold at wholesale to franchised Midas stores and at retail by Group-operated stores. IPC brand exhaust products are sold to distributors. Midas also manufactures and sells shop equipment under the Huth trademark. Midas Realty Corporation, a Midas subsidiary ("Midas Realty"), selects, leases, acquires and constructs sites for Midas stores.


    For the year ended December 31, 1996, Midas' sales and revenues were $604 million, including sales and revenues from the sales of products and equipment of $296 million, sales and revenues from retail sales of Group-operated stores of $201 million, franchise fee and royalty payments of $72 million, and rental income of $35 million. For the year ended December 31, 1996, the retail service mix at U.S. stores was approximately 47% brakes, 37% exhaust, 11% suspension (including shock absorbers and struts) with the balance including other maintenance services. The service mix outside of the U.S. is generally consistent with the U.S. service mix.


    Midas has been engaged in the retail automotive exhaust business since 1954, and has granted franchises for and operated Midas stores since 1956. Midas International Corporation was incorporated in Delaware in 1959. Midas Group, Inc. was incorporated in Delaware in August 1997 in connection with the Distribution. Midas' principal executive offices are located at 225 North Michigan Avenue, Chicago, Illinois 60601 and its telephone number is (312) 565-7500.

MARKET OVERVIEW

    Increased technological complexity and durability of vehicles have been the dominant forces in the evolution of the automotive repair industry since the 1970s. As a result, the types of service providers, as well as the type and frequency of repairs being performed, has changed. The total number of service outlets in the U.S. has been declining over the past 15 years. The largest decrease is attributable to a reduction in the number of local service stations offering automotive repair. As the number of service stations offering automotive repair has decreased, more sophisticated service providers have emerged. The number of independent maintenance and repair shops and large automotive repair chains has increased slightly. In addition, certain automobile companies and dealers have announced their intention to pursue more repair business by separating repair shops from showrooms and offering more convenient service.

    The technological sophistication of modern automobiles has also affected the types of service needed over the lifetime of a vehicle. In general, the automotive aftermarket has grown as the number of vehicles in operation, the average age of these vehicles and the annual number of miles driven per vehicle have increased. This aftermarket growth is limited by improved vehicle durability. Vehicles are now assembled with more durable parts, such as stainless steel exhaust systems, and suspension parts such as shocks and struts are now more technologically advanced. As a result, the repairs performed over the lifetime of today's vehicles are more likely to be maintenance services and light repair work.

    These industry trends have resulted over time in a decline in Midas' core exhaust and suspension services, and a slowing in the growth of revenues derived from brake services. These trends have also created two specific business issues that Midas management is addressing. The first issue is that selling, general and administrative expenses in the U.S. have recently grown at a rate that is disproportionate to sales and revenue growth. The second issue is poor operating results of Group-operated U.S. stores.


    Midas management has addressed these issues. Major actions that have been undertaken include the disposition of the U.S. Group-operated stores, reductions of asset values to recognize impairments, modification of certain ongoing programs that support U.S. franchisees and a reduction in the level of employment. These actions are designed to reverse declines in earnings and return on investment and provide resources for future growth. To provide for the costs associated with the disposition of the U.S. Group-operated stores, Midas recorded, in the third quarter of 1997, a loss of $35.5 million ($23.7 million on an after-tax basis). To provide for the other costs associated with these actions, Midas recorded, in the third quarter of 1997, non-recurring charges totalling $32.1 million ($22.5 million on an after-tax basis). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2 and 3 to the Combined Financial Statements of Midas included elsewhere in this Annex C.


STRATEGY


    Midas seeks to increase shareholder value by growing earnings and improving returns through the execution of several clearly defined strategies. First, Midas has begun a program to develop customer loyalty through expanded service offerings and other convenience and customer service initiatives. In addition, Midas intends to expand its non-U.S. operations to participate in the growing international automotive repair market. Finally, Midas has rededicated itself to its franchisee store operations through the disposition of its U.S. Group-operated store division.


    INCREASE CUSTOMER LOYALTY. Midas' goal is to establish long-term relationships with customers modeled on the independent repair shop. Midas views maintenance service as a key opportunity to develop relationships with car owners by increasing the frequency of visits to the Midas store. Maintenance services allow Midas to position itself as an alternative to the independent repair shops and automobile dealers and to compete with these service providers on the bases of convenience, quality and value. Midas has instituted other initiatives such as Uniform Inspection Guidelines, that involve customers in the diagnostic stage of repairs, and expanded store hours in order to build stronger customer relationships.

    INTERNATIONAL EXPANSION. In general, the international automotive repair market is growing more quickly than the U.S. market. This growth is a result of the growing economies and growing number of automobiles in many emerging markets. Opportunities exist in more established markets because they are still largely served by automobile dealers and independent repair shops. The lower prices and convenience that Midas offers provides an alternative to these service outlets much as it did in the U.S. twenty years ago. Midas seeks to tailor its growth strategy to the individual market in order to successfully establish the Midas name. Midas entered the European market in 1976 through its development in France and Belgium, and has used a strategy of establishing the Midas name through Group-operated stores and then initiating a franchise program. In the future, Midas anticipates entering into master license agreements or joint ventures with regional operators who are familiar with the needs of local consumers as well as the regulatory structure of the region.


    INCREASED U.S. FRANCHISE FOCUS. Much of the success of the Midas program over the past 40 years has been the strength of its franchisees and the focus of management on franchising. The decision to dispose of Group-operated stores in the U.S. will allow Midas to concentrate its human and financial resources on the goal of increasing franchisee retail sales and system-wide profitability.


FRANCHISES AND THE MIDAS SYSTEM

    Midas has developed a system for the establishment and operation of Midas stores that is used in both franchised and Group-operated stores worldwide. This system includes site selection, store construction and layout, equipment selection and installation, purchasing and inventory control methods, accounting methods, merchandising, advertising, sales and promotional techniques, installation techniques, personnel training and other matters relating to the efficient and successful operation of Midas stores and the maintenance of high standards of quality.

    Midas identifies and qualifies franchisees through a well-organized recruitment program in each region of the world in which it operates. Franchisees are qualified based primarily upon a candidate's financial suitability and operational experience, among other criteria. Midas also considers a franchisee's ability to work within the Midas franchise system. Each franchisee enters into a standard franchise and trademark agreement with Midas. The franchise and trademark agreement varies by country but these variances do not substantially alter the franchise arrangement. THE FRANCHISE AND TRADEMARK AGREEMENT USED IN THE U.S. (THE "U.S. FRANCHISE AGREEMENT") HAS BEEN FILED AS AN EXHIBIT TO THE MIDAS REGISTRATION STATEMENT, AND THE FOLLOWING SUMMARY OF PORTIONS THEREOF IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE U.S. FRANCHISE AGREEMENT AS FILED. SEE "AVAILABLE INFORMATION" IN THE BODY OF THE INFORMATION STATEMENT.

    TERM AND FEES; ESTIMATED COSTS; ROYALTY PAYMENTS. The initial term of the U.S. Franchise Agreement, as well as most franchise and trademark agreements throughout the world, is twenty years. The U.S. Franchise Agreement may be terminated by the franchisee upon thirty days written notice. In most instances in the U.S. Midas retains, through real estate agreements between franchisees and Midas Realty (described below), the ability to occupy a site in the event of a termination of the applicable franchise and trademark agreement in order to assure that the site may continue to be operated as a Midas store.

    An initial franchise fee is charged upon execution of a franchise and trademark agreement. In opening a Midas store, a franchisee makes additional expenditures relating to fixtures, machinery and equipment and initial product inventory. None of the fees and expenses is financed by Midas and, with the exception of a portion of the initial franchise fee, none is refundable.

    Franchisees pay Midas monthly royalties based on a percentage of sales. As described more fully below, in most countries in which Midas does business, it is obligated to use one-half of the royalty payments it receives for advertising.

    REALTY AGREEMENTS. Since the mid-1970s, Midas has required each U.S. franchisee to enter into an agreement with Midas Realty giving Midas Realty the ability to occupy a site in the event of a termination of the related franchise and trademark agreement in order to ensure that the site may continue to be operated as a Midas store if Midas chooses. The agreement with Midas Realty remains in effect throughout the term of the related franchise and trademark agreement. When Midas Realty owns the real estate or has the primary lease on a Midas store, the franchisee is required to lease or sublease the Midas store from Midas Realty. If the franchisee owns the real estate, the franchisee is required to provide Midas with real estate control through one of two alternative means. The first alternative provides for the lease by the franchisee to Midas Realty of the premises, which in turn leases the premises back to the franchisee. So long as the franchisee continues to be both the landowner and the franchisee of that store, no rent is exchanged between the franchisee and Midas Realty. If the real estate is sold to a third party or if the franchised Midas store is sold to a new franchisee to whom the sublease is assigned, Midas Realty will then collect rent from the franchisee and pay rent to the landowner. Under the second alternative the franchisee enters into a conditional option to lease with Midas Realty which grants Midas Realty the option to lease the premises in the event that the related franchise agreement is terminated. If the franchisee leases real estate from a third-party upon which the Midas store is located, Midas requires that the franchisee grant to Midas Realty a conditional assignment of the lease to take effect upon the termination of the related franchise and trademark agreement. Approximately 75% of existing franchised Midas stores are subject to various forms of agreements with Midas Realty. See Note 10 to the Combined Financial Statements of the Midas Group included elsewhere in this Annex C.

    SITES AND SITE SELECTION. Midas assists franchisee candidates by identifying and developing a site on which a Midas store will be constructed. Midas may also approve or disapprove of a site located by the candidate. Midas approves a particular site based upon a review of the demographic characteristics of the site, traffic counts and patterns, population patterns, income statistics, parking, competition, proximity of other businesses and other commercial criteria.

    TRAINING. Franchisees are required to complete the Midas initial training program. The first part of the program includes a minimum of three weeks observing a franchised Midas store in operation as well as completion of a self-training program. The second part of the initial training program is held at a Midas training center and lasts at least three weeks. Supplemental training sessions are also offered by Midas at certain regional facilities. Midas also makes training materials available and conducts training seminars in the field.

    MACHINERY, FIXTURES, INVENTORY AND OTHER GOODS. Midas recommends sources for machinery, equipment, furniture and fixtures necessary to outfit a Midas store for operation. In the U.S. and Canada, franchisees are required to purchase from Midas a sufficient quantity of Midas warranted products, principally mufflers, shock absorbers, struts and brake pads and shoes, adequate to meet the public demand for genuine Midas products and to promptly fill customers' requests for replacement under the terms of various Midas warranties. Midas is the sole supplier of these warranted parts. Other products, which are not warranted, such as pipe and brake parts, are sold by Midas, but may be purchased by franchised stores from other sources. Store equipment, such as lifts, alignment equipment, lathes, racking and tools may also be purchased through Midas or from other sources.

    WARRANTY PROGRAM. An important feature of the Midas system is the requirement that the retail customer be provided a written warranty from Midas on certain Midas products that will be honored at all Midas stores. Each Midas store is required to honor such warranties in accordance with their terms and with policies as issued from time to time by Midas.

    ADVERTISING. Midas is obligated to use one-half of the royalty payments it receives from franchisees for advertising placed during the calendar year the royalties are received or during the following calendar year. Midas directs all use of advertising funds, and all decisions regarding the creative concepts and materials used, whether national, regional or local advertising will be used, the particular media and advertising content, and the advertising agencies to be used are controlled by Midas. Midas administers cooperative advertising programs for its franchisees. In addition, Midas incurs advertising costs that are included in its selling, general and administrative expenses. The aggregate amounts of advertising expenditures on a system-wide basis were $96 million in 1996, $90 million in 1995 and $79 million in 1994. Such aggregate amounts do not include expenditures incurred directly by Midas franchisees for local market advertising.

    NATIONAL MIDAS DEALERS ASSOCIATION. The National Midas Dealers Association (the "NMDA") is an independent association of Midas franchisees. Approximately 75% of the Midas franchisees in the U.S. belong to the NMDA. Midas' management communicates on a regular basis with NMDA representatives and various NMDA committees to solicit franchisee input.

PROPRIETARY INFORMATION

    Midas holds various patents, trademarks, trade names and copyrights, none of which, other than the Midas name, is considered by Midas to be material to its financial condition and results of operations. Midas vigorously defends the Midas name throughout the world and the name is registered as a trademark in approximately 55 countries in addition to the U.S. Midas also owns certain trade secrets including product catalogs, price lists, training manuals and inventory systems.

MANUFACTURING AND RESALE OPERATIONS

    Midas manufactures and resells parts for the U.S. automotive aftermarket. These products include mufflers, exhaust pipes and tail pipes manufactured by Midas and shock absorbers, brakes, suspension, steering and front end parts resold by Midas. Exhaust systems are manufactured by Midas at its Bedford Park, Illinois and Hartford, Wisconsin facilities. These parts are sold at wholesale to Midas franchised stores and at retail by Group-operated stores and are required to be stocked by Midas stores in order to serve the demand for warranted Midas parts. Midas IPC brand products are also manufactured at both the Bedford Park and Hartford locations. Huth brand products are manufactured at the Huth manufacturing plant in Hartford. Midas manufacturing plants have limited backlogs of unprocessed orders.

    Midas purchases the raw materials for the products it manufactures, primarily steel and packaging, from various suppliers through both long-term and short-term contracts, depending upon anticipated market conditions. Midas purchases products for resale from various suppliers through contracts that generally range from one to three years in duration. These raw materials and products are available from multiple suppliers, and Midas has not experienced any significant shortages. Midas believes it enjoys good relationships with its suppliers.

COMPETITION

    The automotive repair industry is highly competitive and fragmented, and the number, size and strength of competitors vary from region to region. Midas' primary competitors include national and local specialty chains, both franchised and company-operated, car dealerships, independent repair shops and service bays operated by mass merchandisers. Certain of these competitors are well-capitalized and a number of them have instituted expansion plans. Midas believes that competition in the industry is primarily based on customer service and reputation, store location, name awareness and price. Midas believes that it generally has a favorable competitive position with respect to each of these variables.

CUSTOMERS

    The Midas business is not dependent upon a single customer or small group of customers.

SEASONALITY


    Midas experiences the greatest demand for its services in the second and third quarters of the year, with approximately 55% of annual sales and revenues occurring during that period in 1996 and 1995, respectively. Approximately 78% of net income was reported in the second and third quarters of 1996 and 1995, respectively.


REGULATORY COMPLIANCE AND LEGAL PROCEEDINGS


    FRANCHISING MATTERS. Midas is subject to a variety of federal and state laws governing franchise sales and marketing and franchise trade practices. Applicable laws and regulations generally require disclosure of business information in connection with the sale of franchises. Certain state regulations also affect the ability of the franchisor to revoke or refuse to renew a franchise. Midas deals with franchisees in good faith and seeks to comply with regulatory requirements. From time to time Midas and one or more franchisees may become involved in a dispute regarding the franchise relationship, including, among other things, payment of royalties, location of stores, advertising, purchase of Midas products by franchisees, compliance with Midas system standards and franchise renewal criteria. There can be no assurance that compliance problems will not be encountered from time to time, or that material disputes with one or more franchisees will not arise.


    CONSUMER PROTECTION MATTERS. National automotive repair chains have been the subject of investigations and reports by consumer protection agencies and the Attorneys General of various states. Publicity in connection with such investigations can have an adverse effect on the financial condition and results of operations of a company. In addition to such investigations, state and local governments have enacted numerous consumer protection laws. Midas has instituted procedures, including uniform standards of service to be followed by all Midas stores, to improve customer satisfaction, which also aids in regulatory compliance.

    ENVIRONMENTAL AND OCCUPATIONAL SAFETY MATTERS. Midas stores handle used automotive oils and certain solvents that are disposed of by licensed third-party contractors. As a result, Midas is subject to a number of federal, state and local laws designed to protect the environment. Midas, through its Group-operated stores, is also subject to regulation regarding the installation of catalytic converters. In addition to environmental laws, Midas is subject to the Federal Occupational Safety and Health Act and other laws regulating safety and health. Midas maintains a program to facilitate compliance with these laws, the costs of which are not material to its financial condition and results of operations.

    LEGAL PROCEEDINGS. Midas has certain contingent liabilities arising from various pending claims and litigation related to a number of matters. While the amount of liability that may result from these matters cannot be determined, in the opinion of Midas counsel, the ultimate liability will not materially affect the combined financial position or results of operations of Midas.

EMPLOYEES

    As of September 30, 1997, Midas had approximately 4,000 employees, including approximately 950 who were covered by collective bargaining agreements. Labor contracts with respect to approximately 150, 350 and 450 employees expire in 1998, 1999 and 2000, respectively. Midas considers its relationships with employees to be generally satisfactory. Midas franchisees hire their own employees. As a result of the shortage of qualified mechanics in the automotive industry, individual franchisees may have difficulty hiring qualified personnel.

                                   PROPERTIES

    Midas owns two manufacturing facilities located in Bedford Park, Illinois (180,000 square feet) and Hartford, Wisconsin (200,000 square feet). Midas also owns an engineering and technical services facility in Chicago, Illinois. Midas also leases 20,000 square feet of space in Hartford, Wisconsin. In addition, Midas leases office space in Chicago, where its corporate headquarters are located, and owns two and leases ten warehouses in the U.S. and Canada. All facilities are adequately equipped and maintained, and capacity is considered to be adequate for current needs.

                                   FINANCING


    Midas management expects to enter into a five-year, unsecured revolving credit facility (the "Midas Credit Facility") with a syndicate of commercial banks and financial institutions prior to the Distribution Date. In addition, Midas management expects its French subsidiary to enter into a $20 million, five-year term loan (the "Midas Term Loan"). The Midas Credit Facility will enable Midas to borrow funds at variable interest rates on a revolving credit basis up to an aggregate principal amount of $250 million, subject to the terms and conditions thereof. Midas management expects to borrow on or before the Distribution Date approximately $20 million under the Midas Term Loan and approximately $205 million under the Midas Credit Facility for the purposes of settling intercompany loans and advances and paying a cash dividend to Whitman. At September 30, 1997 such intercompany loans and advances amounted to approximately $66.2 million. Unused amounts available under the Midas Credit Facility will be available for Midas' working capital requirements and general corporate purposes after the Distribution Date. Midas may convert a portion of its initial debt to longer term fixed rate debt, contingent upon acceptable market conditions.


                       POST-DISTRIBUTION DIVIDEND POLICY

    The payment and level of cash dividends by Midas after the Distribution will be subject to the discretion of the Midas Board. Dividend decisions will be based upon a number of factors, including Midas' operating results and financial requirements. No determination has been made by the Midas Board with respect to the initial cash dividend that would be paid commencing after the Distribution. However, it is expected that the cash dividend initially paid by Midas will be determined, in part, by reference to dividend payment levels of entities engaged in businesses comparable to the business in which Midas is engaged.

                                  MIDAS GROUP
            INTRODUCTION TO PRO FORMA COMBINED FINANCIAL INFORMATION


    The unaudited Pro Forma Combined Statements of Operations of the Midas Group for the nine months ended September 1997 and for the year ended December 1996 present the pro forma combined results of operations of the Midas Group, assuming that the transactions contemplated by the Distribution, including the borrowing to be incurred by the Midas Group in connection with the Distribution, had been completed as of the beginning of 1996, and include all material adjustments necessary to restate the Midas Group's historical results on a pro forma basis. The adjustments required to reflect such transactions are set forth in the "Pro Forma Adjustments" columns.


    The unaudited Pro Forma Combined Balance Sheet of the Midas Group as of September 1997 presents the pro forma combined financial position of the Midas Group, assuming that the transactions contemplated by the Distribution described in the preceding paragraph had been completed as of that date. The adjustments required to reflect such transactions are set forth in the "Pro Forma Adjustments" column.

    The unaudited pro forma combined financial statements of the Midas Group should be read in conjunction with the historical financial statements and related notes of the Midas Group included elsewhere in this Annex C. The pro forma financial information presented is for informational purposes only and may not necessarily reflect future results of operations or financial position of the Midas Group or what the results of operations or financial position of the Midas Group would actually have been had the Midas Group operated as an independent company during the periods shown.

                                  MIDAS GROUP
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                         FOR THE NINE MONTHS ENDED
                                                                                              SEPTEMBER 1997
                                                                                  ---------------------------------------
                                                                                                 PRO FORMA
                                                                                  HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                                  -----------  -------------  -----------
Sales and revenues..............................................................   $   464.0     $      --     $   464.0
Cost of goods sold..............................................................       214.5            --         214.5
                                                                                  -----------       ------    -----------
  Gross profit..................................................................       249.5            --         249.5
Selling, general, and administrative expenses...................................       189.0           3.0(a)      192.0
Amortization expense............................................................         2.5            --           2.5
Disposition of U.S. Group-operated stores.......................................        35.5            --          35.5
Non-recurring charges...........................................................        32.1            --          32.1
                                                                                  -----------       ------    -----------
  Operating income (loss).......................................................        (9.6)         (3.0)        (12.6)
Whitman charges.................................................................       (13.5)         13.5(b)         --
Interest expense:
  Whitman.......................................................................        (5.5)          5.5(b)         --
  Other.........................................................................        (1.7)        (13.0) (c)      (14.7)
                                                                                  -----------       ------    -----------
    Total interest expense......................................................        (7.2)         (7.5)        (14.7)
Other income, net...............................................................         0.7            --           0.7
                                                                                  -----------       ------    -----------
  Income (loss) before income taxes.............................................       (29.6)          3.0         (26.6)
Income tax provisions (benefit).................................................        (4.9)          1.1(d)       (3.8)
                                                                                  -----------       ------    -----------
    Net income (loss)...........................................................   $   (24.7)    $     1.9     $   (22.8)
                                                                                  -----------       ------    -----------
                                                                                  -----------       ------    -----------
Pro forma net income (loss) per share (e).......................................                               $   (1.33)
                                                                                                              -----------
                                                                                                              -----------


           See accompanying notes to pro forma financial information.

                                  MIDAS GROUP
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                    FOR THE YEAR ENDED DECEMBER 1996
                                                                                  -------------------------------------
                                                                                                PRO FORMA
                                                                                  HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                                  -----------  -----------  -----------
Sales and revenues..............................................................   $   604.2    $      --    $   604.2
Cost of goods sold..............................................................       281.8           --        281.8
                                                                                  -----------  -----------  -----------
  Gross profit..................................................................       322.4           --        322.4
Selling, general, and administrative expenses...................................       241.3          4.0(a)      245.3
Amortization expense............................................................         3.1           --          3.1
                                                                                  -----------  -----------  -----------
  Operating income..............................................................        78.0         (4.0)        74.0
Whitman charges.................................................................       (17.2)        17.2(b)         --
Interest expense:
  Whitman.......................................................................        (7.3)         7.3(b)         --
  Other.........................................................................        (2.7)       (17.2) (c)      (19.9)
                                                                                  -----------  -----------  -----------
    Total interest expense......................................................       (10.0)        (9.9)       (19.9)
Other income, net...............................................................         0.8           --          0.8
                                                                                  -----------  -----------  -----------
  Income before income taxes....................................................        51.6          3.3         54.9
Income tax provisions...........................................................        21.2          1.3(d)       22.5
                                                                                  -----------  -----------  -----------
  Net income....................................................................   $    30.4    $     2.0    $    32.4
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
Pro forma net income per share (e)..............................................                             $    1.83
                                                                                                            -----------
                                                                                                            -----------


           See accompanying notes to pro forma financial information.

                                  MIDAS GROUP
                        PRO FORMA COMBINED BALANCE SHEET
                          (UNAUDITED AND IN MILLIONS)


                                                                                             SEPTEMBER 1997
                                                                                  -------------------------------------
                                                                                                PRO FORMA
                                                                                  HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                                  -----------  -----------  -----------
ASSETS:
Current assets:
  Cash and cash equivalents.....................................................   $    19.3    $      --    $    19.3
  Receivables, net..............................................................        74.9           --         74.9
  Inventories...................................................................        86.1           --         86.1
  Other current assets..........................................................        20.2           --         20.2
                                                                                  -----------  -----------  -----------
    Total current assets........................................................       200.5           --        200.5
Property and equipment, net.....................................................       200.6           --        200.6
Intangible assets, net..........................................................        29.2           --         29.2
Other assets....................................................................        25.8           --         25.8
                                                                                  -----------  -----------  -----------
    Total assets................................................................   $   456.1    $      --    $   456.1
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
LIABILITIES AND EQUITY:
Current liabilities:
  Short-term debt...............................................................   $     1.7    $      --    $     1.7
  Accounts payable..............................................................        36.0           --         36.0
  Income taxes payable..........................................................         2.2           --          2.2
  Accrued expenses..............................................................        61.1           --         61.1
                                                                                  -----------  -----------  -----------
    Total current liabilities...................................................       101.0           --        101.0
Loans and advances from Whitman.................................................        66.2        (66.2) (f)         --
Long-term debt..................................................................         3.3        225.0(f)      228.3
Obligations under capital leases................................................        15.1           --         15.1
Deferred income taxes and other liabilities.....................................        28.3           --         28.3
                                                                                  -----------  -----------  -----------
    Total liabilities...........................................................       213.9        158.8        372.7
Shareholder equity..............................................................       242.2       (158.8) (f)       83.4
                                                                                  -----------  -----------  -----------
    Total liabilities and equity................................................   $   456.1    $      --    $   456.1
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------


           See accompanying notes to pro forma financial information.

                                  MIDAS GROUP
                    NOTES TO PRO FORMA FINANCIAL INFORMATION


(a) To record the estimated additional administrative expenses that would have been incurred by the Midas Group as a publicly held, independent company. The Midas Group would have incurred, on an annual basis, approximately $2.0 million in compensation and related costs for employees to perform functions that have been performed at Whitman's corporate headquarters (treasury, investor relations, regulatory compliance, risk management, etc.). The Midas Group also would have incurred, on an annual basis, corporate governance costs, stock transfer agent costs, incremental professional fees, and other costs aggregating approximately $2.0 million.


(b) To eliminate the Whitman charges and interest paid to Whitman.

(c) To record the interest expense on the funds assumed to be borrowed under the Midas Credit Facility. The borrowings are assumed to bear an annualized interest rate of 7.5%, which is management's estimate of the currently available rate for borrowings under comparable credit facilities. This rate may change prior to the incurrence of such debt on or before the Distribution Date; further, after the Distribution the interest rate on the borrowings under the Midas Credit Facility will continue to be subject to changes in interest rates generally. The following table reflects the effect on the pro forma combined statements of operations of an increase or decrease of 1/8 of a percentage point in the annualized interest rate (in millions):


                                                                NINE MONTHS ENDED
                                                                                            YEAR ENDED
                                                                  SEPTEMBER 1997          DECEMBER 1996
                                                               --------------------  ------------------------
                                                                7.375%     7.625%      7.375%       7.625%
                                                               ---------  ---------  -----------  -----------
Income (loss) before income taxes............................  $   (26.4) $   (26.8)  $    55.2    $    54.6
Net income (loss)............................................      (22.7)     (22.9)  $    32.6    $    32.2


(d) To record income tax benefits attributable to adjustments (a), (b) and (c) at a combined Federal and state tax rate of 38%.


(e) The pro forma per share information is based upon the weighted average number of common and common equivalent shares used by Whitman to determine its earnings per share for the respective periods, adjusted in accordance with the Distribution ratio (one share of Midas Common Stock for every six shares of Whitman Common Stock held). The pro forma number of common and common equivalent shares for the nine months ended September 1997 is 17.2 million and for the year ended December 1996 is 17.7 million.
    On and after the Distribution Date, options to purchase Whitman Common Stock then held by Whitman's officers and employees will continue to apply solely to the purchase of Whitman Common Stock. Options to purchase Whitman Common Stock that are held by Separated Employees (other than retirees) will, unless exercised prior to the Distribution Date, be exchanged for new options of equivalent value under the Hussmann Stock Incentive Plan or the Midas Stock Incentive Plan, as applicable, except that a Separated Employee may elect not to surrender an exercisable option to purchase Whitman Common Stock, in which case the number of shares of Whitman Common Stock subject to such option and the purchase price will be adjusted to reflect the Distribution. The number of shares of Hussmann Common Stock and Midas Common Stock subject to a new option and the exercise price per share will be set in a manner that will maintain in the aggregate the excess of market value over the exercise price of the existing option to purchase Whitman Common Stock immediately prior to the Distribution.
    The number of common and common equivalent shares to be used by the Midas Group to compute earnings per share after the Distribution will depend on the market prices of the Whitman Common Stock and the Midas Common Stock at that time.


(f) To record payments to be made to Whitman by the Midas Group, anticipated to aggregate $225 million, which first will be applied to settle intercompany loans and advances, with the balance to be paid as a cash dividend.

                       MIDAS GROUP SUMMARY OF OPERATIONS

    The following table presents selected historical combined financial information of the Midas Group. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of the Midas Group and the notes thereto included elsewhere in this Annex C. The combined operating results data set forth below for each of the years ended December 1996, 1995 and 1994 and the combined balance sheet data as of December 1996 and 1995 are derived from, and are qualified by reference to, the audited combined financial statements of the Midas Group included elsewhere in this Annex C, and should be read in conjunction with those financial statements and the notes thereto. The combined operating results data for each of the years ended December 1993 and 1992 and the combined balance sheet data as of December 1994, 1993 and 1992 are derived from audited combined financial statements of the Midas Group not included herein. The combined balance sheet data as of September 1996 are derived from unaudited combined financial statements of the Midas Group not included herein. The combined operating results data for the nine-month periods ended September 1997 and 1996, and the combined balance sheet data as of September 1997 are derived from, and are qualified by reference to, the unaudited interim combined financial statements of the Midas Group included elsewhere in this Annex C, and should be read in conjunction with those financial statements and the notes thereto. See "Index to Midas Group Historical Financial Information." Per share data has not been presented because the Midas Group was wholly-owned by Whitman during the periods presented below.

    The combined historical financial information presented below may not necessarily reflect future results of operations or financial position of the Midas Group or what the results of operations or financial position of the Midas Group would actually have been had the Midas Group operated as an independent company during the periods shown. See "Risk Factors--Limited Relevance of Historical Combined Financial Information" in the body of the Information Statement.


                                                   FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER                 FOR THE YEARS ENDED DECEMBER
                                                   --------------------  -----------------------------------------------------
(IN MILLIONS)                                        1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (UNAUDITED)
COMBINED OPERATING RESULTS DATA:
Sales and revenues...............................  $   464.0  $   461.0  $   604.2  $   576.1  $   543.2  $   503.6  $   485.6
Whitman charges..................................      (13.5)     (13.4)     (17.2)     (19.0)     (17.5)     (21.2)     (21.6)
Net income (loss) (a)(b)(c)......................      (24.7)      26.3       30.4       31.7       26.6       15.3       23.5
COMBINED BALANCE SHEET DATA:
Total assets.....................................  $   456.1  $   479.9  $   482.7  $   451.4  $   418.4  $   395.0  $   389.3
Obligations under capital leases and long-term
  debt...........................................       18.4       14.0       13.6       16.2       15.2       15.7       17.3
Loans and advances from Whitman..................       66.2       63.9       77.2       70.3       70.0       90.1       99.7
Shareholder equity...............................      242.2      280.4      277.1      258.5      231.1      206.0      201.6
OTHER DATA:
EBITDA, as adjusted (d)..........................  $    74.7  $    80.8  $    98.3  $   100.6  $    91.6  $    82.6  $    87.9
EBITDA, as adjusted, as a percent of sales and
  revenues.......................................       16.1%      17.5%      16.3%      17.5%      16.9%      16.4%      18.1%
Cash flows provided by (used in):
  Operating activities...........................       38.1       33.0       34.5       39.3       47.9       42.8       37.2
  Investing activities...........................      (22.5)     (19.6)     (26.0)     (28.2)     (24.0)     (23.6)     (19.2)
  Financing activities...........................      (13.0)     (10.4)      (1.8)     (10.5)     (24.7)     (18.0)     (18.1)


------------------------


(a) Included in the nine months ended September 1997 is the cost to dispose of the Group-operated stores in the U.S. of $35.5 million ($23.7 million after taxes). See Note 2 to the Combined Financial Statements of the Midas Group.



(b) Included in the nine months ended September 1997 are non-recurring charges of $32.1 million ($22.5 million after taxes). See Note 3 to the Combined Financial Statements of the Midas Group.

(c) Included in the year ended December 1993 is the cumulative effect of a change in accounting for post-retirement benefits, which reduced net income by $4.1 million on an after-tax basis.

(d) EBITDA is defined as operating income before non-recurring charges plus depreciation and amortization and is generally accepted as providing useful information regarding a company's financial performance. EBITDA should not be considered an alternative to net income, an indicator of the Midas Group's operating performance, or an alternative to the Midas Group's cash flow from operating activities as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    Midas provides retail automotive services through approximately 2,700 franchised and Group-operated Midas stores worldwide. Midas stores offer exhaust, brake, suspension, air conditioning and maintenance services. Approximately 1,900 Midas stores are located in the United States, including approximately 1,750 franchised stores and approximately 150 Group-operated stores. Approximately two-thirds of the Midas stores located outside of the U.S. are franchised.

    Midas realizes some combination (all in the case of the U.S. and Canada) of the following types of sales and revenues from the operation of Midas stores worldwide: (i) ongoing royalties from franchisees; (ii) franchise and development fees from franchisees; (iii) real estate rental revenues; (iv) sales to franchisees of both manufactured and purchased parts; and (v) retail sales from Group-operated stores. Midas also sells manufactured exhaust parts to independent wholesale distributors.

    INDUSTRY TRENDS. Automotive repair facilities, other than those operated by new vehicle retailers, have become increasingly specialized in recent years. Although the total number of service bays has experienced little growth, the number of service bays operated by specialized aftermarket service providers has grown. The increased durability and technological complexity of vehicles have affected the types and frequency of services needed over the lifetime of a vehicle. Vehicles are now assembled with more durable parts, such as stainless steel exhaust systems. In addition, suspension parts such as shock absorbers and struts are now more technologically advanced. As a result, aftermarket exhaust and suspension service needs are declining on a volume basis.

    An important industry characteristic is the seasonality of demand for services. In general, the demand for services correlates with the miles that vehicles are driven. Miles driven tend to be highest in the second and third quarters of the year.

    The foregoing factors have resulted in a highly competitive environment, especially in the U.S. As opposed to exhaust and suspension needs, brake service needs are growing moderately. However, the brake service market is becoming increasingly competitive as more aftermarket service providers offer brake service.

    These industry trends have resulted over time in a decline in Midas' core exhaust and suspension services, and a slowing in the growth of revenues derived from brake services. To counter these declines, Midas is adding retail services, including additional repair services and general automobile maintenance services. See "Business-- Strategy" included elsewhere in this Annex C.

    These industry trends have also created two specific business issues that Midas management is addressing. The first issue is that selling, general and administrative expenses in the U.S. have recently grown at a rate that is disproportionate to sales and revenue growth. The second issue is poor operating results of Group-operated U.S. stores.


    Midas management has addressed these issues. Major actions that have been undertaken include the disposition of the U.S. Group-operated stores, reductions of asset values to recognize impairments, modification of certain ongoing programs that support U.S. franchisees, and a reduction in the level of employment. These actions are designed to reverse declines in earnings and return on investment and provide resources to invest for future growth. To provide for the costs associated with the disposition of the U.S. Group-operated stores, Midas recorded, in the third quarter of 1997, a loss of $35.5 million ($23.7 million on an after-tax basis). To provide for the other costs associated with these actions, Midas recorded, in the third quarter of 1997, non-recurring charges totalling $32.1 million ($22.5 million on an after-tax basis). See "Business--Market Overview" and Notes 2 and 3 to the Combined Financial Statements of the Midas Group included elsewhere in this Annex C.


    DISPOSITION OF U.S. GROUP-OPERATED STORES. Of 135 stores that had been operated by the Midas Group in the United States, 119 are expected to be franchised and 16 are expected to be closed. Management expects that the program to franchise or close the stores will be substantially completed within one year. The estimated losses and costs associated with the disposition program are summarized as follows (in millions):



Write-downs of assets to net realizable values (a).....................  $    21.5
Non-recoverable lease costs (b)........................................        7.7
Severance and other costs (c)..........................................        6.3
                                                                         ---------
                                                                              35.5
Income tax benefits....................................................      (11.8)
                                                                         ---------
                                                                         $    23.7
                                                                         ---------
                                                                         ---------


------------------------


(a) The assets of the U.S. Group-operated stores have been written down to net realizable values, which are based on estimated proceeds (net of transaction costs) from sales of tangible and intangible assets of stores to be franchised, and from sales or recoveries of tangible assets of stores to be closed.



(b) Certain U.S. Group-operated stores have occupied leased facilities. Management estimates that $7.7 million of costs under such leases will not be recovered through future operations due to store closings or because subleases in connection with franchising transactions are not expected to result in full recovery of the related lease payments. The related accrual has been classified as a noncurrent liability.



(c) Severance and other costs include $4.7 million of termination benefits for 202 employees, and other costs of $1.6 million. Cash expenditures relating to employee severance costs will be incurred as the stores are closed or sold.



    Management expects that the disposition of the stores will result in net cash inflows within one year of approximately $24 million, which takes into consideration the estimated proceeds (net of transaction costs) from asset sales, estimated cash outlays for severance and other costs, and reduced cash outflows for income taxes due to the realization of deferred tax benefits.



    NON-RECURRING CHARGES. During the third quarter of 1997, the Midas Group's management approved and commenced the implementation of several initiatives that resulted in non-recurring charges aggregating $32.1 million ($22.5 million after taxes). These initiatives are intended to focus the Midas Group's human and financial resources on the objectives of growing the core franchising business and reducing operating costs. The non-recurring charges are summarized as follows (in millions):



Costs associated with special one-time product return program (a)......  $     7.8
Costs associated with changes in U.S. franchisee advertising programs
 (b)...................................................................        4.4
Asset write-downs to recognize impairments (c).........................       12.5
Severance and other costs (d)..........................................        7.4
                                                                         ---------
                                                                              32.1
Income tax benefits....................................................       (9.6)
                                                                         ---------
                                                                         $    22.5
                                                                         ---------
                                                                         ---------


------------------------


(a) Midas Group policies restrict the level of excess products that may be returned by franchisees. The Midas Group has adopted a one-time program under which franchisees will be permitted to return products in excess of the amounts that would have been permitted under those policies. The $7.8 million non-recurring charge covers the estimated costs associated with returns of products sold to franchisees in prior periods.

(b) Under the terms of its franchising agreements, the Midas Group is obligated to use one-half of the royalty payments received from franchisees for advertising expenditures. Advertising expenditures under the U.S. program have exceeded the amounts received from franchisees. Although it is not obligated to do so under the franchising agreements, the Midas Group has provided a one-time supplement to the program amounting to $4.4 million, which has been recorded as a non-recurring charge. Concurrently, the Midas Group has discontinued financial participation in a cooperative advertising program administered for U.S. franchisees.



(c) Asset write-downs to recognize impairments include: $5.5 million related to Group-owned real estate and improvements, which are leased to franchisees under leases that are not expected to result in full recovery of the investments in such assets; $5.3 million related to impaired goodwill of certain non-U.S. operating units based on past and projected operating results; and $1.2 million related to computer hardware deemed obsolete due to changes in operating procedures.



(d) Severance and other costs include $4.4 million of termination benefits for 61 employees resulting from staff reductions and $3.0 million of other non-recurring costs. The staff reductions are expected to be completed by early 1998, but no cash expenditures had been made as of the end of the third quarter of 1997.



    The non-recurring charges include non-cash asset write-downs of $12.5 million and it is expected that future cash outflows will be approximately $10.0 million (after consideration of tax benefits), substantially all of which will occur in the fourth quarter of 1997 and the first half of 1998. The one-time special return program is expected to enhance relationships with U.S. franchisees, but is not expected to have a specifically measurable effect on future results of operations. The discontinuance of financial participation in the cooperative advertising program, asset write-downs, and the severance program are expected to result in reduced costs, including reduced depreciation and amortization charges.


FISCAL REPORTING PERIODS

    Fiscal 1994 through 1996 were each comprised of 52 weeks, while fiscal 1997 will be comprised of 53 weeks. The first nine months of fiscal 1997 consisted of 40 weeks, as compared to 39 weeks in fiscal 1996. The financial effects of this additional week of operations are discussed below.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 1997 COMPARED TO NINE MONTHS
  ENDED SEPTEMBER 1996


    MIDAS SYSTEM-WIDE RETAIL SALES. Midas System-wide retail sales (including both franchised and Group-operated stores) increased $1.8 million, or 0.2% in the nine months ended September 1997. Following is a summary of Midas System-wide retail sales for the nine months ended September 1997 and 1996, by business segment (in millions):


                         MIDAS SYSTEM-WIDE RETAIL SALES


                                                                    NINE MONTHS ENDED
                                                                        SEPTEMBER
                                                                   --------------------
                                                                     1997       1996       CHANGE
                                                                   ---------  ---------  -----------
U.S.:
  Franchised stores..............................................  $   825.6  $   842.2        (2.0)%
  Group-operated stores..........................................       70.4       61.3        14.8
                                                                   ---------  ---------
    Total U.S....................................................      896.0      903.5        (0.8)
                                                                   ---------  ---------
Non-U.S.:
  Europe.........................................................      172.2      167.3         2.9
  Canada.........................................................       99.9       96.9         3.1
  Other..........................................................       40.9       39.5         3.5
                                                                   ---------  ---------
    Total non-U.S................................................      313.0      303.7         3.1
                                                                   ---------  ---------
Total............................................................  $ 1,209.0  $ 1,207.2         0.2%
                                                                   ---------  ---------
                                                                   ---------  ---------

    Midas System-wide retail sales in the U.S. declined $7.5 million, or 0.8%, in the nine months ended September 1997, to a total of $896.0 million. The decrease was due to lower retail customer traffic in core services (exhaust, brakes and suspension), partially offset by price increases and increased retail customer traffic in other services. The increase in U.S. Group-operated store retail sales of $9.1 million was principally due to an extra week of operations, an increase in the number of stores in operation and price increases.



    Midas System-wide retail sales in Europe increased $4.9 million, or 2.9%, during the nine months ended September 1997, to a total of $172.2 million. The increase was due to a combination of a 10.4% increase in the number of stores in operation and sales growth from stores open one year or more, as measured in local currencies. Midas System-wide European retail sales as measured in U.S. dollars would have been approximately $23 million higher if currency exchange rates in the first nine months of 1997 remained the same as during the first nine months of 1996.


    Midas System-wide retail sales in Canada increased $3.0 million, or 3.1%, during the first nine months of 1997 to a total of $99.9 million. This increase was due to increased retail customer traffic and price increases.


    MIDAS GROUP SALES AND REVENUES. Sales and revenues increased by $3.0 million, or 0.7%, during the nine months ended September 1997, to a total of $464.0 million. Excluding the extra week of operations at the U.S. and Canadian operations, sales and revenues were down $5.3 million. Following is a summary of sales and revenues for the nine months ended September 1997 and 1996, by business segment (in millions):


                         MIDAS GROUP SALES AND REVENUES


                                                                       NINE MONTHS ENDED
                                                                           SEPTEMBER
                                                                      --------------------
                                                                        1997       1996       CHANGE
                                                                      ---------  ---------  -----------
U.S. Operations:
  Franchise activities..............................................  $   254.9  $   262.7        (3.0)%
  Group-operated stores.............................................       70.4       61.3        14.8
                                                                      ---------  ---------
    Total U.S.......................................................      325.3      324.0         0.4
                                                                      ---------  ---------
Non-U.S. Operations:
  Europe............................................................       86.3       85.7         0.7
  Canada............................................................       44.6       41.7         7.0
  Other.............................................................        7.8        9.6       (18.8)
                                                                      ---------  ---------
    Total non-U.S...................................................      138.7      137.0         1.2
                                                                      ---------  ---------
Total...............................................................  $   464.0  $   461.0         0.7%
                                                                      ---------  ---------
                                                                      ---------  ---------



    Sales and revenues from U.S. Operations increased by $1.3 million, or 0.4%, for the nine months ended September 1997, to a total of $325.3 million. Excluding the extra week of operations, nine month sales and revenues in the U.S. decreased $6.2 million, or 1.9%. Sales and revenues from U.S. franchise activities declined $13.4 million after excluding the impact of the extra week of operations. This decline in sales and revenues was due to lower retail customer traffic in core services (exhaust, brakes and suspension) which resulted in lower wholesale parts sales and to a lesser extent, lower royalty revenues. The increase in sales and revenues for the U.S. Group-operated stores of $9.1 million was principally due to the extra week of operations, an increase in the number of stores in operation and price increases.


    European sales and revenues increased $0.6 million, or 0.7% for the nine months ended September 1997, to a total of $86.3 million. European sales and revenues as reported in U.S. dollars would have been $11.9 million higher if currency exchange rates in the first nine months of 1997 remained the same as during the first nine months of 1996. The increase in local currency sales and revenues at European Operations for the first nine months of 1997 was due to an increase in the number of stores in operation and sales increases from stores open one year or more.

    Canadian sales and revenues increased $2.9 million, or 7.0%, during the nine months ended September 1997. The inclusion of an additional week of operations in the first nine months of 1997 accounted for approximately one-third of the increase, with the balance due to increased royalty revenues and wholesale parts sales and increased retail sales from Group-operated stores.

    Other non-U.S. Operations' sales and revenues declined $1.8 million, or 18.8%, during the first nine months due to the franchising of a number of Group-operated stores in Australia.


    GROSS PROFIT. Gross profit for the nine months ended September 1997 increased by $3.6 million, or 1.5%, to a total of $249.5 million. Excluding the additional week of operations in 1997 results, the gross profit would be approximately $1.2 million below the prior year due to lower wholesale parts shipments at U.S. Operations. As a percentage of sales and revenues, total gross profit was 0.4% above the prior year due to the growth of sales and revenues of Group-operated stores, which have a higher gross profit to cover occupancy, advertising and other costs.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling general and administrative expenses increased $10.6 million, or 5.9%, during the nine months ended September 1997, to a total of $189.0 million. Group-operated stores accounted for approximately 40% of the increase in operating expense, due to an increase in the number of stores in operation and higher per store selling expenses. The remainder of the increase was due to higher expenses in the following categories: marketing and payroll costs, severance benefits, consulting fees and higher wholesale parts distribution costs. The additional week of operations in 1997 was also a contributing factor to the year over year increase.



    OPERATING INCOME. Before the disposition charges for the Group-operated stores in the U.S. and the non-recurring charges, operating income for the nine months ended September 1997, decreased $7.2 million, or 11.0%, to a total of $58.0 million. Following is a summary of operating income for the nine months ended September 1997 and 1996, by business segment (in millions):


                          MIDAS GROUP OPERATING INCOME


                                                                          NINE MONTHS ENDED
                                                                              SEPTEMBER
                                                                         --------------------
                                                                           1997       1996       CHANGE
                                                                         ---------  ---------  -----------
U.S. Operations:
  Franchise activities.................................................  $    55.9  $    63.6       (12.1)%
  Group-operated stores................................................        0.2        0.3       (33.3)
                                                                         ---------  ---------
    Total U.S..........................................................       56.1       63.9       (12.2)
                                                                         ---------  ---------
Non-U.S. Operations:
  Europe...............................................................        4.5        4.4         2.3
  Canada...............................................................        2.7        2.6         3.9
  Other................................................................       (0.7)      (0.9)      (22.2)
                                                                         ---------  ---------
    Total non-U.S......................................................        6.5        6.1         6.6
                                                                         ---------  ---------
                                                                              62.6       70.0       (10.6)
Corporate administrative expenses......................................       (4.6)      (4.8)       (4.2)
                                                                         ---------  ---------
Operating income, exclusive of charges.................................  $    58.0  $    65.2       (11.0)%
                                                                         ---------  ---------
                                                                         ---------  ---------



    In the third quarter of 1997, Midas Group recorded disposition charges related to its Group-operated stores in the U.S. of $35.5 million ($23.7 million on an after-tax basis) and non-recurring charges of $32.1 million ($22.5 million on an after-tax basis). These charges are described under "--Introduction" and Notes 2 and 3 of Notes to Combined Financial Statements. These charges were recorded in the following segments: U.S. franchise activities--$25.4 million, U.S. Group-operated stores--$35.5 million, Europe--$5.3 million, and other non-U.S. Operations--$1.4 million.

    Operating income from U.S. Operations declined $7.8 million, or 12.2%, during the nine months ended September 1997, to a total of $56.1 million. The decrease was principally due to a combination of lower royalty revenues and wholesale parts sales and higher selling, general and administrative costs in most major expense categories.


    European operating income increased $0.1 million during the nine months ended September 1997, which was consistent with the increase in sales and revenues reported for the same period. Operating income as reported in U.S. dollars would have been $0.9 million higher if currency exchange rates in the nine months in 1997 had remained the same as during the nine months ended September 1996.

    Canadian operating income increased $0.1 million in the nine months ended September 1997, to a total of $2.7 million. The increase was due to higher sales and revenues.

    The loss from other non-U.S. Operations declined $0.2 million during the nine months ended September 1997, due to improved results at Australian operations.

RESULTS OF OPERATIONS--1996 COMPARED TO 1995


    MIDAS SYSTEM-WIDE RETAIL SALES. Midas System-wide retail sales increased by $57.1 million, or 3.8% in 1996 to a total of $1,566.3 million. Following is a summary Midas System-wide retail sales for 1996 and 1995, by business segment (in millions):


                         MIDAS SYSTEM-WIDE RETAIL SALES


                                                                   YEAR ENDED DECEMBER
                                                                   --------------------
                                                                     1996       1995       CHANGE
                                                                   ---------  ---------  -----------
U.S.:
  Franchised stores..............................................  $ 1,090.2  $ 1,068.4         2.0%
  Group-operated stores..........................................       81.4       76.2         6.8
                                                                   ---------  ---------
    Total U.S....................................................    1,171.6    1,144.6         2.4
                                                                   ---------  ---------
Non-U.S.:
  Europe.........................................................      219.9      197.4        11.4
  Canada.........................................................      125.5      118.2         6.2
  Other..........................................................       49.3       49.0         0.6
                                                                   ---------  ---------
    Total non-U.S................................................      394.7      364.6         8.3
                                                                   ---------  ---------
Total............................................................  $ 1,566.3  $ 1,509.2         3.8%
                                                                   ---------  ---------
                                                                   ---------  ---------



    Midas System-wide retail sales in the U.S. increased $27.0 million, or 2.4%, in 1996 to a total of $1,171.6 million. Retail sales from U.S. franchised stores increased 2.0% due to higher selling prices and a 1.0% increase in the number of stores in operation. Retail sales from U.S. Group-operated stores increased 6.8% due to an increase in the number of stores in operation and higher selling prices.


    Midas System-wide retail sales in Europe increased $22.5 million, or 11.4%, in 1996 to a total of $219.9 million. The increase in retail sales in Europe was due to continued rapid store expansion and gains in same store sales.

    Midas System-wide retail sales in Canada increased $7.3 million, or 6.2%, in 1996 to a total of $125.5 million. The increase in retail sales in Canada was due to increased retail customer traffic at both franchised and Group-operated stores.

    MIDAS GROUP SALES AND REVENUES. Sales and revenues increased $28.1 million, or 4.9%, in 1996 to a total of $604.2 million. Following is a summary of sales and revenues for 1996 and 1995, by business segment (in millions):


                         MIDAS GROUP SALES AND REVENUES


                                                                      YEAR ENDED DECEMBER
                                                                      --------------------
                                                                        1996       1995      CHANGE
                                                                      ---------  ---------  ---------
U.S. Operations:
  Franchise activities..............................................  $   341.9  $   337.6        1.3%
  Group-operated stores.............................................       81.4       76.2        6.8
                                                                      ---------  ---------
    Total U.S.......................................................      423.3      413.8        2.3
                                                                      ---------  ---------
Non-U.S. Operations:
  Europe............................................................      113.2       94.6       19.7
  Canada............................................................       55.0       51.7        6.4
  Other.............................................................       12.7       16.0      (20.6)
                                                                      ---------  ---------
    Total non-U.S...................................................      180.9      162.3       11.5
                                                                      ---------  ---------
Total...............................................................  $   604.2  $   576.1        4.9%
                                                                      ---------  ---------
                                                                      ---------  ---------



    U.S. sales and revenues increased $9.5 million, or 2.3%, in 1996 to a total of $423.3 million. The 1.3% increase in sales and revenues from U.S. franchise activities was due to increases in sales of wholesale parts and royalty revenues. The 6.8% increase in U.S. Group-operated store retail sales was principally due to an increase in the number of stores in operation.


    European sales and revenues increased $18.6 million, or 19.7%, in 1996 to a total of $113.2 million. The increase in European sales and revenues was due to a combination of a 15% increase in the number of stores in operation, an increase in the number of Group-operated stores, and an increase in same store sales.

    Canadian sales and revenues increased $3.3 million, or 6.4%, in 1996 to a total of $55.0 million. The increase in Canadian sales and revenues was due to increases in royalty revenues, an increase in same store retail sales from Group-operated stores, and increased sales of wholesale parts.

    Sales and revenues from other non-U.S. operations decreased 20.6% in 1996 due to the franchising of Group-operated stores in Australia and generally weak overall retail sales in Australia.


    GROSS PROFIT. Gross profit increased $14.7 million, or 4.8%, in 1996 to a total of $322.4 million. This increase was consistent with the 4.9% increase in sales and revenues. As a percentage of sales and revenues, gross profit margin was essentially flat on a year-to-year basis.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $18.8 million, or 8.4%, in 1996 to a total of $241.3 million. Slightly more than one-half of the increase in operating expenses was attributable to higher expenses at Group-operated stores, due to a combination of an increase in the number of stores in operation and higher per store selling expenses. The remainder of the increase was due to generally higher selling and administrative expenses, particularly in U.S. franchise activities.

    OPERATING INCOME. Operating income decreased $4.5 million, or 5.5%, in 1996 to a total of $78.0 million. The following is a summary of operating income for 1996 and 1995, by business segment (in millions):


                          MIDAS GROUP OPERATING INCOME


                                                                         YEAR ENDED DECEMBER
                                                                         --------------------
                                                                           1996       1995      CHANGE
                                                                         ---------  ---------  ---------
U.S. Operations:
  Franchise activities.................................................  $    77.3  $    84.1       (8.1)%
  Group-operated stores................................................       (0.8)       0.7          *
                                                                         ---------  ---------
    Total U.S..........................................................       76.5       84.8       (9.8)
                                                                         ---------  ---------
Non-U.S. Operations:
  Europe...............................................................        4.7        2.8       67.9
  Canada...............................................................        2.7        1.7       58.8
  Other................................................................       (1.1)      (2.6)     (57.7)
                                                                         ---------  ---------
    Total non-U.S......................................................        6.3        1.9      *
                                                                         ---------  ---------
                                                                              82.8       86.7       (4.5)
Corporate administrative expenses......................................       (4.8)      (4.2)     (14.3)
                                                                         ---------  ---------
Total..................................................................  $    78.0  $    82.5       (5.5)%
                                                                         ---------  ---------
                                                                         ---------  ---------


------------------------

*   NOT MEANINGFUL.


    Operating income from U.S. Operations decreased $8.3 million, or 9.8%, to a total of $76.5 million. The decreases in operating income from both U.S. franchise activities and U.S. Group-operated stores were primarily due to higher operating expenses.


    Operating income from European operations increased $1.9 million, or 67.9%, in 1996 to a total of $4.7 million. The increase was due to continued rapid store expansion, increased same store retail sales growth at both Group-operated and franchised stores, and increased wholesale parts brokerage fees.

    Operating income from Canadian operations increased $1.0 million, or 58.8%, in 1996 to a total of $2.7 million. The increase was due to a combination of a gain from the franchising of a Group-operated store market, increased retail sales at both Group-operated and franchised stores, and higher sales of wholesale parts.

    The loss from other non-U.S. Operations declined $1.5 million in 1996 due to improved results at Australian operations and reduced spending for market research and related professional consulting fees.

RESULTS OF OPERATIONS--1995 COMPARED TO 1994


    MIDAS SYSTEM-WIDE RETAIL SALES. Midas System-wide retail sales increased by $70.1 million, or 4.9%, in 1995 to a total of $1,509.2 million. Following is a summary of Midas System-wide retail sales for 1995 and 1994, by business segment (in millions):


                         MIDAS SYSTEM-WIDE RETAIL SALES


                                                                        YEAR ENDED
                                                                         DECEMBER
                                                                   --------------------
                                                                     1995       1994       CHANGE
                                                                   ---------  ---------  -----------
U.S.:
  Franchised stores..............................................  $ 1,068.4  $ 1,035.5         3.2%
  Group-operated stores..........................................       76.2       74.7         2.0
                                                                   ---------  ---------
    Total U.S....................................................    1,144.6    1,110.2         3.1
                                                                   ---------  ---------
Non-U.S.:
  Europe.........................................................      197.4      163.6        20.7
  Canada.........................................................      118.2      118.9        (0.6)
  Other..........................................................       49.0       46.4         5.6
                                                                   ---------  ---------
    Total non-U.S................................................      364.6      328.9        10.9
                                                                   ---------  ---------
Total............................................................  $ 1,509.2  $ 1,439.1         4.9%
                                                                   ---------  ---------
                                                                   ---------  ---------


    Midas System-wide retail sales in the U.S. increased $34.4 million, or 3.1%, in 1995 to a total of $1,144.6 million. The growth in retail sales was due to price increases, an increase in the number of stores in operation and an increase in brake service customer traffic, offset partially by lower exhaust service customer traffic.


    Midas System-wide retail sales in Europe increased $33.8 million, or 20.7%, in 1995 to a total of $197.4 million. The increase was due to a combination of a 7.5% increase in the number of stores in operation, a $21 million increase due to the favorable effects of changes in currency exchange rates, and higher same store retail traffic.


    Midas System-wide retail sales in Canada were virtually flat in 1995 as compared with 1994. Midas System-wide retail sales in other non-U.S. countries increased 5.6% in 1995, with one-half of the increase due to the favorable effects of changes in currency exchange rates and the balance due to same store sales growth in Australia.

    MIDAS GROUP SALES AND REVENUES. Sales and revenues increased $32.9 million, or 6.1% in 1995 to a total of $576.1 million. Following is a summary of sales and revenues for 1995 and 1994, by business segment (in millions):


                         MIDAS GROUP SALES AND REVENUES


                                                                      YEAR ENDED DECEMBER
                                                                      --------------------
                                                                        1995       1994       CHANGE
                                                                      ---------  ---------  -----------
U.S. Operations:
  Franchise activities..............................................  $   337.6  $   328.2         2.9%
  Group-operated stores.............................................       76.2       74.7         2.0
                                                                      ---------  ---------
    Total U.S.......................................................      413.8      402.9         2.7
                                                                      ---------  ---------
Non-U.S.Operations:
  Europe............................................................       94.6       72.1        31.2
  Canada............................................................       51.7       51.7          --
  Other.............................................................       16.0       16.5        (3.0)
                                                                      ---------  ---------
    Total non-U.S...................................................      162.3      140.3        15.7
                                                                      ---------  ---------
Total...............................................................  $   576.1  $   543.2         6.1%
                                                                      ---------  ---------
                                                                      ---------  ---------



    U.S. sales and revenues increased $10.9 million, or 2.7%, in 1995 to a total of $413.8 million. Increased royalty and real estate rental revenues, higher wholesale parts shipments and increased retail sales at U.S. Group-operated stores accounted for the growth.


    European sales and revenues increased $22.5 million, or 31.2%, due to rapid expansion of the Group-operated store network, increased royalties, and increased wholesale product brokerage fees.


    GROSS PROFIT. Gross profit increased $25.0 million, or 8.8%, in 1995 to a total of $307.7 million. The increase was due to a combination of growth in the number of Group-operated stores, increased royalty and real estate rental revenues and increased wholesale parts sales and brokerage fees. The Midas Group's gross profit margin improved 1.4 percentage points in 1995 to 53.4% due to a shift in sales mix to Group-operated store sales, which traditionally provide higher gross profit margins.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $17.5 million, or 8.5%, in 1995 to $222.5 million. Approximately two-thirds of the increase in 1995 was attributable to growth in the number of Group-operated stores and growth in same store sales of the Group-operated store network. The remainder of the growth in expenses was to support higher sales and revenues.

    OPERATING INCOME. Operating income increased $7.3 million, or 9.7%, in 1995 to a total of $82.5 million. Following is a summary of operating income for 1995 and 1994, by business segment (in millions):


                          MIDAS GROUP OPERATING INCOME


                                                                         YEAR ENDED DECEMBER
                                                                         --------------------
                                                                           1995       1994       CHANGE
                                                                         ---------  ---------  -----------
U.S. Operations........................................................
  Franchise activities.................................................  $    84.1  $    75.0        12.1%
  Group-operated stores................................................        0.7        3.1       (77.4)
                                                                         ---------  ---------
    Total U.S..........................................................       84.8       78.1         8.6
                                                                         ---------  ---------
Non-U.S. Operations:
  Europe...............................................................        2.8        2.6         7.7
  Canada...............................................................        1.7        1.7          --
  Other................................................................       (2.6)      (3.3)       21.2
                                                                         ---------  ---------
    Total non-U.S......................................................        1.9        1.0        90.0
                                                                         ---------  ---------
                                                                              86.7       79.1         9.6
Corporate administrative expenses......................................       (4.2)      (3.9)       (7.7)
                                                                         ---------  ---------
Total..................................................................  $    82.5  $    75.2         9.7%
                                                                         ---------  ---------
                                                                         ---------  ---------



    Operating income from U.S. Operations increased $6.7 million, or 8.6%, in 1995 to a total of $84.8 million. Operating income from U.S. franchise activities increased $9.1 million, or 12.1%, to a total of $84.1 million. The increase in U.S. franchise operating income was due to a combination of increased royalty and real estate rental revenues, and increased sales of wholesale parts. U.S. Group-operated store results declined $2.4 million in 1995 as store operating expenses increased at a faster rate than sales.


    European operating income was up 7.7% in 1995 to $2.8 million due to an increase in the number of stores and sales growth from stores opened one year or more. The loss from other non-U.S. Operations declined $0.7 million due to improved results at Australian operations.

LIQUIDITY, FINANCIAL CONDITION AND CAPITAL RESOURCES

    CASH FLOWS FROM OPERATIONS. Midas' cash flows from operations historically have been substantially affected by the allocations from Whitman of expenses to its operating subsidiaries. These charges to Midas were $17.2 million, $19.0 million and $17.5 million during 1996, 1995, and 1994, respectively, and $13.5 million and $13.4 million for the nine months ended September 1997 and 1996, respectively. These charges are not necessarily indicative of the costs that would have been incurred by Midas had it been an independent company during the periods presented, and such charges will be eliminated after the Distribution Date. After the Distribution Date, Midas will be responsible for the expenses of being a public company. In addition, Whitman has charged Midas interest on loans and advances from Whitman. Although Midas management believes it will be able to borrow funds after the Distribution at interest rates equal to or below those paid to Whitman, total interest expense to be incurred by Midas after the Distribution Date is expected to increase substantially due to the additional funds required to pay a cash dividend to Whitman at the Distribution Date. See
Note 5 to Combined Financial Statements of the Midas Group and "Midas Group Pro Forma Combined Financial Information" included elsewhere in this Annex C.


    On a historical basis, Midas generated net cash from operations of $34.5 million, $39.3 million and $47.9 million during 1996, 1995, and 1994, respectively. The decline in cash provided by operations in each of the last two years was principally due to increased levels of operating working capital (receivables and inventories, less payables), which increases were disproportionate to the increases in sales and revenues. In addition, in 1996 there was a decline in the liability for advertising funds collected from and disbursed for U.S. franchisees, due to higher spending levels in 1996 as compared to 1995.

    For the nine-month period ended September 1997, Midas generated net cash from operations of $38.1 million, compared to net cash from continuing operations of $33.0 million for the same period in 1996. Significant changes in cash flows during the nine-month periods included an increase of $19.4 million in receivables in 1996 and a decrease in accounts payable of $19.4 million in 1997. The increase in receivables in 1996 was primarily due to strong sales and revenues and a special wholesale parts sales promotion that included extended payment terms. In 1997, there was no similar sales promotion and sales and revenues were relatively weak. The decline in accounts payable in 1997 was due to the timing of payments to several large vendors.


    CASH FLOWS FROM INVESTING ACTIVITIES. During all periods presented, cash flows for investing activities were comprised of capital investments for property and equipment, offset by proceeds from sales of property and equipment.


    During the years 1994 through 1996, average capital investments were approximately $30.0 million; they are expected to be approximately $33 million in 1997. Midas management anticipates that capital investments in the years 1998 through 2000 will decline to a level of approximately $15 million per year, primarily through reductions in the level of investments in Group-operated stores.


    CASH FLOWS FROM FINANCING ACTIVITIES. The principal use of cash in financing activities has been the payment of cash to Whitman. Net payments to Whitman, including dividends, amounted to $4.0 million in 1996, $9.2 million in 1995, and $24.6 million in 1994. Such net payments declined on a year-to-year basis largely because of the previously described increases in the levels of operating working capital. During the nine months ended September 1997, net payments to Whitman amounted to $13.2 million, as compared to $10.8 million in the nine months ended September 1996. See "Cash Management and Advances" in Note 5 to Combined Financial Statements of the Midas Group included elsewhere in this Annex C.


    AVAILABLE CASH AND CREDIT FACILITY. Midas' cash and cash equivalents totaled $19.3 million as of September 1997 compared to $18.2 million and $11.6 million at December 1996 and 1995, respectively.



    Midas management expects to enter into the Midas Credit Facility, which will be a five-year, unsecured revolving credit facility with a syndicate of commercial banks and financial institutions, prior to the Distribution Date. In addition, Midas management expects its French subsidiary to enter into the Midas Term Loan, which will be a $20 million, five-year term loan. The Midas Credit Facility will enable Midas to borrow funds at variable interest rates on a revolving credit basis up to an aggregate principal amount of $250 million subject to the terms and conditions thereof. Midas management expects to borrow on or before the Distribution Date approximately $20 million under the Midas Term Loan and approximately $205 million under the Midas Credit Facility for the purposes of settling intercompany loans and advances and paying a cash dividend to Whitman. At September 30, 1997 such intercompany loans and advances amounted to approximately $66.2 million. Unused amounts under the Midas Credit Facility will be available for Midas' working capital requirements and general corporate purposes after the Distribution Date. Midas may convert a portion of its initial debt to longer term fixed rate debt, contingent upon acceptable market conditions.


    Midas management believes that cash flows from operations, asset sales and unused amounts available under the Midas Credit Facility will be sufficient to satisfy Midas' future working capital, capital investment and other financing requirements for the foreseeable future.


    NON-U.S. OPERATIONS. The most significant non-U.S. operations are located in Canada and France, with other operations located in, among other countries, Australia, Austria, Belgium, Italy and Spain. Midas is subject to foreign currency risks when translating its non-U.S. entity financial statements into U.S. dollars for financial reporting purposes. In general, a rising U.S. dollar in relation to a foreign currency will have a negative effect on Midas' results of operations, while a falling U.S. dollar will have the opposite effect on Midas' results. In addition to the foreign currency translation risks faced by Midas, other risks associated with non-U.S. operations include the potential for restrictive actions taken by host country governments, the risks relating to non-U.S. economic and political conditions, and the risks relating to limits on the transfer of funds from non-U.S. entities to Midas. Midas does not use foreign currency risk management instruments to manage its exposure to changes in foreign currency exchange rates. However, Midas management plans to periodically reassess whether it would be appropriate to use foreign currency risk management instruments.

FUTURE CHANGE IN ACCOUNTING STANDARD



    In June 1997, the Financial Accounting Standards Board ("FASB") issued its Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement with the same prominence as other financial statements. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. With respect to the Midas Group, the adoption of Statement No. 130 will result in the inclusion, in the statement of comprehensive income, of the periodic adjustments arising from the translation into U.S. dollars of foreign currency financial statements of non-U.S. entities. In accordance with the FASB's Statement No. 52, "Foreign Currency Translation," such translation adjustments are excluded from the combined statements of operations but are included in the combined balance sheets as a component of shareholder equity.

                                   MANAGEMENT

DIRECTORS


    Immediately after the Distribution Date, the individuals named in the following table will serve as members of the Midas Board. The Midas Board will be divided into three classes. Directors in each class will serve until the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law" in the body of the Information Statement.



                                                 YEAR TERM
NAME                                   AGE        EXPIRES                                BACKGROUND
---------------------------------      ---      -----------  ------------------------------------------------------------------
Thomas L. Bindley................          54         1999   Mr. Bindley has served as Executive Vice President and Chief
                                                             Financial Officer of Whitman since 1992. Prior to that, he served in a similar capacity with Square D Company.

Herbert M. Baum..................          61         2000   Mr. Baum is Chairman and Chief Executive Officer of Quaker State
                                                             Corporation, which he joined in 1993. Prior to that he was employed for 15 years by Campbell Soup Company, most recently as
                                                             Executive Vice President and President, Campbell North/South
                                                             America. Mr. Baum is also a director of Quaker State Corporation,
                                                             Dial Corporation, Meredith Corporation and Whitman.

Jarobin Gilbert, Jr..............          52         2000   Mr. Gilbert is President and Chief Executive Officer of DBSS
                                                             Group, Inc., a management planning and international trade advisory firm which he founded in 1992. He previously served for
                                                             12 years in several executive capacities with National
                                                             Broadcasting Company. He is also a director of Atlantic Mutual
                                                             Companies, Whitman and Woolworth Corporation.

Archie R. Dykes..................          66         2001   Dr. Dykes has served as Chairman of Capital City Holdings, Inc., a venture capital organization, since 1988. He was Chairman and
                                                             Chief Executive Officer of the Security Benefit Group of Companies
                                                             from 1980 through 1987. He is a director of Fleming Companies,
                                                             Inc., Bradford Capital Partners, the Employment Corporation and
                                                             Whitman.

Wendel H. Province...............          49         2001   Mr. Province has been named Chairman and Chief Executive Officer of Midas effective January 1, 1998. He joined The Pep Boys--Manny,
                                                             Moe & Jack in 1989 as Senior Vice President of Merchandising,
                                                             eventually becoming Executive Vice President and Chief Operating
                                                             Officer of Pep Boys. Mr. Province's entire career has been in the automotive service industry, having previously served as Senior
                                                             Vice President of Whitlock and Vice President of Autozone.



    Midas has been actively engaged in a search to identify additional qualified candidates to serve as members of the Midas Board. It is expected that the Midas Board will ultimately consist of seven or eight members.


COMMITTEES OF THE BOARD OF DIRECTORS

    Midas will be managed under the direction of its Board of Directors. The Midas Board will meet on a regular basis to review Midas' operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Midas Board. It will also hold special meetings when an important matter requires Midas Board action between scheduled meetings. Members of senior management will be regularly invited to Midas Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

    To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Midas Board is expected to establish various committees, including those described below. The members of the committees of the Midas Board have not been designated. It is not anticipated that any Midas employee serving on the Midas Board will be a member of the Audit Committee or the Management Resources and Compensation Committee.



    The EXECUTIVE COMMITTEE of the Midas Board will be constituted by the Midas Board to act, except as limited by applicable law, in lieu of the Midas Board and between meetings of the Midas Board.



    The AUDIT COMMITTEE will review the audit report of Midas as prepared by its designated certified public accountants, recommend the selection of a certified public accounting firm each year and review audit and any non-audit fees paid to Midas' certified public accountants. The Midas internal audit reports will also be available for review by the Audit Committee. The Committee will report its findings and recommendations to the Midas Board for appropriate action.



    The MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE will be charged with the responsibility of supervising the compensation policies of Midas, administering Midas' employee incentive plans, reviewing officers' salaries, approving significant changes in salaried employee benefits and recommending to the Midas Board such other forms of remuneration as it deems appropriate.



    The FINANCE AND PENSION COMMITTEE will supervise the financial affairs of Midas and receive and review reports of those persons who supervise and manage the Midas pension plans. The Midas Board may delegate to the Finance and Pension Committee and certain officers its authority to approve financing transactions within specified dollar limitations.


    The Midas Board, acting as a committee of the whole, will have the responsibility for considering nominations for prospective board members. The Midas Board will consider nominees recommended by other directors, shareholders and management who present for evaluation by the Midas Board appropriate data with respect to the suggested candidate, provided that nominations by shareholders must be made in accordance with the Midas By-Laws. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law--Certificate of Incorporation and By-Laws" in the body of the Information Statement.

    The Midas Board may also establish other committees.

COMPENSATION OF DIRECTORS


    Directors who are not employees of Midas will receive an annual retainer of $20,000, plus $1,000 for each meeting of the Midas Board and $600 for each Midas Board Committee meeting attended. The Chairman of each Midas Board Committee will be paid an additional $3,000 annual retainer. Non-employee directors may also receive awards pursuant to the Midas Stock Incentive Plan.

EXECUTIVE OFFICERS


    Set forth below is information with respect to those individuals, except for Mr. Moore, who are expected to serve as executive officers of Midas immediately following the Distribution.



NAME, AGE AND POSITION                                             BACKGROUND AND EXPERIENCE
-----------------------------------------  --------------------------------------------------------------------------
Wendel H. Province (49) .................  (See "--Directors")
  Chairman and Chief Executive Officer

John R. Moore (62)* .....................  Mr. Moore has been with Midas since 1965. In the ensuing years, he held
  President and Chief Executive Officer    various positions with Midas, becoming President and Chief Executive
                                           Officer in 1982.

R. Lee Barclay (55) .....................  Mr. Barclay joined Midas in 1980 as Vice President-Controller. He became
  Executive Vice President and Chief       Vice President and Chief Financial Officer in 1982, and has served in his
  Financial Officer                        present position since 1989. He spent eight years as an audit manager for
                                           Price Waterhouse in the 1970's.

Terrence E. Reynolds (58) ...............  Mr. Reynolds joined Midas in 1985 as Vice President-U.S. Operations. He
  Senior Vice President and General        became a Senior Vice President in 1989 and assumed his current position in
  Manager-U.S. Operations Group            1997.

John A. Warzecha (49) ...................  Mr. Warzecha served as Vice President and General Manager of Midas'
  Senior Vice President and General        Group-operated stores from 1989 to 1993, and as Senior Vice President-U.S.
  Manager-Midas U.S.                       Franchise Operations from 1993 to 1997. He first joined Midas in 1973.

Peter J. F. Schalburg (46) ..............  Mr. Schalburg has served as Senior Vice President and General
  Senior Vice President and General        Manager-European operations since August 1997. From 1990 to 1997 he served
  Manager-European Operations              as Vice President and General Manager-Europe. Prior to 1990, he served in various international sales and marketing positions with Valeo and Tenneco
                                           Automotive.

Robert H. Sorensen (51) .................  Mr. Sorensen joined Midas in 1995. From 1990 to 1995, Mr. Sorensen was in
  Vice President, General Counsel and      private practice with the law firm of Kaufman, Chaiken & Sorensen. Prior
  Secretary                                to 1990, he served as chief legal officer with Rollins, Inc. and Burger
                                           King Corporation.

Gerard M. Klaisle (44) ..................  Mr. Klaisle recently became Senior Vice President-Human Resources of
  Senior Vice President-Human Resources    Midas. From 1987 to 1997 he was Midas' Vice President-Human Resources for
                                           U.S. operations. He joined Midas in 1982.

Edwin A. Grell (53) .....................  Mr. Grell has been with Midas since 1979. He has subsequently held various
  Vice President-Controller                audit and accounting positions, including Treasurer and Assistant
                                           Corporate Controller, before becoming Vice President-Controller in
                                           September, 1997.

Christian C. Pappas (38) ................  Mr. Pappas joined Midas in December 1997. From 1995 to 1997, Mr. Pappas
  Vice President-Treasurer                 served as Assistant Treasurer of U.S. Robotics. From 1991 to 1995, he
                                           served in several positions at Sara Lee, his last position being
                                           Director-Domestic Treasury. Prior to 1991, Mr. Pappas served in various financial positions at Premark International, Inc. and Centel Corporation.


------------------------


* Mr. Moore has announced that he will be retiring from Midas at the end of January 1998, after 33 years of service. Midas intends to enter into a one year consulting agreement with Mr. Moore providing for a minimum consulting fee of $300,000.

OWNERSHIP OF MIDAS COMMON STOCK BY MANAGEMENT


    All Midas Common Stock is currently owned by Whitman and no director or executive officer of Midas owns any shares of Midas Common Stock. The following table sets forth the beneficial ownership of Whitman Common Stock on December 16, 1997 by the individuals expected to be directors of Midas, the executive officers named in the Summary Compensation Table below and by all directors and executive officers of Midas as a group. Directors and executive officers of Midas will receive shares of Midas Common Stock in respect of the shares of Whitman Common Stock held by them on the Record Date on the same basis as other Whitman shareholders. Each of the following individuals and members of the group has sole voting and investment power with respect to the shares shown unless otherwise indicated.



                                                                                     AMOUNT AND NATURE OF   PERCENT OF
NAME OR IDENTITY OF GROUP                                                            BENEFICIAL OWNERSHIP      CLASS
-----------------------------------------------------------------------------------  --------------------  -------------
Herbert M. Baum....................................................................            2,125             *
Thomas L. Bindley..................................................................          257,761(a)          *
Archie R. Dykes....................................................................            5,621             *
Jarobin Gilbert, Jr................................................................              925             *
Wendel H. Province.................................................................                0             *
John R. Moore......................................................................          153,212(a)          *
R. Lee Barclay.....................................................................           36,150(a)          *
Terrence E. Reynolds...............................................................           29,468(a)          *
John A. Warzecha...................................................................           58,858(a)          *
Peter J. F. Schalburg..............................................................           24,866(a)          *
All Directors and Executive Officers as a Group (14 persons).......................          628,886(b)          *


------------------------

 * Less than 1%.


(a) Includes shares which the named director or executive officer has the right to acquire within 60 days after December 16, 1997, through exercise of Whitman Common Stock options, as follows: Mr. Bindley, 197,599 shares; Mr. Moore, 68,442 shares; Mr. Barclay, 17,133 shares; Mr. Reynolds, 22,067 shares; Mr. Warzecha, 43,837 shares; and Mr. Schalburg, 11,866 shares.



(b) The number of shares shown as beneficially owned include 411,580 shares which directors and executive officers have the right to acquire within 60 days after December 16, 1997, through the exercise of Whitman Common Stock options, 89,505 shares subject to possible forfeiture under outstanding Whitman restricted stock awards, and 11,942 shares representing the vested beneficial interest of such persons under the Whitman Retirement Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table shows annual and long-term compensation for each of Midas' five most highly compensated executive officers for services in all capacities to Midas and its subsidiaries and affiliates during 1996. Compensation, as reflected in this table and the tables on stock options which follow, is presented on the basis of rules of the SEC and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. References to "restricted stock" and "stock options" relate to awards under Whitman's Stock Incentive Plan.


                                                                               LONG TERM COMPENSATION
                                                                             ---------------------------
                                                                                       AWARDS
                                             ANNUAL COMPENSATION             ---------------------------
                                   ---------------------------------------     WHITMAN
                                                              OTHER ANNUAL    RESTRICTED      WHITMAN
                                                              COMPENSATION   STOCK AWARDS      STOCK            ALL OTHER
NAME AND PRINCIPAL POSITION        SALARY ($)     BONUS ($)       ($)           ($)(B)      OPTIONS (#)    COMPENSATION ($)(A)
---------------------------------  ----------     ---------   ------------   ------------   ------------   -------------------
John R. Moore....................    352,000       100,000      16,182        315,625         53,000              43,976
 President and Chief Executive
 Officer

R. Lee Barclay...................    237,750        41,000       8,193        161,600         32,000              41,806
 Executive Vice President and
 Chief Financial Officer

Terrence E. Reynolds.............    210,000        24,000       8,193        111,100         18,700              26,907
 Senior Vice President and
 General Manager-U.S. Operation
 Group

John A. Warzecha.................    178,875        27,000       8,193        111,100         18,700              23,259
 Senior Vice President and
 General Manager-Midas U.S.

Peter J. F. Schalburg(c).........    199,809       101,000          --        146,450         22,000              16,785
 Senior Vice President and
 General Manager-European
 Operations


------------------------

(a) Except for Mr. Schalburg, the amounts shown for All Other Compensation are amounts accrued under a nonqualified retirement plan (Mr. Moore, $35,832; Mr. Barclay, $19,794; Mr. Reynolds, $17,760; and Mr. Warzecha, $15,903), together with the 1996 values of premiums paid by Midas for an executive split dollar life insurance program established July 1, 1996, to replace benefits formerly provided under a group program (Mr. Moore, $8,144; Mr. Barclay, $22,012; Mr. Reynolds, $9,147; and Mr. Warzecha, $7,356). The amount shown for Mr. Schalburg is the amount contributed by Midas to a private retirement arrangement that supplements the French social security program.

(b) The number of shares of restricted Whitman Common Stock and the market value thereof held by Messrs. Moore, Barclay, Reynolds, Warzecha and Schalburg at December 31, 1996 was as follows: Mr. Moore, 17,134 shares ($391,940); Mr. Barclay, 8,567 shares ($195,970); Mr. Reynolds, 6,068 shares ($138,806); Mr.
    Warzecha, 6,034 shares ($138,028); and Mr. Schalburg, 6,934 shares ($158,615). Such shares vest ratably over a period of three years. Dividend equivalents are paid on restricted stock at the times and in the same amounts as dividends paid to all Whitman shareholders.


(c) In 1996, Mr. Schalburg was indebted to Midas in the amount of $84,915. The loan was secured by a note bearing interest at an annual rate of 7% and a mortgage on his personal residence. Such loan was repaid in full by Mr. Schalburg in March 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth, for each of the executive officers named in the Summary Compensation Table, options granted in respect of Whitman Common Stock during 1996 pursuant to Whitman's Stock Incentive Plan. No stock appreciation rights were granted. Midas employees who do not exercise options to purchase Whitman Common Stock prior to the Distribution Date will, as of the Distribution Date, have such options replaced with options to purchase Midas Common Stock of equivalent value, except that a Midas employee may elect not to surrender an exercisable option to purchase Whitman Common Stock, in which case the number of shares of Whitman Common Stock subject to such option and the purchase price will be adjusted to reflect the Distribution.

                                                                                        POTENTIAL
                                                                                       REALIZABLE
                                                                                        VALUE AT
                                                                                         ASSUMED
                                                                                     ANNUAL RATES OF
                              NUMBER OF                                                STOCK PRICE
                             SECURITIES     % OF TOTAL                                APPRECIATION
                             UNDERLYING      OPTIONS                                       FOR
                               OPTIONS      GRANTED TO     EXERCISE                  OPTION TERM (B)
                               GRANTED     EMPLOYEES IN      PRICE      EXPIRATION   ---------------
NAME                           (#)(A)          1996         ($/SH)         DATE      5% ($)  10% ($)
---------------------------  -----------   ------------   -----------   ----------   ------  -------
John R. Moore..............    53,000             2.20       25.31       5/2/06      843,618 2,137,894

R. Lee Barclay.............    32,000             1.30       25.31       5/2/06      509,354 1,290,804

Terrence E. Reynolds.......    18,700                  .78    25.31      5/2/06      297,654 754,313

John A. Warzecha...........    18,700                  .78    25.31      5/2/06      297,654 754,313

Peter J. F. Schalburg......    22,000                  .91    25.31      5/2/06      350,181 887,428

------------------------

(a) All options were granted at a price equal to 100% of the fair market value of Whitman Common Stock at date of grant, which was May 2, 1996. Options become exercisable as to 1/3 on the first anniversary of the date of grant, 2/3 on the second anniversary, and in full on the third anniversary.

(b) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Whitman Common Stock. The calculations were based on the exercise price per share and the ten-year term of the options.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

    The following table sets forth information with respect to the executive officers named in the Summary Compensation Table regarding the exercise of options to purchase Whitman Common Stock during 1996 and unexercised options held as of December 31, 1996.

                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING
                                                             UNEXERCISED      VALUE OF UNEXERCISED
                                                           OPTIONS HELD AT        IN-THE-MONEY
                                                             DECEMBER 31,          OPTIONS AT
                                SHARES                         1996 (#)        DECEMBER 31, 1996
                             ACQUIRED ON       VALUE        EXERCISABLE /     ($) (A) EXERCISABLE
NAME                         EXERCISE (#)   REALIZED ($)    UNEXERCISABLE       / UNEXERCISABLE
---------------------------  ------------   ------------   ----------------   --------------------
John R. Moore(b)...........       --             --          139,708/70,267   1,382,046/92,329

R. Lee Barclay.............       --             --           33,567/40,333   303,247/43,325

Terrence E. Reynolds.......   52,975        519,593           11,833/24,967   92,203/33,425

John A. Warzecha...........       --             --           33,737/24,833   334,055/32,467

Peter J. F. Schalburg......   21,500        250,375           14,367/28,733   113,811/36,779

------------------------

(a) Based on the closing price of Whitman Common Stock ($22.875) on December 31, 1996, as reported for New York Stock Exchange Composite Transactions.

(b) Includes exercisable tandem stock appreciation rights covering 3,175 shares.

                              STOCK INCENTIVE PLAN


    Midas has adopted, with the approval of Whitman in its capacity as the sole stockholder of Midas, the Midas Stock Incentive Plan (the "Midas Stock Plan"). The Midas Stock Plan will be administered by the Management Resources and Compensation Committee of the Midas Board. Midas intends to seek shareholder approval of the Midas Stock Plan at its 1999 annual meeting of shareholders.



    The Midas Stock Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards and performance awards to employees and non-employee directors (except that non-employee directors may not receive incentive stock options). Midas has reserved for issuance under the Midas Stock Plan 1,000,000 shares of Midas Common Stock plus those shares of Midas Common Stock subject to the substitute awards described in the last sentence of this paragraph. The committee administering the Midas Stock Plan is expected to grant, subject to completion of the Distribution, nonqualified options to purchase Midas Common Stock to Midas' executive officers and certain other persons who will be employees of Midas. Each such option will have an exercise price equal to 100% of the fair market value of Midas Common Stock on the effective date of grant, and will be for a term of ten years. In addition, as described under "Arrangements between Whitman and the Companies Relating to the Distribution--Distribution and Indemnity Agreements" in the body of the Information Statement, employees of Midas who hold options and restricted stock under the Whitman Stock Incentive Plan may receive substitute awards of equivalent value under the Midas Stock Plan, following completion of the Distribution.


                                 PENSION PLANS

    Midas maintains qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by the employee based upon percentage multipliers which are applied to Covered Compensation and Credited Service. The pension plans and related nonqualified plans were amended effective January 1, 1992, to reinstate benefit accruals that were frozen for most employees as of December 31, 1988, when Midas changed its benefit plan structure. The revised benefit formula provides a normal retirement benefit of 1% of Covered Compensation for each year of Credited Service (excluding 1989-1991), up to a maximum of 20 years. The changes also include special minimum benefits based on Credited Service accrued through December 31, 1988, and Covered Compensation at retirement.

    The following table reflects future benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the revised benefit formula mentioned above, at representative periods of Credited Service.

                            PROJECTED ANNUAL PENSION

                                                                                  YEARS OF CREDITED SERVICE(B)
                                                                          --------------------------------------------
COVERED COMPENSATION(A)                                                       5         10         15      20 OR MORE
------------------------------------------------------------------------  ---------  ---------  ---------  -----------
$200,000................................................................  $  10,000  $  20,000  $  30,000   $  40,000
$300,000................................................................     15,000     30,000     45,000      60,000
$400,000................................................................     20,000     40,000     60,000      80,000
$500,000................................................................     25,000     50,000     75,000     100,000

------------------------

(a) Covered Compensation includes salary and bonus, as shown in the Summary Compensation Table, averaged over the five consecutive years in which such compensation is the highest.

(b) As of December 31, 1996, Messrs. Barclay, Reynolds and Warzecha had 16, 8 and 19 years of Credited Service, respectively.

    The benefit for Mr. Moore who had 23 years of Credited Service as of December 31, 1988, will be determined under the minimum benefit formula (28% of Covered Compensation). Such benefits are not subject to deduction for social security or other offset amounts. As of December 31, 1996, Mr. Moore has an accrued annual benefit payable at normal retirement age of approximately $124,000.

    As an employee of Midas Europe and resident of Monaco, Mr. Schalburg does not participate in a Midas pension plan. As reflected in the Summary Compensation Table above, Midas contributes to a private retirement arrangement for Mr. Schalburg that supplements the French social security program.

                              TERMINATION BENEFITS

    Midas has entered into Change in Control Agreements (the "Change in Control Agreements"), with Messrs. Moore, Barclay, Reynolds, Warzecha, Schalburg and certain other officers. The Change in Control Agreements were a result of a determination by the Midas Board that it was important and in the best interests of Midas and its shareholders to ensure that, in the event of a possible change in control of Midas, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. The Change in Control Agreements become effective on the Distribution Date.

    For purposes of the Change in Control Agreements, a "change in control" includes (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Midas' assets, other than a transaction in which the beneficial owners of the Midas Common Stock prior to the transaction own at least two-thirds of the voting securities of the corporation resulting from such transaction, no person owns 25% or more of the voting securities of the corporation resulting from such transaction and the members of the Midas Board constitute at least a majority of the members of the board of directors of the corporation resulting from such transaction, (ii) the consummation of a plan of complete liquidation or dissolution of Midas, (iii) the acquisition by any person or group of 25% or more of Midas' voting securities, or (iv) persons who are directors of Midas on the Distribution Date (or their successors as approved by a majority of the members of the Midas board) cease to constitute a majority of the Midas Board.

    Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to officers under the Change in Control Agreements are (i) a lump sum payment equal to three years' compensation (base salary and incentive compensation), and (ii) continued participation in Midas' employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of Midas, would constitute a "parachute payment" as defined in the Code and subject the officer to the excise tax imposed by Section 4999 of the Code, Midas will pay such tax and any taxes on such payment.

    The Change in Control Agreements are not employment agreements, and do not impair the right of Midas to terminate the employment of the officer with or without cause prior to a change in control, or, absent a potential or pending change in control, the right of the officer to voluntarily terminate his employment.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

    The Midas By-Laws provide that an annual meeting of shareholders will be held each year on a date specified by the Midas Board. Prior to the Record Date, Whitman, which was then and is currently the sole shareholder of Midas, elected the current members of the Midas Board. The first annual meeting of Midas shareholders after the Distribution is expected to be held on May 6, 1999.

    In order to be considered for inclusion in Midas' proxy materials for the 1999 annual shareholders meeting, any proposals by shareholders must be received at Midas' principal executive offices at 225 North Michigan Avenue, Chicago, Illinois 60601, within a reasonable time before solicitation of proxies for such meeting is made. Midas anticipates commencing solicitation of proxies for the 1999 annual shareholders meeting on or about March 15, 1999. In addition, shareholders at the Midas 1999 annual meeting may consider shareholder proposals or nominations brought by a shareholder of record on the record date for the 1999 annual meeting, who is entitled to vote at such annual meeting and who has complied with the Shareholder Notice Procedure established by the Midas By-Laws. A shareholder proposal or nomination intended to be brought before the Midas 1999 annual meeting must be received by the Secretary of Midas on or after February 6, 1999 and on or prior to February 26, 1999. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions, the Rights and Delaware Law--Certificate of Incorporation and By-Laws--Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals" in the body of the Information Statement.

                                  MIDAS GROUP
                   INDEX TO HISTORICAL FINANCIAL INFORMATION


Independent Auditors' Report............................................................       C-35

Combined Statements of Operations for the years ended December 1996, 1995 and 1994 and
  for the nine months ended September 1997 and 1996 (unaudited).........................       C-36

Combined Balance Sheets as of December 1996 and 1995 and as of September 1997
  (unaudited)...........................................................................       C-37

Combined Statements of Cash Flows for the years ended December 1996, 1995 and 1994 and
  for the nine months ended September 1997 and 1996 (unaudited).........................       C-38

Notes to Combined Financial Statements..................................................       C-39

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

  Whitman Corporation:

    We have audited the accompanying combined balance sheets of the Midas Group as of December 1996 and 1995, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 1996. These combined financial statements are the responsibility of the Midas Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Midas Group as of December 1996 and December 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
January 8, 1997

                                  MIDAS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)


                                                                          FOR THE NINE
                                                                          MONTHS ENDED       FOR THE YEARS ENDED DECEMBER
                                                                           SEPTEMBER
                                                                      --------------------  -------------------------------
                                                                        1997       1996       1996       1995       1994
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                          (UNAUDITED)
Sales and revenues..................................................  $   464.0  $   461.0  $   604.2  $   576.1  $   543.2
Cost of goods sold..................................................      214.5      215.1      281.8      268.4      260.5
                                                                      ---------  ---------  ---------  ---------  ---------
  Gross profit......................................................      249.5      245.9      322.4      307.7      282.7
Selling, general, and administrative expenses.......................      189.0      178.4      241.3      222.5      205.0
Amortization expense................................................        2.5        2.3        3.1        2.7        2.5
Disposition of U.S. Group-operated stores...........................       35.5     --         --         --         --
Non-recurring charges...............................................       32.1     --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
  Operating income..................................................       (9.6)      65.2       78.0       82.5       75.2
                                                                      ---------  ---------  ---------  ---------  ---------
Whitman charges.....................................................      (13.5)     (13.4)     (17.2)     (19.0)     (17.5)
Interest expense:
  Whitman...........................................................       (5.5)      (5.7)      (7.3)      (7.2)      (7.1)
  Other.............................................................       (1.7)      (2.3)      (2.7)      (2.1)      (2.1)
                                                                      ---------  ---------  ---------  ---------  ---------
    Total interest expense..........................................       (7.2)      (8.0)     (10.0)      (9.3)      (9.2)
Other income (expense), net.........................................        0.7        0.7        0.8        1.7       (2.0)
                                                                      ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes.................................      (29.6)      44.5       51.6       55.9       46.5
Income tax provisions (benefit).....................................       (4.9)      18.2       21.2       24.2       19.9
                                                                      ---------  ---------  ---------  ---------  ---------
    Net income (loss)...............................................  $   (24.7) $    26.3  $    30.4  $    31.7  $    26.6
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------


            See accompanying notes to combined financial statements.

                                  MIDAS GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)


                                                                                                         DECEMBER
                                                                                                   --------------------
                                                                                                     1996       1995
                                                                                       SEPTEMBER   ---------  ---------
                                                                                      -----------
                                                                                         1997
                                                                                      -----------
                                                                                      (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.........................................................   $    19.3   $    18.2  $    11.6
  Receivables, net..................................................................        74.9        72.0       66.0
  Inventories.......................................................................        86.1        88.8       77.1
  Other current assets..............................................................        20.2        19.5       16.8
                                                                                      -----------  ---------  ---------
    Total current assets............................................................       200.5       198.5      171.5
Property and equipment, net.........................................................       200.6       212.3      208.2
Intangible assets, net..............................................................        29.2        45.9       46.8
Other assets........................................................................        25.8        26.0       24.9
                                                                                      -----------  ---------  ---------
    Total assets....................................................................   $   456.1   $   482.7  $   451.4
                                                                                      -----------  ---------  ---------
                                                                                      -----------  ---------  ---------
LIABILITIES AND EQUITY:
Current liabilities:
  Short-term debt...................................................................   $     1.7   $     3.9  $     1.1
  Accounts payable..................................................................        36.0        55.4       47.7
  Income taxes payable..............................................................         2.2         8.3        6.2
  Accrued expenses..................................................................        61.1        26.3       32.6
                                                                                      -----------  ---------  ---------
    Total current liabilities.......................................................       101.0        93.9       87.6
Loans and advances from Whitman.....................................................        66.2        77.2       70.3
Long-term debt......................................................................         3.3      --         --
Obligations under capital leases....................................................        15.1        13.6       16.2
Deferred income taxes and other liabilities.........................................        28.3        20.9       18.8
                                                                                      -----------  ---------  ---------
    Total liabilities...............................................................       213.9       205.6      192.9
Shareholder equity..................................................................       242.2       277.1      258.5
                                                                                      -----------  ---------  ---------
    Total liabilities and equity....................................................   $   456.1   $   482.7  $   451.4
                                                                                      -----------  ---------  ---------
                                                                                      -----------  ---------  ---------


            See accompanying notes to combined financial statements.

                                  MIDAS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)


                                                                         FOR THE NINE MONTHS
                                                                                                     FOR THE YEARS ENDED
                                                                           ENDED SEPTEMBER                DECEMBER
                                                                         --------------------  -------------------------------
                                                                           1997       1996       1996       1995       1994
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................................  $   (24.7) $    26.3  $    30.4  $    31.7  $    26.6
  Adjustments to reconcile to net cash provided by operating activities:
    Depreciation and amortization......................................       16.7       15.6       20.3       18.1       16.4
    Non-recurring charges..............................................       67.6     --         --         --         --
    Changes in assets and liabilities:
      (Increase) in receivables........................................       (2.9)     (19.4)      (6.1)      (3.9)      (4.0)
      (Increase) decrease in inventories...............................        2.7       (3.9)     (11.8)      (7.2)      (3.5)
      Increase (decrease) in accounts payable..........................      (19.4)       1.0        7.6        3.2        7.3
      Increase (decrease) in accrued expenses..........................       10.5        2.7       (6.3)       5.7        7.5
      (Decrease) in deferred income tax liability......................      (11.2)    --           (0.6)    --           (1.8)
      Net change in other assets and liabilities.......................       (1.2)      10.7        1.0       (8.3)      (0.6)
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities..............................       38.1       33.0       34.5       39.3       47.9
                                                                         ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Capital investments..................................................      (25.6)     (23.4)     (30.7)     (32.0)     (27.8)
  Proceeds from sales of property and equipment........................        3.1        3.8        4.7        3.8        3.8
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities..................................      (22.5)     (19.6)     (26.0)     (28.2)     (24.0)
                                                                         ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Net increase (decrease) in short-term borrowings.....................       (2.2)       3.0        3.2        0.5        0.9
  Payments of obligations under capital leases.........................       (0.9)      (2.6)      (1.0)      (1.8)      (1.0)
  Long-term debt incurred..............................................        3.3     --         --         --         --
  Net increase (decrease) in loans and advances from Whitman...........      (10.8)      (6.4)       6.9        1.1      (20.0)
  Dividends to Whitman.................................................       (2.4)      (4.4)     (10.9)     (10.3)      (4.6)
                                                                         ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities..................................      (13.0)     (10.4)      (1.8)     (10.5)     (24.7)
                                                                         ---------  ---------  ---------  ---------  ---------
Effect of exchange rate changes on cash and cash equivalents...........       (1.5)    --           (0.1)      (0.2)      (0.2)
                                                                         ---------  ---------  ---------  ---------  ---------
Net change in cash and cash equivalents................................        1.1        3.0        6.6        0.4       (1.0)
                                                                         ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents as of beginning of period....................       18.2       11.6       11.6       11.2       12.2
                                                                         ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents as of end of period..........................  $    19.3  $    14.6  $    18.2  $    11.6  $    11.2
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------


            See accompanying notes to combined financial statements.

                                  MIDAS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

    The Midas Group provides retail automotive services through franchised and Group-operated stores in the U.S., Canada, France and other countries. The Midas Group also manufactures exhaust and other products for the automotive aftermarket, which products are distributed to franchisees and others.

  PRINCIPLES OF COMBINATION

    These combined financial statements present the operations of the Midas Group, which is comprised of wholly-owned subsidiaries of Whitman Corporation (Whitman). The Midas Group consists of Midas International Corporation and its wholly-owned subsidiaries and of other Midas companies owned by Whitman but directly managed by Midas International Corporation.

  FISCAL PERIODS

    The 1996, 1995, and 1994 fiscal years ended on December 14, 16, and 17, respectively. Each of the years consisted of 52 weeks. The fiscal six months ended June 21, 1997 consisted of 27 weeks, while the fiscal six months ended June 15, 1996 consisted of 26 weeks. The fiscal year of the Midas Group's operations outside the U.S. and Canada ends in November.

  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    All assets and liabilities of non-U.S. operations are translated into U.S. dollars using exchange rates as of the end of each fiscal period. Income and expense items are translated at average exchange rates prevailing during each fiscal period. The resulting translation adjustments are recorded as a component of shareholder equity. Gains and losses from foreign currency transactions are included in net earnings.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use, and which have an original maturity of three months or less.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Midas Group's financial instruments include cash and cash equivalents, receivables, short-term debt, accounts payable, and long-term debt. The carrying amount and the fair value of the long-term debt differ by an immaterial amount. The carrying amounts of the other assets and liabilities approximate fair values because of the short maturity of these instruments. Because of the intercompany nature of the indebtedness, it is not considered meaningful to present fair value information with respect to the loans and advances from Whitman.

  INVENTORIES

    Inventories are valued at the lower of cost, determined using the first-in, first-out method, or net realizable value.

  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method and includes amortization of assets held under capital leases. When property is sold or retired, the cost and accumulated depreciation are eliminated from the accounts and gains or losses are recorded in other income (expense), net.

                                  MIDAS GROUP

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Expenditures for maintenance and repairs are expensed as incurred. The approximate ranges of annual depreciation rates are 2% to 10% for buildings and improvements and 8% to 20% for machinery and equipment.

  INTANGIBLE ASSETS

    Intangible assets primarily consist of the excess of cost over fair market value of tangible assets of acquired businesses, substantially all of which arose from acquisitions of non-U.S. entities in business combinations accounted for under the purchase method. Such excess amounts (goodwill) are being amortized on straight-line bases over periods of 20 or 40 years. In addition, there are other minor amounts of intangible assets that are being amortized on straight-line bases over periods of 10 to 20 years.

  CARRYING VALUES OF LONG-LIVED ASSETS

    The Midas Group evaluates the carrying values of its long-lived assets to be held and used in the business by reviewing undiscounted cash flows by operating unit. Such evaluations are performed whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the projected undiscounted cash flows over the remaining lives of the related assets does not exceed the carrying values of the assets, the carrying values would be adjusted for the difference between the fair value and the carrying value.

  REVENUE RECOGNITION


    Product sales are recognized as revenues at the time products are shipped, at which time provision is made for estimated product returns. Sales and revenues of Group-operated stores are recognized when customer vehicles are repaired or serviced.


    Revenues derived from initial franchise fees are recognized when the franchised store opens. Direct costs related to securing initial franchise agreements and performing the required services under such agreements are charged to expenses as incurred. Franchise renewal fees are recognized when the renewal period commences. Royalties are recognized in the periods that correspond to the periods when retail sales and revenues are recognized by franchisees. Lease or sublease income is recognized over the life of a lease on a straight-line basis.

    Selected products carry warranties ranging from one year to the lifetime of a vehicle, so long as the retail customer owns the vehicle. Midas estimates and records the net costs related to its warranty program as required, in the period the sales are reported, based on its historical experience.

  ADVERTISING

    Advertising costs are expensed as incurred.

  ACCOUNT CLASSIFICATIONS


    Certain amounts presented in the accompanying combined financial statements are classified in a manner that differs, in minor respects, from the manner in which such amounts have been classified in Whitman's consolidated financial statements.


  USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

                                  MIDAS GROUP

(2) DISPOSITION OF U.S. GROUP-OPERATED STORES (UNAUDITED)



    In the third quarter of 1997, management adopted a plan for the disposition of Group-operated stores located in the United States. Of 135 stores that had been operated by the Midas Group, 119 are expected to be franchised and 16 are expected to be closed. Management expects that the program to franchise or close the stores will be substantially completed within one year. The estimated losses and costs associated with the disposition program are summarized as follows (in millions):



Write-downs of assets to net realizable values (a).....................  $    21.5
Non-recoverable lease costs (b)........................................        7.7
Severance and other costs (c)..........................................        6.3
                                                                         ---------
                                                                              35.5
Income tax benefits....................................................      (11.8)
                                                                         ---------
                                                                         $    23.7
                                                                         ---------
                                                                         ---------


------------------------


(a) The assets of the U.S. Group-operated stores have been written down to net realizable values, which are based on estimated proceeds (net of transaction costs) from sales of tangible and intangible assets of stores to be franchised, and from sales or recoveries of tangible assets of stores to be closed.



(b) Certain U.S. Group-operated stores have occupied leased facilities. Management estimates that $7.7 million of costs under such leases will not be recovered through future operations due to store closings or because subleases in connection with franchising transactions are not expected to result in full recovery of the related lease payments. The related accrual has been classified as a noncurrent liability.



(c) Severance and other costs include $4.7 million of termination benefits for 202 employees, and other costs of $1.6 million. Cash expenditures relating to employee severance costs will be incurred as the stores are closed or sold.

                                  MIDAS GROUP

(3) NON-RECURRING CHARGES (UNAUDITED)



    During the third quarter of 1997, the Midas Group's management approved and commenced the implementation of several initiatives that resulted in non-recurring charges aggregating $32.1 million ($22.5 million after taxes). These initiatives are intended to focus the Midas Group's human and financial resources on the objectives of growing the core franchising business and reducing operating costs. The non-recurring charges are summarized as follows (in millions):



Costs associated with special one-time product return program (a)......  $     7.8
Costs associated with changes in U.S. franchisee advertising programs
 (b)...................................................................        4.4
Asset write-downs to recognize impairments (c).........................       12.5
Severance and other costs (d)..........................................        7.4
                                                                         ---------
                                                                              32.1
Income tax benefits....................................................       (9.6)
                                                                         ---------
                                                                         $    22.5
                                                                         ---------
                                                                         ---------


------------------------


(a) Midas Group policies restrict the level of excess products that may be returned by franchisees. The Midas Group has adopted a one-time program under which franchisees will be permitted to return products in excess of the amounts that would have been permitted under those policies. The $7.8 million non-recurring charge covers the estimated costs associated with returns of products sold to franchisees in prior periods.



(b) Under the terms of its franchising agreements, the Midas Group is obligated to use one-half of the royalty payments received from franchisees for advertising expenditures. Advertising expenditures under the U.S. program have exceeded the amounts received from franchisees. Although it is not obligated to do so under the franchising agreements, the Midas Group has provided a one-time supplement to the program amounting to $4.4 million, which has been recorded as a non-recurring charge. Concurrently, the Midas Group has discontinued financial participation in a cooperative advertising program administered for U.S. franchisees.



(c) Asset write-downs to recognize impairments include: $5.5 million related to Group-owned real estate and improvements, which are leased to franchisees under leases that are not expected to result in full recovery of the investments in such assets; $5.3 million related to impaired goodwill of certain non-U.S. operating units, based on past and projected operating results; and $1.2 million related to computer hardware deemed obsolete due to changes in operating procedures.



(d) Severance and other costs include $4.4 million of termination benefits for 61 employees resulting from staff reductions and $3.0 million of other non-recurring costs. The staff reductions are expected to be completed by early 1998, but no cash expenditures had been made as of the end of the third quarter of 1997.



    The non-recurring charges include non-cash asset write-downs of $12.5 million and it is expected that future cash outflows will be approximately $10.0 million (after consideration of tax benefits), substantially all of which will occur in the fourth quarter of 1997 and the first half of 1998.

                                  MIDAS GROUP

(4) CHANGES IN EQUITY

    The following table presents the changes in equity of the Midas Group for the years ended December 1994, 1995, and 1996 and for the nine months ended September 1997 (in millions):

                                                                                              CUMULATIVE
                                                                              MIDAS GROUP      CURRENCY
                                                                                CAPITAL       TRANSLATION   SHAREHOLDER
                                                                               ACCOUNTS       ADJUSTMENTS     EQUITY
                                                                            ---------------  -------------  -----------
DECEMBER 1993.............................................................     $   212.6       $    (6.6)    $   206.0
Net income................................................................          26.6              --          26.6
Dividends to Whitman......................................................          (4.6)             --          (4.6)
Translation adjustments...................................................            --             3.1           3.1
                                                                                  ------          ------    -----------
DECEMBER 1994.............................................................         234.6            (3.5)        231.1
Net income................................................................          31.7              --          31.7
Capital contribution from Whitman.........................................           3.6              --           3.6
Dividends to Whitman......................................................         (10.3)             --         (10.3)
Translation adjustments...................................................            --             2.4           2.4
                                                                                  ------          ------    -----------
DECEMBER 1995.............................................................         259.6            (1.1)        258.5
Net income................................................................          30.4              --          30.4
Dividends to Whitman......................................................         (10.9)             --         (10.9)
Translation adjustments...................................................            --            (0.9)         (0.9)
                                                                                  ------          ------    -----------
DECEMBER 1996.............................................................         279.1            (2.0)        277.1
Net loss (unaudited)......................................................         (24.7)             --         (24.7)
Capital contribution from Whitman (unaudited).............................           0.2              --           0.2
Dividends to Whitman (unaudited)..........................................          (2.4)             --          (2.4)
Translation adjustments (unaudited).......................................            --            (8.0)         (8.0)
                                                                                  ------          ------    -----------
SEPTEMBER 1997 (unaudited)................................................     $   252.2       $   (10.0)    $   242.2
                                                                                  ------          ------    -----------
                                                                                  ------          ------    -----------

(5) TRANSACTIONS WITH WHITMAN

  CASH MANAGEMENT AND ADVANCES

    Whitman manages the cash not considered necessary for current operating requirements of certain of its subsidiaries, including the U.S. operations of the Midas Group. Cash not needed for current operations is advanced to Whitman at the then-current commercial bank prime lending rate; cash is advanced by Whitman on the same basis. All advances to or from Whitman are included in loans and advances from Whitman in the combined balance sheets. Interest income and expense on such advances are included in interest expense--Whitman in the combined statements of income.

                                  MIDAS GROUP

(5) TRANSACTIONS WITH WHITMAN (CONTINUED)
  LOANS PAYABLE TO WHITMAN

    The following notes and loans are included in loans and advances from Whitman as of December 1996 and 1995 (in millions):

                                                                                    1996       1995
                                                                                  ---------  ---------
Note due through 2002, 10.5%....................................................  $    35.0  $    40.8
Junior subordinated note due 2001, floating prime rate..........................       29.0       29.0
Loan payable due 2013, variable rate based on tax exempt
  bond market rates (average 1996 rate was 3.7%)................................        5.0        5.0
Note, denominated in French francs, due 2001, 6.0%..............................        6.0     --
                                                                                  ---------  ---------
                                                                                  $    75.0  $    74.8
                                                                                  ---------  ---------
                                                                                  ---------  ---------

  DIVIDENDS AND CAPITAL CONTRIBUTIONS

    The Midas Group has paid dividends to Whitman and has received capital contributions from Whitman, as summarized in Note 4.

  WHITMAN CHARGES

    Whitman allocates portions of its corporate office general and administrative expenses and interest expense to its subsidiaries. The Midas Group's share of such costs amounted to $17.2 million in 1996, $19.0 million in 1995, and $17.5 million in 1994. Such charges represent an allocation of Whitman's estimated total expenses, and are charged to Whitman's subsidiaries based on budgeted revenues. Whitman considers this method to be a reasonable basis for allocation.

(6) SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

  RECEIVABLES

    Receivables are stated net of allowance for doubtful accounts of $3.7 million (unaudited) as of September 1997, $3.3 million as of December 1996, and $2.7 million as of December 1995.

  INVENTORIES

    Inventories as of September 1997 and December 1996 and 1995 consisted of the following (in millions):


                                                                                          DECEMBER
                                                                                    --------------------
                                                                                      1996       1995
                                                                  SEPTEMBER 1997    ---------  ---------
                                                                 -----------------
                                                                    (UNAUDITED)
Raw materials and supplies.....................................      $     5.5      $     5.3  $     5.4
Work in process................................................            1.3            1.9        1.5
Finished goods.................................................           79.3           81.6       70.2
                                                                         -----      ---------  ---------
                                                                     $    86.1      $    88.8  $    77.1
                                                                         -----      ---------  ---------
                                                                         -----      ---------  ---------

                                  MIDAS GROUP

(6) SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment as of September 1997 and December 1996 and 1995 consisted of the following (in millions):


                                                                                      DECEMBER
                                                                                --------------------
                                                                                  1996       1995
                                                               SEPTEMBER 1997   ---------  ---------
                                                               ---------------
                                                                 (UNAUDITED)
Land.........................................................     $    52.5     $    51.1  $    51.5
Buildings and improvements...................................         128.4         128.7      129.8
Machinery and equipment......................................         155.6         162.4      146.7
                                                                     ------     ---------  ---------
Total property and equipment.................................         336.5         342.2      328.0
Accumulated depreciation.....................................        (135.9)       (129.9)    (119.8)
                                                                     ------     ---------  ---------
Property and equipment, net..................................     $   200.6     $   212.3  $   208.2
                                                                     ------     ---------  ---------
                                                                     ------     ---------  ---------


  INTANGIBLE ASSETS


    Intangible assets are stated net of accumulated amortization of $22.6 million (unaudited) as of September 1997, $21.8 million as of December 1996, and $18.9 million as of December 1995.


  DEBT

    Short-term debt is comprised of obligations incurred by non-U.S. operating entities. Long-term debt was incurred in connection with a 1997 business acquisition in the U.S.

  ACCRUED EXPENSES

    Accrued expenses as of September 1997 and December 1996 and 1995 consisted of the following (in millions):


                                                                                          DECEMBER
                                                                                    --------------------
                                                                                      1996       1995
                                                                  SEPTEMBER 1997    ---------  ---------
                                                                 -----------------
                                                                    (UNAUDITED)
Salaries and wages.............................................      $     9.1      $     9.3  $     7.7
Taxes other than income taxes..................................            9.5            8.1        8.1
Accrued non-recurring charges..................................           18.1             --         --
Advertising....................................................            7.6             --        8.4
Return programs................................................            4.3            1.1         --
Other expenses and interest....................................           12.5            7.8        8.4
                                                                         -----      ---------  ---------
                                                                     $    61.1      $    26.3  $    32.6
                                                                         -----      ---------  ---------
                                                                         -----      ---------  ---------

                                  MIDAS GROUP

(6) SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION (CONTINUED) SUPPLEMENTAL CASH FLOW INFORMATION

    Net cash provided by operating activities includes cash payments for interest and income taxes as follows (in millions):

                                                                             1996       1995       1994
                                                                           ---------  ---------  ---------
Interest paid--Whitman...................................................  $     7.0  $     7.1  $     7.2
Interest paid--other.....................................................        1.0        1.0        1.0
Income taxes paid........................................................       20.1       23.8       26.8

(7) ADVERTISING

    Under the terms of its franchise agreements, the Midas Group is obligated to use one-half of the royalty payments received from franchisees for advertising expenditures. Amounts received from franchisees are recorded as liabilities until they are disbursed. The Midas Group also administers cooperative advertising programs under which amounts received from franchisees are recorded as liabilities until they are disbursed. Aggregate expenditures under these programs amounted to $81.6 million, $75.9 million, and $66.8 million in 1996, 1995, and 1994, respectively.


    The Midas Group also incurs certain advertising costs that are included in selling, general and administrative expenses, which amounted to $21.4 million, $20.4 million, and $18.4 million in 1996, 1995, and 1994, respectively.


(8) INCOME TAXES

    The Midas Group's U.S. operations have been included in the consolidated U.S. Federal and the unitary State of Illinois income tax returns of Whitman. Income tax provisions have been allocated to the Midas Group as if the Midas Group had filed separate income tax returns. The income tax provisions consisted of (in millions):


                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
Current:
  U.S. Federal....................................................................  $    15.0  $    16.3  $    15.1
  Non-U.S.........................................................................        4.3        5.5        3.5
  U.S. state and local............................................................        2.5        2.4        2.9
                                                                                    ---------  ---------  ---------
    Total current.................................................................       21.8       24.2       21.5
                                                                                    ---------  ---------  ---------
Deferred:
  U.S. Federal....................................................................       (0.9)       0.5       (1.0)
  Non-U.S.........................................................................        0.4       (0.5)      (0.3)
  U.S. state and local............................................................       (0.1)        --       (0.3)
                                                                                    ---------  ---------  ---------
    Total deferred................................................................       (0.6)        --       (1.6)
                                                                                    ---------  ---------  ---------
Income tax provisions.............................................................  $    21.2  $    24.2  $    19.9
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                                  MIDAS GROUP

(8) INCOME TAXES (CONTINUED)
    The items which gave rise to differences between the income tax provisions in the combined statements of income and income taxes computed at the U.S. statutory rate are summarized as follows:


                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
Income tax expense computed at U.S. statutory rate................................       35.0%      35.0%      35.0%
U.S. state and local taxes, net of U.S. Federal income tax benefit................        2.9        2.7        3.4
Higher non-U.S. effective tax rates...............................................        4.5        5.9        5.8
Other items, net..................................................................       (1.3)      (0.3)      (1.4)
                                                                                    ---------  ---------  ---------
Income tax provisions.............................................................       41.1%      43.3%      42.8%
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------


    Pretax income from non-U.S. operations amounted to $8.7 million, $7.1 million, and $1.4 million in 1996, 1995, and 1994, respectively. U.S. income taxes have not been provided on the undistributed income ($35.6 million) of the Midas Group's non-U.S. operations, which currently is not intended to be remitted to the U.S. No deferred tax liability has been recognized with regard to the potential remittance of such undistributed income. It is not practicable to estimate the incremental income tax liability that might be incurred if such income was remitted to the U.S.

    Deferred income taxes are created by "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as reported under income tax regulations. Deferred tax assets and liabilities as of December 1996 and 1995 consisted of (in millions):

                                                                                                       1996       1995
                                                                                                     ---------  ---------
Deferred tax assets attributable to:
  Employment benefit and vacation accruals.........................................................  $     4.9  $     4.0
  Capitalized leases...............................................................................        1.5        1.9
  Other............................................................................................        6.0        5.4
                                                                                                     ---------  ---------
Total deferred tax assets..........................................................................       12.4       11.3
                                                                                                     ---------  ---------
Deferred tax liabilities attributable to:
  Depreciation and amortization....................................................................      (12.2)     (11.2)
  Pension costs....................................................................................       (3.4)      (3.4)
  Other............................................................................................       (1.4)      (1.9)
                                                                                                     ---------  ---------
Total deferred tax liabilities.....................................................................      (17.0)     (16.5)
                                                                                                     ---------  ---------
Net deferred tax liability.........................................................................  $    (4.6) $    (5.2)
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------
Net deferred tax asset (liability) included in:
  Other current assets.............................................................................  $     2.5  $     1.9
  Deferred income taxes and other liabilities......................................................       (7.1)      (7.1)
                                                                                                     ---------  ---------
Net deferred tax liability.........................................................................  $    (4.6) $    (5.2)
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------

    Management believes it is more likely than not that all deferred tax assets will be realized and, accordingly, no valuation allowance is required.

(9) FRANCHISE AGREEMENTS

    The Midas Group's franchise agreements generally cover a 20-year period and provide for renewals. A franchise agreement can be canceled by the Midas Group only in the event a franchisee fails to comply with the provisions of the agreement.

                                  MIDAS GROUP

(9) FRANCHISE AGREEMENTS (CONTINUED)
    Franchise agreements provide for initial and renewal fees and continuing royalty payments based on a percentage of sales.

    Worldwide stores in operation as of year-end consisted of (unaudited):

                                                                            1996       1995       1994
                                                                          ---------  ---------  ---------
Franchised..............................................................      2,297      2,248      2,229
Group-operated..........................................................        380        362        346
                                                                          ---------  ---------  ---------
Total...................................................................      2,677      2,610      2,575
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    U.S. franchisees are required to purchase Midas guaranteed products. Nonguaranteed products, equipment, and supplies are not required to be purchased from the Midas Group. In most cases, franchisees also lease real estate from the Midas Group.

    U.S. revenues from the sale of guaranteed and nonguaranteed products to franchisees amounted to $213.6 million in 1996, $214.0 million in 1995, and $212.1 million in 1994. These product sales represented 50% of the Midas Group's U.S. sales and revenues in 1996, 52% in 1995, and 53% in 1994.

    Rental income derived from real estate leased to U.S. franchisees amounted to $30.8 million in 1996, $30.5 million in 1995, and $29.1 million in 1994. Rental income represented 7% of the Midas Group's U.S. sales and revenues in 1996, 1995, and 1994.

    U.S. franchisees also purchased $3.9 million of store equipment from the Midas Group in 1996, compared to $3.5 million in 1995 and $2.6 million in 1994.

(10) LEASES

    Control of the real estate used by Midas stores is a fundamental strength of the Midas program. The Midas Group employs a number of methods to ensure continued dedication of the real estate to the Midas program. The Midas Group leases real estate that is subleased to franchisees and owns real estate in the U.S. that is leased to franchisees. The Midas Group has also entered into contingent operating lease agreements that are described below. As of December 1996, approximately 75% of the Midas stores in operation worldwide were controlled by the Midas Group using one of these methods.

  LEASED REAL ESTATE

    The Midas Group's gross rent expense, applicable to operating leases, relates to rentals of stores, distribution facilities, corporate administration facilities and other miscellaneous items.

    The Midas Group's gross rent expense, the sublease rental income from franchisees that reduced gross rent expense, and the resulting net rent expense for 1996, 1995 and 1994 are presented below (in millions):

                                                                                   SUBLEASE
                                                                     GROSS RENT     RENTAL      NET RENT
                                                                       EXPENSE      INCOME       EXPENSE
                                                                     -----------  -----------  -----------
1996...............................................................   $    36.5    $    22.6    $    13.9
1995...............................................................        34.0         21.8         12.2
1994...............................................................        33.6         21.3         12.3

                                  MIDAS GROUP

(10) LEASES (CONTINUED)

    Substantially all of the Midas Group's operating leases provide that the Midas Group pay taxes, maintenance, insurance, and certain other operating expenses. The subleases with franchisees contain provisions for the Midas Group to recover such costs.

    As of December 1996, annual minimum rental payments due under capital and operating leases that have initial or remaining noncancelable terms in excess of one year, along with sublease rentals on real estate due under noncancelable subleases were as follows (in millions):

                                                                      CAPITAL     OPERATING    SUBLEASE
                                                                      LEASES       LEASES       RENTALS
                                                                    -----------  -----------  -----------
1997..............................................................   $     2.1    $    33.7    $    18.5
1998..............................................................         2.1         30.8         17.2
1999..............................................................         2.1         27.1         15.0
2000..............................................................         2.0         23.7         12.4
2001..............................................................         2.0         21.0         10.4
Thereafter........................................................        14.3         99.6         43.8
                                                                         -----   -----------  -----------
Total minimum lease payments......................................        24.6    $   235.9    $   117.3
                                                                                 -----------  -----------
                                                                                 -----------  -----------
Less imputed interest.............................................        10.3
                                                                         -----
Present value of minimum lease payments...........................        14.3
Less current portion included in short-term debt..................         0.7
                                                                         -----
Obligations under capital leases--noncurrent......................   $    13.6
                                                                         -----
                                                                         -----

    As of December 1996 and 1995, the net book value of property under capital leases included in the combined balance sheets amounted to $10.9 million and $13.2 million, respectively.

  REAL ESTATE OWNED BY THE MIDAS GROUP AND LEASED TO FRANCHISEES

    The Midas Group owns real estate located in various communities throughout the U.S. that is leased to franchisees under operating lease agreements. Substantially all leases are for initial terms of 20 years and provide for minimum and contingent rentals.

    Real estate leased to franchisees and included in the combined balance sheets consisted of (in millions):

                                                                                  1996       1995
                                                                                ---------  ---------
Land..........................................................................  $    37.6  $    38.3
Buildings and improvements....................................................       70.9       69.7
                                                                                ---------  ---------
Total property and equipment..................................................      108.5      108.0
Accumulated depreciation......................................................      (22.2)     (20.4)
                                                                                ---------  ---------
Property and equipment, net...................................................  $    86.3  $    87.6
                                                                                ---------  ---------
                                                                                ---------  ---------

    Rental income for 1996 and 1995 was $15.6 million, compared to $14.6 million in 1994. Minimum future lease payments to be received are as follows (in millions):

1997..................................................................  $    13.6
1998..................................................................       13.5
1999..................................................................       13.0
2000..................................................................       11.9
2001..................................................................       10.2
Thereafter............................................................       56.6
                                                                        ---------
                                                                        $   118.8
                                                                        ---------
                                                                        ---------

                                  MIDAS GROUP

(10) LEASES (CONTINUED)
  CONTINGENT OPERATING LEASE AGREEMENTS

    The Midas Group has entered into contingent operating lease agreements covering real estate that is leased by U.S. and Canadian franchisees from parties that are directly or indirectly related to the franchisees.

    As of December 1996, approximately 151 stores were covered by these contingent operating lease agreements, under which the Midas Group could be required, under certain limited circumstances, to begin making rental payments with respect to individual store locations. The average annual store rental is $49 thousand with an average remaining term of seven years.

    Management believes that, individually and in the aggregate, any potential difference that might arise under these contingent lease agreements between the rental expense and the rental income from future subleases would not materially affect the combined financial position or results of operations of the Midas Group.

(11) PENSION AND OTHER POST-RETIREMENT PLANS

  DEFINED BENEFIT PENSION PLANS SPONSORED BY THE MIDAS GROUP

    Substantially all U.S. employees are covered under various defined benefit pension plans sponsored and funded by the Midas Group. Plans covering salaried employees provide pension benefits based on years of service, and generally are limited to a maximum of 20% of an employee's average annual compensation during the five years preceding retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Plan assets are invested primarily in common stocks, corporate bonds, and government securities.

    Net periodic pension cost for 1996, 1995, and 1994 included the following components (in millions):

                                                                             1996       1995       1994
                                                                           ---------  ---------  ---------
Service cost--benefits earned during period..............................  $     1.5  $     1.4  $     1.3
Interest cost on projected benefit obligation............................        2.4        2.3        1.9
Actual return on assets..................................................       (5.2)      (6.2)      (0.9)
Net amortization and deferral............................................        1.7        2.9       (2.3)
                                                                           ---------  ---------  ---------
Total net periodic pension cost..........................................  $     0.4  $     0.4  $      --
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    The principal economic assumptions used in the determination of net periodic pension cost included the following:

                                                                             1996        1995        1994
                                                                          ----------  ----------  ----------
Discount rate...........................................................        7.5%        8.5%        7.0%
Expected long-term rate of return on assets.............................        9.5%        9.5%       10.0%
Rate of increase in compensation levels.................................        5.0%        6.0%        4.5%

                                  MIDAS GROUP

(11) PENSION AND OTHER POST-RETIREMENT PLANS (CONTINUED)
    Pension costs are funded in amounts not less than minimum levels required by regulation. The following table reconciles the pension plans' funded status to the amounts recognized in other noncurrent assets (liabilities) in the Midas Group's combined balance sheets as of December 1996 and 1995 (in millions):

                                                       1996                            1995
                                          ------------------------------  ------------------------------
                                          ASSETS EXCEED    ACCUMULATED    ASSETS EXCEED    ACCUMULATED
                                           ACCUMULATED   BENEFITS EXCEED   ACCUMULATED   BENEFITS EXCEED
                                            BENEFITS         ASSETS         BENEFITS         ASSETS
                                          -------------  ---------------  -------------  ---------------
Actuarial present value of benefit
  obligation (measured as of September
  30):
  Vested benefit obligation.............    $   (25.8)      $    (0.4)      $   (23.5)      $      --
                                               ------           -----          ------           -----
  Accumulated benefit obligation........        (27.4)           (0.9)          (25.2)           (0.3)
                                               ------           -----          ------           -----
  Projected benefit obligation..........        (32.0)           (1.8)          (29.9)           (0.7)
Plan assets at fair market value
  (measured as of September 30).........         45.9              --            41.5              --
                                               ------           -----          ------           -----
Plan assets in excess of (less than)
  projected benefit obligation..........         13.9            (1.8)           11.6            (0.7)
Unrecognized net asset at transition....         (1.7)             --            (2.0)             --
Unrecognized prior service costs........          2.9             0.7             3.6             0.4
Unrecognized net gain...................         (6.0)             --            (4.3)           (0.4)
                                               ------           -----          ------           -----
Prepaid (accrued) pension cost
  recognized in balance sheets..........    $     9.1       $    (1.1)      $     8.9       $    (0.7)
                                               ------           -----          ------           -----
                                               ------           -----          ------           -----

    The principal economic assumptions used in determining the above benefit obligations were discount rates of 7.5% in both 1996 and 1995 and rates of increase in future compensation levels of 5.0% in both 1996 and 1995.

  DEFINED CONTRIBUTION PLANS SPONSORED BY MIDAS GROUP

    Substantially all U.S. salaried employees, certain U.S. hourly employees, and certain Australian and Canadian employees participate in voluntary, contributory defined contribution plans to which the Midas Group makes full or partial matching contributions. The Midas Group's matching contributions to these plans amounted to $1.9 million, $2.3 million, and $1.5 million in 1996, 1995, and 1994, respectively. The Midas Group's cost for the associated nonqualified plan was $0.3 million per year for 1996, 1995, and 1994.

  MULTI-EMPLOYER PENSION PLANS


    The Midas Group participates in a number of multi-employer pension plans which provide benefits to certain unionized employee groups. Amounts contributed to these plans totaled $0.3 million per year for 1996, 1995, and 1994.


  POST-RETIREMENT MEDICAL AND LIFE INSURANCE

    The Midas Group provides substantially all former U.S. salaried employees who retired prior to July 1989 and selected other employees in the U.S. and Canada with certain life and health care benefits. Accrued post-retirement benefit costs recorded in the Midas Group's combined balance sheets were $6.9 million and $7.1 million as of December 1996 and 1995, respectively. The costs associated with the programs were immaterial in each of the years 1994 through 1996.

                                  MIDAS GROUP

(12) CONTINGENCIES

    The Midas Group has certain contingent liabilities arising from various pending claims and litigation related to a number of matters. While the amount of liability that may result from these matters cannot be determined, in the opinion of the Midas Group counsel, the ultimate liability will not materially affect the combined financial position or results of operations of the Midas Group.
(13) BUSINESS SEGMENT INFORMATION


    The Midas Group's most significant operations are in three geographic regions: the U.S., Europe and Canada. The U.S. business segments are franchising activities and the operation of Group-operated retail stores. The non-U.S. operations are integrated operations that are managed geographically. Sales between business segments and geographic areas were not significant. Foreign currency gains and losses were not significant. Sales to any single customer were less than five percent of sales and revenues in each of the years presented.

    The following tables present financial information for each of the Midas Group's business segments as of and for the years ended December 1996, 1995 and 1994 (in millions):


                                                                   SALES AND REVENUES                OPERATING INCOME
                                                             -------------------------------  -------------------------------
                                                               1996       1995       1994       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------  ---------
U.S. Operations:
  Franchise activities.....................................  $   341.9  $   337.6  $   328.2  $    77.3  $    84.1  $    75.0
  Group-operated stores....................................       81.4       76.2       74.7       (0.8)       0.7        3.1
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total U.S..................................................      423.3      413.8      402.9       76.5       84.8       78.1
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Non-U.S. Operations:
  Europe...................................................      113.2       94.6       72.1        4.7        2.8        2.6
  Canada...................................................       55.0       51.7       51.7        2.7        1.7        1.7
  Other....................................................       12.7       16.0       16.5       (1.1)      (2.6)      (3.3)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total non-U.S..............................................      180.9      162.3      140.3        6.3        1.9        1.0
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total before corporate and other expenses..................  $   604.2  $   576.1  $   543.2       82.8       86.7       79.1
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------
Midas Group corporate administrative expenses..............                                        (4.8)      (4.2)      (3.9)
                                                                                              ---------  ---------  ---------
Total operating income.....................................                                        78.0       82.5       75.2
Whitman charges............................................                                       (17.2)     (19.0)     (17.5)
Interest expense...........................................                                       (10.0)      (9.3)      (9.2)
Other income (expense), net................................                                         0.8        1.7       (2.0)
                                                                                              ---------  ---------  ---------
Income before income taxes.................................                                   $    51.6  $    55.9  $    46.5
                                                                                              ---------  ---------  ---------
                                                                                              ---------  ---------  ---------

                                  MIDAS GROUP

(13) BUSINESS SEGMENT INFORMATION (CONTINUED)

                                                                                 DEPRECIATION
                                             IDENTIFIABLE ASSETS               AND AMORTIZATION          CAPITAL INVESTMENTS
                                       -------------------------------  -------------------------------  --------------------
                                         1996       1995       1994       1996       1995       1994       1996       1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
U.S. Operations:.....................
  Franchise activities...............  $   250.9  $   239.7  $   231.7  $     7.9  $     7.4  $     6.9  $    10.1  $    10.3
  Group-operated stores..............       84.7       83.7       70.5        5.7        5.1        4.7        8.4       11.8
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total U.S............................      335.6      323.4      302.2       13.6       12.5       11.6       18.5       22.1
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Non-U.S. Operations:
  Europe.............................      102.5       81.0       69.0        4.9        3.6        2.5       10.2       10.6
  Canada.............................       35.1       38.4       37.1        1.2        1.3        1.4        1.5        1.2
  Other..............................        9.5        8.6       10.1        0.6        0.7        0.9        0.5        0.4
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total non-U.S........................      147.1      128.0      116.2        6.7        5.6        4.8       12.2       12.2
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total................................  $   482.7  $   451.4  $   418.4  $    20.3  $    18.1  $    16.4  $    30.7  $    34.3
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                         1994
                                       ---------
U.S. Operations:.....................
  Franchise activities...............  $    10.4
  Group-operated stores..............        6.9
                                       ---------
Total U.S............................       17.3
                                       ---------
Non-U.S. Operations:
  Europe.............................        8.2
  Canada.............................        1.6
  Other..............................        1.6
                                       ---------
Total non-U.S........................       11.4
                                       ---------
Total................................  $    28.7
                                       ---------
                                       ---------


    Information regarding the Midas Group's sales and revenues and its operating income, by business segment, for the nine-month periods ended September 1997 and 1996 is as follows (unaudited and in millions):


                                                                                                          OPERATING INCOME
                                                                                   SALES AND REVENUES
                                                                                  --------------------  --------------------
                                                                                    1997       1996       1997       1996
                                                                                  ---------  ---------  ---------  ---------
U.S. Operations:
  Franchise activities..........................................................  $   254.9  $   262.7  $    30.5  $    63.6
  Group-operated stores.........................................................       70.4       61.3      (35.3)        .3
                                                                                  ---------  ---------  ---------  ---------
Total U.S.......................................................................      325.3      324.0       (4.8)      63.9
                                                                                  ---------  ---------  ---------  ---------
Non-U.S. Operations:
  Europe........................................................................       86.3       85.7       (0.8)       4.4
  Canada........................................................................       44.6       41.7        2.7        2.6
  Other.........................................................................        7.8        9.6       (2.1)      (0.9)
                                                                                  ---------  ---------  ---------  ---------
Total non-U.S...................................................................      138.7      137.0       (0.2)       6.1
                                                                                  ---------  ---------  ---------  ---------
Total before corporate and other expenses.......................................  $   464.0  $   461.0       (5.0)      70.0
                                                                                  ---------  ---------  ---------  ---------
                                                                                  ---------  ---------
Midas Group corporate administrative expenses...................................                             (4.6)      (4.8)
                                                                                                        ---------  ---------
Total operating income..........................................................                             (9.6)      65.2
Whitman charges.................................................................                            (13.5)     (13.4)
Interest expense................................................................                             (7.2)      (8.0)
Other income, net...............................................................                              0.7        0.7
                                                                                                        ---------  ---------
Income (loss) before income taxes...............................................                        $   (29.6) $    44.5
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------



    The operating income by business segment for the nine month period ended September 1997 includes the disposition costs for the U.S. Group-operated stores of $35.5 million ($23.7 million after taxes) and the non-recurring charges of $32.2 million ($22.5 million after taxes) as described respectively in Notes 2 and 3. These charges were recorded in the following segments: U.S. franchise activities--$25.4 million, U.S. Group-operated stores--$35.5 million, Europe--$5.3 million, and other non-U.S. Operations--$1.4 million.

                                  MIDAS GROUP

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents Midas Group's sales and revenues, gross profit, and net income on a quarterly basis (in millions):


                                                                        FIRST     SECOND      THIRD     FOURTH      FULL
                                                                       QUARTER    QUARTER    QUARTER    QUARTER     YEAR
                                                                      ---------  ---------  ---------  ---------  ---------
1997
Sales and revenues..................................................  $   142.0  $   160.3  $   161.7  $      --  $      --
Gross profit........................................................       75.4       86.3       87.8         --         --
Net income..........................................................        3.1        8.6      (36.4)        --         --

1996
Sales and revenues..................................................  $   130.6  $   161.7  $   168.7  $   143.2  $   604.2
Gross profit........................................................       69.9       86.1       89.9       76.5      322.4
Net income..........................................................        2.6       11.3       12.4        4.1       30.4

1995
Sales and revenues..................................................  $   127.0  $   153.9  $   160.9  $   134.3  $   576.1
Gross profit........................................................       67.1       82.0       87.2       71.4      307.7
Net income..........................................................        2.4       11.4       13.4        4.5       31.7


    The first quarter of 1997 consisted of fourteen weeks, while all other quarters consisted of thirteen weeks.

(15) FUTURE CHANGE IN ACCOUNTING STANDARD

    In June 1997, the Financial Accounting Standards Board ("FASB") issued its Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement with the same prominence as other financial statements. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. With respect to the Midas Group, the adoption of Statement No. 130 will result in the inclusion, in the statement of comprehensive income, of the periodic adjustments arising from the translation into U.S. dollars of foreign currency financial statements of non-U.S. entities. In accordance with the FASB's Statement No. 52, "Foreign Currency Translation," such translation adjustments are excluded from the combined statements of operations but are included in the combined balance sheets as a component of shareholder equity.